   AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON NOVEMBER 15, 1999.
                                                      REGISTRATION NO. 333-86919
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------


                                AMENDMENT NO. 7

                                       TO

                                    FORM S-1
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                            ------------------------

                              QUINTUS CORPORATION
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

               DELAWARE                                 7372                                77-0021612
   (STATE OR OTHER JURISDICTION OF          (PRIMARY STANDARD INDUSTRIAL                 (I.R.S. EMPLOYER
    INCORPORATION OR ORGANIZATION)          CLASSIFICATION CODE NUMBER)               IDENTIFICATION NUMBER)

                           47212 MISSION FALLS COURT
                           FREMONT, CALIFORNIA 94539
                                 (510) 624-2800
  (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE, OF
                   REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)

                                ALAN K. ANDERSON
                      CHAIRMAN AND CHIEF EXECUTIVE OFFICER
                              QUINTUS CORPORATION
                           47212 MISSION FALLS COURT
                           FREMONT, CALIFORNIA 94539
                                 (510) 624-2800
 (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE,
                             OF AGENT FOR SERVICE)

                                   COPIES TO:

                    SCOTT C. DETTMER                                        DOUGLAS H. COLLOM
                     DAVID T. YOUNG                                         ROBERT F. KORNEGAY
                   DOUGLAS T. SHEEHY                                      PRIYA CHERIAN HUSKINS
                     KEVIN A. LUCAS                                           SCOTT GIESLER
                GUNDERSON DETTMER STOUGH                             WILSON SONSINI GOODRICH & ROSATI
          VILLENEUVE FRANKLIN & HACHIGIAN, LLP                           PROFESSIONAL CORPORATION
                 155 CONSTITUTION DRIVE                                     650 PAGE MILL ROAD
              MENLO PARK, CALIFORNIA 94025                             PALO ALTO, CALIFORNIA 94304
                     (650) 321-2400                                           (650) 493-9300

        APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
As soon as practicable after the effective date of this Registration Statement.

    If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, as amended, check the following box. [ ]

    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ] _____________

    If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ] _____________

    If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ] _____________

    If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT THAT SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933, AS AMENDED, OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SUCH SECTION 8(a), MAY DETERMINE.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

       WE WILL AMEND AND COMPLETE THE INFORMATION IN THIS PROSPECTUS. ALTHOUGH WE ARE PERMITTED BY US FEDERAL SECURITIES LAW TO OFFER THESE SECURITIES USING THIS PROSPECTUS, WE MAY NOT SELL THEM OR ACCEPT YOUR OFFER TO BUY THEM UNTIL THE DOCUMENTATION FILED WITH THE SEC RELATING TO THESE SECURITIES HAS BEEN DECLARED EFFECTIVE BY THE SEC. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES OR OUR SOLICITATION OF YOUR OFFER TO BUY THESE SECURITIES IN ANY JURISDICTION WHERE THAT WOULD NOT BE PERMITTED OR LEGAL.

                   SUBJECT TO COMPLETION -- NOVEMBER 15, 1999

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

PROSPECTUS
            , 1999

                                      LOGO

                        4,000,000 SHARES OF COMMON STOCK
--------------------------------------------------------------------------------

QUINTUS CORPORATION:

- We provide a comprehensive software solution to manage customer interactions and deliver consistent customer service across multiple communication channels, including the Internet, email and the telephone.

- Quintus Corporation
  47212 Mission Falls Court
  Fremont, California 94539
  (510) 624-2800

PROPOSED SYMBOL AND MARKET:

- QNTS/Nasdaq National Market
THE OFFERING:

- We are offering 4,000,000 shares of our common stock.

- The underwriters have an option to purchase up to 600,000 additional shares from Quintus to cover over-allotments.
- This is the initial public offering of our common stock. We anticipate that the initial public offering price will be between $15.00 and $17.00 per share.

- We plan to use the proceeds from this offering for working capital and other general purposes, and for the required payment of approximately $18.2 million to holders of some series of our preferred stock.

- Closing:              , 1999.

------------------------------------------------------------------------------
                                                  Per Share           Total
------------------------------------------------------------------------------
Public offering price:                              $              $
Underwriting fees:
Proceeds to Quintus:
------------------------------------------------------------------------------

     THIS INVESTMENT INVOLVES RISK. SEE "RISK FACTORS" BEGINNING ON PAGE 7.
--------------------------------------------------------------------------------

Neither the SEC nor any state securities commission has determined whether this prospectus is truthful or complete. Nor have they made, nor will they make, any determination as to whether anyone should buy these securities. Any representation to the contrary is a criminal offense.
--------------------------------------------------------------------------------

DONALDSON, LUFKIN & JENRETTE

               DAIN RAUSCHER WESSELS
                A DIVISION OF DAIN RAUSCHER INCORPORATED

                                                                        SG COWEN
                                                                  DLJDIRECT INC.

     You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with information different from that contained in this prospectus. We are offering to sell, and seeking offers to buy, shares of common stock only in jurisdictions where offers and sales are permitted. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of the prospectus or any sale of the common stock.

                               TABLE OF CONTENTS

                                      Page
Prospectus Summary..................     3
Risk Factors........................     7
Special Note Regarding Forward-
  Looking Statements................    17
Use of Proceeds.....................    17
Dividend Policy.....................    17
Corporate Information...............    18
Capitalization......................    19
Dilution............................    20
Selected Consolidated Financial
  Data..............................    21
Management's Discussion and Analysis
  of Financial Condition and Results
  of Operations.....................    23

                                      Page
Business............................    37
Management..........................    52
Certain Transactions................    64
Principal Stockholders..............    67
Description of Capital Stock........    70
Shares Eligible for Future Sale.....    73
Underwriting........................    75
Legal Matters.......................    78
Experts.............................    78
Change in Accountants...............    78
Additional Information..............    79
Index to Consolidated Financial
  Statements........................   F-1

                               PROSPECTUS SUMMARY

     You should read the following summary together with the more detailed information regarding Quintus and the common stock being sold in this offering and the consolidated financial statements and related notes included in this prospectus.

                              QUINTUS CORPORATION

     We provide a comprehensive e-Customer Relationship Management or eCRM solution to manage customer interactions, such as customer orders, inquiries and service requests, and deliver consistent customer service across multiple communication channels, including the Internet, email and the telephone. Our Quintus eContact software suite includes applications that address the needs of customer service representatives and agents in sales and service, consumer relations, technical support and human resources centers and a routing engine to manage customer interactions. These applications and our routing engine can be sold separately or in a group. eContact enables companies to handle high volumes of customer interactions and leverage opportunities to sell additional products and services to their customers.

     Customer service is increasingly critical to attracting and retaining customers. Many companies are re-orienting their businesses to be more responsive to customer needs and are focusing on customer satisfaction to differentiate themselves from their competitors. In addition, the emergence of the Internet as a medium for communication and commerce has increased competition for customers and reduced the importance of traditional competitive advantages such as price, location, availability and access. International Data Corporation estimates that the number of customers buying goods and services over the Internet worldwide will grow from approximately 30.8 million in 1998 to
182.6 million in 2003 and that the value of these purchases will increase from $50.4 billion to $1.3 trillion over the same period.

     The Internet enables customers and companies to interact in more ways than ever before. In addition to traditional, telephone-based communications, customers and companies can now interact through email, Web chat and Web self-service. The Gartner Group estimates that approximately 25% of all customer interactions will take place over the Internet via email or Web communications by 2001. As a result of the growing number of communication channels, companies are struggling to handle the volume and variety of customer interactions. Customers increasingly expect to be able to interact with companies through whichever channel best suits their needs and are likely to use a combination of communication channels. For example, a customer may request product literature via email, review marketing materials or fill in an application on the Web, call to receive more detailed information or assistance, send a signed form by fax, and check the status of an order online. We believe a significant market opportunity exists for integrated solutions that enable companies to manage their customer relationships across a broad range of communication channels, including the Internet, email and the telephone. This market is referred to as the e-Customer Relationship Management or eCRM market.

     The Quintus eContact software suite allows companies to personalize, route and manage customer interactions. Our eContact suite enables consistent customer service through the use of common rules for prioritizing, handling and responding to customer interactions, shared customer profile information, uniform strategies for selling additional products and services to customers, and consolidated management and reporting functions that allow companies to capture and analyze customer information.

     The Quintus eContact suite includes:

     - the eContact engine, the foundation of our eContact suite, that routes, tracks and manages customer interactions, consolidates relevant customer information into a common data information source, and provides reporting capabilities that allow companies to analyze customer information;

     - channel applications that enable companies to manage customer interactions across multiple communication channels, including the Internet, email and the telephone; and

     - business applications that address the needs of customer service representatives and agents in sales and service, consumer relations, technical support and human resources centers and are integrated with our eContact engine.

     We only recently introduced and sold the email management and Internet-based customer service components of our eContact suite. As a result no customer has completed the implementation of these new components.

     In addition, we provide professional services, customer service management, technical support and educational services to facilitate successful customer implementations.

     Our objective is to be the leading provider of eCRM software solutions. Key elements of our strategy include maintaining and extending our technology leadership, broadening our direct and indirect distribution channels, targeting Global 1000 and leading Internet-based companies, and developing and expanding strategic relationships.

     We sell our products through a direct sales force in North America and indirectly through resellers and distribution partners worldwide. We have over 250 customers across many industries including financial services, telecommunications and consumer products. Our customers include Anheuser-Busch, Citigroup, First Union Bank, Lucent Technologies, Procter & Gamble, Sun Microsystems, Ticketmaster and United Airlines.

                             ACQUISITION OF ACUITY

     On November 10, 1999, we acquired Acuity Corp., a provider of software products to manage Internet-based customer interactions. We are currently integrating Acuity's WebCenter and WebACD products into our Quintus eContact suite in order to provide a more comprehensive eCRM solution. The acquisition was structured as a merger in which Acuity has become our wholly-owned subsidiary and the stockholders of Acuity have become our stockholders. The total number of our shares issued plus the number of shares issuable upon exercise of options and warrants we assumed in connection with the acquisition equaled 5,817,514 shares or 18% of our fully-diluted capitalization immediately following the acquisition.

                                  THE OFFERING

Common stock offered............   4,000,000 shares

Common stock to be outstanding
after the offering..............   31,639,527 shares

Use of proceeds.................   For working capital and other general
                                   corporate purposes, and for the required cash distribution upon the completion of this offering of approximately $18.2 million to holders of some series of our preferred stock.

Nasdaq National Market symbol...   QNTS

     Generally, unless otherwise indicated, all information in this prospectus:

     - gives effect to the conversion of all outstanding shares of preferred stock into shares of common stock effective upon the closing of this offering; and

     - assumes no exercise of the underwriters' over-allotment option to purchase up to 600,000 additional shares.

     The number of shares of our common stock to be outstanding after the offering includes:

     - 22,244,595 shares of our common stock outstanding as of September 30, 1999;

     - 5,066,283 shares issued in connection with our acquisition of Acuity; and

     - 328,649 shares issuable upon the assumed exercise of outstanding warrants prior to the closing of this offering.

     The number of shares of our common stock to be outstanding after the offering does not include:

     - 3,137,083 shares issuable upon exercise of options outstanding as of September 30, 1999 and 422,867 shares issuable upon exercise of options assumed in connection with our acquisition of Acuity;

     - 718,996 shares issuable upon exercise of warrants outstanding as of September 30, 1999 and 328,364 shares issuable upon exercise of warrants assumed in connection with our acquisition of Acuity; and

     - 2,981,995 shares reserved for future issuance under our stock plans as of September 30, 1999.

                      SUMMARY CONSOLIDATED FINANCIAL DATA
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                         SIX MONTHS ENDED
                                             YEAR ENDED MARCH 31,          SEPTEMBER 30,
                                         -----------------------------   -----------------
                                          1997       1998       1999      1998      1999
STATEMENT OF OPERATIONS DATA:
Revenues...............................  $13,614   $ 21,890   $ 30,307   $15,860   $22,090
  Gross profit.........................    8,443     13,600     21,130    11,416    16,348
  Net loss from continuing
     operations........................   (3,526)   (10,146)   (10,586)   (4,366)   (1,683)
  Net loss.............................   (3,526)   (11,249)   (11,466)   (5,015)   (1,683)
  Basic and diluted net loss per common
     share from continuing
     operations........................                       $  (3.73)            $ (0.49)
                                                              ========             =======
  Shares used in computation, basic and
     diluted...........................                          2,835               3,435

     The pro forma as adjusted column of the table below gives effect to the:

     - issuance of 5,066,283 shares and the assumption of approximately $1.8 million in debt in connection with our acquisition of Acuity;

     - issuance of 328,649 shares upon the assumed exercise of outstanding warrants prior to the closing of this offering;

     - required payment of approximately $18.2 million to holders of some series of our preferred stock upon conversion of our preferred stock into our common stock;

     - sale in this offering of 4,000,000 shares of common stock at an assumed initial public offering price of $16.00 per share; and

     - conversion of all outstanding shares of our preferred stock into shares of our common stock upon the closing of this offering.

                                                              AS OF SEPTEMBER 30, 1999
                                                              -------------------------
                                                                             PRO FORMA
                                                                                AS
                                                                ACTUAL       ADJUSTED
BALANCE SHEET DATA:
Cash........................................................   $  7,713       $ 50,637
  Working capital...........................................      2,918         42,563
  Total assets..............................................     27,973        116,750
  Long-term obligations, less current portion...............      1,331          1,835
  Liability related to redeemable convertible preferred
     stock..................................................     17,811             --
  Total stockholders' equity (deficiency)...................     (9,268)        92,384

                                  RISK FACTORS

     An investment in our common stock involves a high degree of risk. You should carefully consider the following risks and the other information in this prospectus before investing in our common stock. Our business and results of operations could be seriously harmed by any of the following risks. The trading price of our common stock could decline due to any of these risks, and you may lose all or part of your investment.

BECAUSE WE MAY NOT ACHIEVE PROFITABILITY, THE TRADING PRICE OF OUR COMMON STOCK COULD DECLINE AND YOU COULD LOSE ALL OR PART OF YOUR INVESTMENT.

     We have not had a profitable quarter and we cannot assure you that we will become profitable. We expect to increase our sales and marketing, research and development, and other expenses as we attempt to grow our business. As a result, we will need to generate significant revenues to become profitable, which we may be unable to do. If we fail to become profitable, the trading price of our common stock could decline significantly. We have funded our operations through the sale of equity securities, borrowings and the sale of our products and services. We incurred net losses from continuing operations of $3.5 million, $10.1 million, $10.6 million and $1.7 million in fiscal 1997, 1998 and 1999 and for the six months ended September 30, 1999. As of September 30, 1999 we had an accumulated deficit of $36.3 million. In addition, in November 1999, we acquired Acuity which had incurred net losses of $6.6 million, $7.7 million and $4.6 million in the years ended December 31, 1997 and 1998 and for the nine months ended September 30, 1999. Acuity had an accumulated deficit of $25.3 million as of September 30, 1999. Upon the closing of our acquisition of Acuity, we recorded approximately $43.7 million of intangible assets, which will be amortized on a quarterly basis over periods of four to five years. In connection with the acquisition of Acuity, we expect to recognize a charge for in-process technologies of approximately $3.0 million in the quarter ending December 31, 1999.

BECAUSE WE RECENTLY EXPANDED THE SCOPE OF OUR PRODUCT OFFERING, IT MAY BE DIFFICULT FOR YOU TO EVALUATE OUR BUSINESS PROSPECTS.

     In February 1999, we expanded the scope of our product offering with components for managing email and Internet-based customer interactions and introduced the Quintus eContact suite. As a result, while we sold many of the components that are included in our eContact suite prior to 1999, we have only recently sold the components for managing email and Internet-based customer interactions. We sold our first email management and Internet-based customer service components in the quarter ended September 30, 1999 and, as a result, no customer has completed the implementation of these components. We cannot assure you that our eContact suite will achieve market acceptance. In addition, we are still integrating Acuity's WebCenter and WebACD products into our eContact suite. We may encounter technical difficulties, delays and unforeseen expenses as we continue our product integration and development efforts.

IF OUR INITIAL IMPLEMENTATIONS OF THE QUINTUS ECONTACT SUITE SUFFER PROBLEMS OR DELAYS, OUR REPUTATION AND FUTURE OPERATING RESULTS MAY BE HARMED.

     We are just beginning to deploy our eContact suite. The initial implementations of our eContact suite may encounter problems or delays. Although we have successfully deployed some of the components of our eContact suite, we have not deployed eContact with integrated computer telephony, email, Web chat and Web self-service capabilities. To successfully implement our eContact suite, we must complete the integration of its components and will likely have to integrate eContact with a wide variety of complex systems currently used by our customers. If these implementations meet with significant technological obstacles, we may be forced to spend additional resources, harming our operating results. If the ease and speed of these implementations do not meet the expectations of our customers, our reputation and ability to sell our eContact suite will be harmed.

BECAUSE OUR QUARTERLY REVENUES AND OPERATING RESULTS MAY FLUCTUATE SIGNIFICANTLY, THE TRADING PRICE OF OUR COMMON STOCK IS LIKELY TO BE VOLATILE.

     It is likely that in some future quarter our revenues and operating results will fall below the expectations of market analysts and investors. If this happens, the trading price of our common stock may fall substantially. Our revenues and operating results are likely to vary significantly from quarter to quarter due to a variety of factors, including the risks we describe in this section.

     Our ability to forecast revenues is limited. We derive substantially all of our revenues from licenses of our software and related services. License revenues in any quarter are substantially dependent on orders booked and shipped in that quarter, and we cannot predict revenues for any future quarter with any significant degree of certainty. In addition, we expect that sales derived through indirect channels, which are more difficult to forecast, may increase as a percentage of total revenues in the future. Our expenses are relatively fixed and are based, in part, on our expectations of future revenues. Consequently, if revenue levels do not meet our expectations, our operating results will suffer.

BECAUSE WE DEPEND UPON A LIMITED NUMBER OF LARGE SALES FOR A SUBSTANTIAL PORTION OF OUR REVENUES, THE FAILURE TO OBTAIN LARGE PROSPECTIVE CUSTOMERS COULD CAUSE OUR REVENUES TO FALL QUICKLY AND UNEXPECTEDLY.

     We depend upon a limited number of large sales for a substantial portion of our revenues in each quarter. For example, in the six months ended September 30, 1999, our largest customer accounted for 12.6% of our total revenues. Our failure to successfully close one or more large sales in any particular period could cause our revenues to drop quickly and unexpectedly. We expect to continue to be dependent upon a limited number of customers for a significant portion of our revenues, and these customers are expected to vary from period-to-period. The loss of prospective major customers could result in our failure to meet quarterly revenue expectations, causing the trading price of our common stock to fall.

WE RELY HEAVILY ON OUR INDIRECT DISTRIBUTION CHANNELS, PARTICULARLY OUR DISTRIBUTION AGREEMENT WITH LUCENT TECHNOLOGIES.

     If Lucent Technologies were to cease reselling or fail to continue to promote our products, our operating results would be harmed. Lucent Technologies accounted for 9.3%, 21.7% and 28.3% of our total revenues in fiscal 1998 and 1999 and for the six months ending September 30, 1999. Our distribution agreement with Lucent Technologies expires in May 2000 but can be terminated on 30 days' notice following a material breach of the agreement. Lucent Technologies is not obligated to make any minimum purchases.

     In addition, the loss of a reseller, the failure of a reseller to sell our products, or our failure to attract and retain qualified new resellers in the future could also harm our business. Typically our resellers do not have minimum purchase or resale obligations, can cease marketing our products at any time, and may offer competing products. We intend to expand our indirect distribution channels by establishing additional relationships with resellers and distribution partners. Competition for these relationships is intense, and we may be unable to establish relationships on favorable terms, if at all.

Even if we are successful in establishing these relationships, they may not substantially increase our revenues.

BECAUSE A SUBSTANTIAL PORTION OF OUR REVENUES COMES FROM SALES OF OUR QUINTUS CTI PRODUCT, OUR OPERATING RESULTS WILL SUFFER IF THESE SALES DO NOT CONTINUE.

     If sales of our Quintus CTI product do not meet our expectations, our operating results will be harmed. Revenues from our Quintus CTI product were 38.4% and 32.1% in fiscal 1999 and for the six months ended September 30, 1999. We expect that revenues from our Quintus CTI product will continue to account for a substantial portion of our revenues in the future.

WE FACE A NUMBER OF RISKS RELATED TO OUR RECENT ACQUISITION OF ACUITY, AND WE MAY FACE SIMILAR RISKS IN THE FUTURE IF WE ACQUIRE OTHER BUSINESSES OR TECHNOLOGIES.

     In November 1999, we acquired Acuity. We are integrating Acuity's WebCenter and WebACD products into the Quintus eContact suite. If we are unable to effectively integrate Acuity's products, personnel and systems, our business and operating results are likely to suffer. This integration will be made more difficult by Acuity's operations being located in Austin, Texas, where we previously had no other operations. We have just begun to integrate Acuity with our operations and we expect this integration to place a significant burden on our management team.

     The acquisition of Acuity was our third acquisition within the last three years, and we may make more acquisitions in the future. If we are unable to integrate effectively any newly acquired businesses, technologies or products, our operating results could suffer. Integrating any newly acquired businesses, technologies or products may be expensive and time-consuming. Future acquisitions could also result in large and immediate write-offs for in-process research and development, increased amortization charges or the incurrence of debt and contingent liabilities. To finance acquisitions, we may need to raise additional funds through public or private financings. Additional funds may not be available on favorable terms, or at all, and, in the case of equity financings, may result in dilution to our stockholders. Moreover, we may not be able to operate any acquired businesses profitably or otherwise implement our growth strategy successfully.

BECAUSE MANY OF OUR SALES PEOPLE ARE NEW HIRES AND HIRING ADDITIONAL SALES PERSONNEL IS PARTICULARLY COMPETITIVE, WE MAY BE UNABLE TO EXPAND OUR BUSINESS.

     We have replaced a large number of our sales people during the last year. As a result, the size of our sales force has not grown substantially, and many of our sales personnel are new to us. We expect our new sales personnel will require substantial training in our products and sales practices. New sales personnel tend to be less productive than those with greater experience selling our products. Moreover, we intend to hire additional direct sales force personnel in the United States. Competition for qualified sales personnel is particularly intense in the software industry. In the past, we have experienced difficulty hiring employees with appropriate qualifications in the timeframe we desired. Any delays or difficulties we encounter in these recruiting, training or retention efforts could impair our ability to attract new customers and enhance our relationships with existing customers.

BECAUSE THE ECRM MARKET IS HIGHLY COMPETITIVE, WE MAY NOT BE ABLE TO SUCCEED AND YOU MAY LOSE PART OR ALL OF YOUR INVESTMENT.

     If we fail to compete successfully in the highly competitive and rapidly changing eCRM market, we may not be able to succeed and you may lose part or all of your investment. We face competition primarily from customer relationship management software firms, emerging Internet customer interaction software vendors and computer telephony software companies. We also face competition from traditional call center technology providers, large enterprise application software vendors, independent systems integrators, consulting firms and in-house IT departments. Because barriers to entry into the software market are relatively low, we expect to face additional competition in the future.

     Many of our competitors can devote significantly more resources to the development, promotion and sale of products than we can, and many of them can respond to new technologies and changes in customer preferences more quickly than we can. Further, other companies with resources greater than ours may attempt to gain market share in the eCRM market by acquiring or forming strategic alliances with our competitors. See "Business--Competition."

OUR ABILITY TO PROVIDE EMAIL MANAGEMENT FUNCTIONALITY WOULD BE HARMED IF WE COULD NOT RESELL BRIGHTWARE'S EMAIL MANAGEMENT PRODUCT.

     We resell Brightware's software to provide the email management functionality of the Quintus eContact suite. Our agreement with Brightware can be cancelled without cause upon 60 days' notice. If Brightware were to cancel our reseller agreement or be acquired by one of our competitors, or their email management product were otherwise unavailable to us, we would likely incur substantial delays and costs as we attempt to integrate alternative email management functionality into our product suite. In particular, there may be few alternative sources for Brightware's natural language text analysis and automated email response functionality. In addition, if we were not able to resell Brightware's product, companies requiring email management functionality would have to purchase another product. As a result, the sales process with our prospective customers would be complicated by the need to coordinate with a third party.

OUR BUSINESS WILL SUFFER IF THE ECRM MARKET DOES NOT GROW.

     The eCRM market is new and may not grow. The use of email, Web chat and Web self-service as channels for companies to interact with their customers is recent and may not grow as expected. Our potential customers are just beginning to look for solutions for managing customer interactions across multiple communication channels, and concerns about the security, reliability and quality of customer service delivery over the Internet may inhibit the growth of our market. If eCRM software fails to achieve market acceptance, our business will suffer and may not succeed.

BECAUSE WE DEPEND ON THIRD-PARTY SYSTEMS INTEGRATORS TO SELL OUR PRODUCTS, OUR REVENUES WILL LIKELY SUFFER IF WE DO NOT DEVELOP AND MAINTAIN THESE RELATIONSHIPS.

     We rely on systems integrators to promote, sell and implement our solution. If we fail to maintain and develop relationships with systems integrators, our revenues will likely suffer. We currently rely on systems integrators such as AnswerThink Consulting Group, Cambridge Technology Partners and Technology Solutions Company to recommend our products to their customers and to install our products. If we are unable to rely on systems integrators to implement our products, we will likely have to provide these services ourselves, resulting in increased costs. As a result, our ability to grow may be harmed. In addition, systems integrators may develop, market or recommend products that compete with our products. For this reason, we must cultivate our relationships with these firms, and our failure to do so could result in reduced sales revenues. Further, if these systems integrators fail to implement our products successfully, our reputation may be harmed.

BECAUSE THE SALES CYCLE FOR OUR PRODUCTS CAN BE QUITE LENGTHY, IT IS DIFFICULT FOR US TO PREDICT WHEN OR WHETHER A SALE WILL BE MADE.

     The timing of our revenues is difficult to predict in large part due to the length and variability of the sales cycle for our products. Companies often view the purchase of our products as a significant and strategic decision. As a result, companies tend to take significant time and effort evaluating our products. The amount of time and effort depends in part on the size and the complexity of the deployment. This evaluation process frequently results in a lengthy sales cycle, typically ranging from three to nine months. During this time we may incur substantial sales and marketing expenses and expend significant management efforts. We do not recoup these investments if the prospective customer does not ultimately license our product.

IF WE ARE UNABLE TO INTRODUCE NEW ECRM PRODUCTS OR PRODUCT ENHANCEMENTS ON A TIMELY BASIS, OR IF THE MARKET DOES NOT ACCEPT THESE PRODUCTS OR PRODUCT ENHANCEMENTS, OUR BUSINESS WILL SUFFER.

     The eCRM market is new and is likely to change rapidly. Our future success will depend on our ability to effectively and timely anticipate changing customer requirements and offer products and services that meet these demands. Potential customers may seek features that our products do not have. As a result, we may need to develop these features, and this may result in a longer sales cycle, increased research and development expenses and reduced profit margins. In addition, the development of new or enhanced eCRM products is a complex and uncertain process. We may experience design, development, marketing and other difficulties that could delay or prevent the introduction of new products and enhancements. For example, our ability to introduce new products would be impaired if we cannot continue to attract, hire, train and retain highly skilled personnel.

OUR FAILURE TO MANAGE OUR RAPID GROWTH COULD INCREASE OUR COSTS AND HARM OUR BUSINESS.

     We have experienced rapid growth and plan to continue to significantly expand our operations. We may not be able to manage this growth effectively, which would impair our ability to attract and service customers and cause us to incur higher operating costs. Expanding our operations has placed a significant strain on our personnel and other resources. Our revenues have grown from $13.6 million in fiscal 1997 to $30.3 million in fiscal 1999. Our headcount increased from 113 at the end of fiscal 1997 to 158 at the end of fiscal 1999. For the six months ended September 30, 1999, our revenues were $22.1 million and our headcount was 208 at the end of that period. Our recent acquisition of Acuity brought additional employees and operations to manage. As of September 30, 1999, Acuity had 81 employees. To manage our growth effectively, we may need to further improve our operational, financial and management systems. We cannot assure you that we will improve these systems adequately.

IF WE DO NOT SUCCESSFULLY ADDRESS THE RISKS INHERENT IN THE EXPANSION OF OUR INTERNATIONAL OPERATIONS, OUR OPERATING RESULTS MAY SUFFER.

     We have limited experience in international operations and may not be able to compete effectively in international markets. We currently intend to expend significant financial and management resources to expand our international operations. We believe that the future expansion of our international operations is important to the growth of our business. Most of our international sales are generated through resellers and distributors, and we expect substantial costs and resources will be required to continue to train and support these resellers.

     Among the various risks we face in conducting business internationally are:

     - difficulties and costs of staffing and managing foreign operations;

     - longer accounts receivable payment cycles and possible difficulties in collecting accounts receivable, which may increase our operating costs and hurt our financial performance;

     - technology standards that are different from those on which our products are designed, which could require expensive redesigns of our products;

     - political and economic instability;

     - unexpected changes in regulatory requirements that could make our products and services more expensive and therefore less attractive to potential customers; and

     - fluctuations in currency exchange rates and the imposition of currency exchange controls.

BECAUSE WE DEPEND ON LICENSED THIRD-PARTY TECHNOLOGIES, WE WILL FACE ADDITIONAL COSTS IF WE HAVE TO REPLACE THESE TECHNOLOGIES.

     Our products incorporate technologies that we license from third parties. Although we believe we could obtain similar technologies from alternative sources, substituting and integrating replacement technologies could require us to divert significant resources. These efforts, if required, could delay the shipment of existing products and could delay the introduction of new products or enhancements as a result of the diversion of development resources. In addition, we may be required to license replacement technologies on terms less favorable than our current terms, which would increase our expenses. If we are unable to obtain the third-party technologies necessary for the successful operation of our products, our business would be harmed.

UNKNOWN SOFTWARE DEFECTS COULD HARM OUR BUSINESS AND REPUTATION.

     Our software interacts with other complex systems and software. Our software products may contain defects, particularly when first introduced. Despite our software testing procedures, we may not discover software defects that affect our products until after they are deployed. These defects could result in:

     - damage to our reputation;

     - product returns or lost sales;

     - product liability claims against us;

     - delays in or loss of market acceptance of our products; and

     - unexpected expenses and diversion of resources to remedy errors.

The occurrence of any of these events would hurt our operating results. In addition, our customers generally use our products together with products from other vendors. As a result, when problems occur, it may be difficult to identify the source of the problem. Therefore, even if these problems are not caused by our products, they may cause us to incur significant warranty and repair costs, divert the attention of our engineering personnel and cause significant customer relations problems.

ALTHOUGH WE HAVE TAKEN MEASURES TO PROTECT OUR INTELLECTUAL PROPERTY, OUR COMPETITIVE POSITION MAY SUFFER IF THESE MEASURES PROVE TO BE INADEQUATE.

     Third parties may infringe or misappropriate our copyrights, trademarks and similar proprietary rights. We cannot be certain that the steps we have taken to prevent the misappropriation of our intellectual property are adequate, particularly in foreign countries where the laws may not protect our proprietary rights as fully as in the United States. We rely on a combination of patent, copyright, trademark and trade secret laws and restrictions on disclosure to protect our intellectual property rights. In addition, we enter into confidentiality agreements with our employees and certain customers, vendors and strategic partners. Quintus has one issued U.S. patent and one filed U.S. patent application. Through our acquisition of Acuity, we acquired one additional issued U.S. patent as well as nine additional filed U.S. patent applications. We cannot assure you that any patents will be issued from these applications or that any issued patent will protect our intellectual property. Furthermore, other parties may independently develop similar or competing technology or design around any patents that may be issued to us.

WE MAY FACE COSTLY INTELLECTUAL PROPERTY INFRINGEMENT CLAIMS.

     Companies have in the past alleged that our products infringe their patents, and others may make similar allegations in the future. Such claims or other claims that our products infringe other intellectual property rights, may force us to seek expensive licenses, re-engineer our products, engage in expensive and time-consuming litigation or stop marketing the challenged product. Further, by contract we typically indemnify our customers against infringement claims related to our products. Intellectual property litigation is expensive and time-consuming and could divert management's attention away from running our business. This litigation could also require us to develop non-infringing technology or enter into royalty or license agreements. These royalty or license agreements, if required, may not be available on acceptable terms, if at all. Our failure or inability to develop non-infringing technology or license the proprietary rights on a timely basis in a cost-effective manner would harm our business.

WE COULD LOSE REVENUES AND INCUR SIGNIFICANT COSTS IF OUR SYSTEMS OR THE SYSTEMS OF OUR CUSTOMERS OR SIGNIFICANT THIRD PARTIES ARE NOT YEAR 2000 COMPLIANT.

     We may experience material problems and costs associated with the Year 2000 and our Year 2000 compliance efforts. If our eContact suite of products, including those software components that we license from others, do not correctly recognize date information when the calendar year changes to 2000, we could experience warranty or other claims by our customers. These claims could be costly to defend and could result in judgments against us.

     If our internal systems, such as engineering and finance applications, are not Year 2000 compliant, we could experience problems running our day-to-day business. In such a case, product development efforts could be delayed, and we may be unable to adequately respond to the needs and concerns of our customers. Further, if systems generally are not Year 2000 compliant, we may not be able to obtain adequate supplies if our suppliers experience Year 2000 problems, and companies could reduce their spending on eCRM products if they redirect resources toward Year 2000 remediation programs. See "Business -- Year 2000 Compliance."

     We have made significant efforts to ensure that our proprietary software, the software we license from others and our internal systems are Year 2000 compliant. We believe that no serious problems will arise that will result in significant costs. However, a reasonable "worst case" scenario might include:

     - Cash expenditures and lost person-hours. If certain functions of our eContact suite fail, our customers may be unable to manage the operations of their customer service centers and we may be forced to spend time and money to correct these deficiencies.

     - Alternative use problems. We have certified the eContact software components, whether internally developed or licensed from others, as Year 2000 compliant in the eCRM field of use. If any of our customers have adopted and are using eContact for alternative uses, they may face problems that we are not aware of.

     - Failure of engineering applications. While we have certified as Year 2000 compliant our material internal systems, it is possible that some of our non-critical, narrow use engineering applications will experience difficulties. Although we have no reason to believe that these applications will fail, some areas of our engineering efforts could be hindered if problems arise.

WE MAY FACE YEAR 2000-RELATED CLAIMS IN CONNECTION WITH PRIOR VERSIONS OF ACUITY'S PRODUCTS.

     Acuity has determined that certain older versions of its WebCenter software product are not Year 2000 compliant. Acuity has attempted to contact all customers with noncompliant products to notify them of this lack of compliance and to offer them the opportunity to purchase a product upgrade that is Year 2000 compliant. We cannot assure you that customers of Acuity who experience Year 2000 failures will not seek damages from Acuity or Quintus. In addition, Acuity previously sold an iChat product that was not Year 2000 compliant. Acuity sold its iChat product line prior to entering an agreement to be acquired by us. We believe that any liabilities that result from the iChat product's failure to be Year 2000 compliant will be the responsibility of the purchaser of the iChat product line; however, third parties might still seek to assert liability against us or Acuity.

SALES OF OUR COMMON STOCK INTO THE PUBLIC MARKET FOLLOWING THIS OFFERING COULD HARM THE MARKET PRICE OF OUR COMMON STOCK AND OUR ABILITY TO RAISE MONEY THROUGH SALES OF EQUITY SECURITIES.

     The value of your investment in our common stock and our ability to raise money through the sale of additional equity securities could be adversely affected if our existing stockholders sell large amounts of their Quintus common stock into the public market. If significant volumes of our common stock are sold into the public market, the market price of our common stock and therefore the value of your investment could fall. This could impair our ability to raise capital through the sale of additional equity securities. Based on shares outstanding as of September 30, 1999, upon completion of this offering, we will have 31,639,527 shares of common stock outstanding. The holders of substantially all of our currently outstanding stock are subject to lock-up agreements or bylaw restrictions providing that, with certain limited exceptions, the holders will not sell or otherwise dispose of any shares of our common stock for a period of 180 days after the date of this prospectus without the prior written approval of Donaldson, Lufkin & Jenrette Securities Corporation. When these lock-up agreements and bylaw restrictions expire, many of these shares and the shares of common stock underlying any options held by these individuals will become eligible for sale. See "Shares Eligible for Future Sale."

WE MAY HAVE CONTINGENT LIABILITY ARISING OUT OF A POSSIBLE VIOLATION OF SECTION 5 OF THE SECURITIES ACT OF 1933 IN CONNECTION WITH ELECTRONIC MAIL SENT TO SOME EMPLOYEES REGARDING PARTICIPATION IN OUR DIRECTED SHARE PROGRAM.


     As part of our initial public offering, we and the underwriters have determined to make available up to 200,000 shares at the initial public offering price for employees and other persons associated with our company. On October 25, 1999, representatives of Quintus sent electronic mail with respect to this proposed directed share program to our employees located in the United Kingdom and the Netherlands and representatives of Acuity sent electronic mail with respect to this proposed directed share program to all Acuity employees. This electronic mail set forth procedural aspects of the proposed directed share program and informed the recipients that they might have an opportunity to participate in the proposed directed share program. We may not have delivered a preliminary prospectus for our initial public offering to our employees in the United Kingdom and the Netherlands or to all Acuity employees prior to their receipt of the electronic mail regarding the directed share program. Also, this electronic mail may constitute a non-conforming prospectus. We may have a contingent liability arising out of a possible violation of Section 5 of the Securities Act of 1933 in connection with the electronic mail sent to these potential participants who did not receive the preliminary prospectus prior to the email regarding the directed share program and who may have received a non-conforming prospectus. Any liability would depend upon the number of shares purchased by the recipients of the electronic mail. If any such liability is asserted, we will contest the matter strenuously. We do not believe that any such liability would be material to our financial condition.


THERE MAY BE NO ACTIVE TRADING MARKET IN OUR COMMON SHARES AFTER THIS OFFERING, WHICH MAY MAKE IT DIFFICULT FOR YOU TO RESELL YOUR SHARES.

     There has been no public trading market for our common shares prior to this offering, and we cannot be sure that an active trading market will develop upon completion of this offering or, if one does develop, that it will be sustained. If no public trading market for our common shares develops, or if this market is not active or sustained, it may be difficult for you to resell your shares at a price at or above the initial public offering price.

CONTROL BY EXISTING STOCKHOLDERS MAY LIMIT YOUR ABILITY TO INFLUENCE THE OUTCOME OF DIRECTOR ELECTIONS AND THE APPROVAL OF MERGERS OR OTHER BUSINESS COMBINATIONS.

     Upon completion of this offering, our executive officers, directors and principal stockholders and their affiliates will beneficially own 18,296,570 shares, or approximately 55.8%, of the outstanding shares of common stock. If they were to act in concert, these stockholders would be able to significantly influence all matters requiring approval by our stockholders, including the election of directors and the approval of mergers or other business combination transactions.

ANTI-TAKEOVER PROVISIONS IN OUR CHARTER DOCUMENTS, AS WELL AS PROVISIONS OF EMPLOYMENT AGREEMENTS OF SOME OF OUR KEY EXECUTIVE OFFICERS, COULD PREVENT OR DELAY A CHANGE IN CONTROL OF QUINTUS.

     Provisions in our bylaws and in our certificate of incorporation may have the effect of delaying or preventing a change of control or changes in management of Quintus. These provisions include:

     - the requirement that a special meeting of stockholders may only be called by stockholders owning at least a majority of our outstanding shares;

     - the ability of our board of directors to issue preferred stock without stockholder approval; and

     - the right of our board of directors to elect a director to fill a vacancy created by the expansion of the board of directors.

     In addition, some of our officers have agreements with us that provide for acceleration of vesting following certain sales or mergers of Quintus. These provisions could make our acquisition by a third party more costly and could delay or prevent a change of control or changes in our management.

               SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

     This prospectus contains forward-looking statements. These statements relate to future events or our future financial performance. In some cases, you can identify forward-looking statements by terminology such as "may," "will," "should," "expect," "plan," "anticipate," "believe," "estimate," "predict," "potential" or "continue," the negative of such terms or other comparable terminology. These statements are only predictions. Actual events or results may differ materially. In evaluating these statements you should specifically consider various factors, including the risks outlined under "Risk Factors." These factors may cause our actual results to differ materially from any forward-looking statement. Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements.

                                USE OF PROCEEDS

     We estimate that the net proceeds from the sale of 4,000,000 shares of common stock we are offering will be approximately $58.1 million at an assumed initial public offering price of $16.00 and after deducting estimated offering expenses of approximately $1.4 million and underwriting discounts and commissions payable by Quintus. If the underwriters exercise their over-allotment option in full, then the net proceeds will be approximately $67.0 million.

     Under the terms of our certificate of incorporation in effect prior to this offering, we are required to make a payment of approximately $18.2 million upon the closing of this offering to the current holders of our Series A, Series B, Series C and Series D preferred stock as a result of the conversion of this preferred stock into common stock. We expect to use the remaining net proceeds for working capital and other general corporate purposes. Some of the net proceeds will be used to fund the expansion of our sales force and our international operations. We currently estimate that during the next 12 months we will incur at least $25 million to fund sales and marketing expenses, of which at least $5 million will fund international operations. A portion of the net proceeds may also be used to acquire or invest in complementary businesses, technologies, product lines or products. We have no current plans, agreements or commitments with respect to any such acquisitions or investments. We will use shares of our capital stock to complete this acquisition. Our management will have broad discretion concerning the use of the net proceeds of this offering. We intend to invest these proceeds in investment grade, interest-bearing securities pending their use.

                                DIVIDEND POLICY

     We have never declared or paid any dividends on our common stock or other securities. We currently expect to retain future earnings, if any, for use in the operation and expansion of our business and do not anticipate paying cash dividends in the future. Our existing bank line of credit prohibits the payment of cash dividends.

                             CORPORATE INFORMATION

     Quintus was incorporated in California in February 1984. Quintus became a wholly-owned subsidiary of Intergraph Corporation in October 1989 and was reincorporated in Delaware in June 1990. Quintus was purchased from Intergraph Corporation in May 1995 in a management-led buyout backed by new investors. Our principal executive offices are located at 47212 Mission Falls Court, Fremont, California 94539 and our telephone number is (510) 624-2800. We have registered the trademarks "Quintus" and "CustomerQ." Every other trademark, trade name or service mark of any other company appearing in this prospectus is the property of its holder.

                                 CAPITALIZATION

     The following table sets forth our cash position, current portion of long-term obligations and total capitalization as of September 30, 1999. The pro forma column of the table gives effect to the issuance of 5,066,283 shares and the assumption of approximately $1.8 million in debt in connection with our acquisition of Acuity.

     The pro forma as adjusted column of the table gives effect to the:

     - issuance of 328,649 shares upon the assumed exercise of outstanding warrants that otherwise terminate upon the closing of this offering;

     - conversion of all outstanding shares of our preferred stock into shares of our common stock upon the closing of this offering;

     - required payment of approximately $18.2 million to holders of some series of our preferred stock upon conversion of our preferred stock into our common stock; and

     - sale in this offering of 4,000,000 shares of common stock at an assumed initial public offering price of $16.00 per share, less underwriting discounts and commissions and estimated offering expenses payable by Quintus.

                                                                   AS OF SEPTEMBER 30, 1999
                                                              ----------------------------------
                                                                                      PRO FORMA
                                                               ACTUAL    PRO FORMA   AS ADJUSTED
                                                                        (IN THOUSANDS)
Cash........................................................  $  7,713   $  9,954     $ 50,637
                                                              ========   ========     ========
Current portion of long-term obligations....................  $  1,393   $  1,937     $  1,937
                                                              ========   ========     ========
Long-term obligations, less current portion.................  $  1,331   $  1,835     $  1,835
Liability related to redeemable convertible preferred
  stock.....................................................    17,811     17,811           --
Stockholders' equity (deficiency):
  Convertible preferred stock, $0.001 par value, shares
     authorized 19,055,000 and 17,938,849 outstanding,
     actual: 19,055,000 shares authorized and 20,986,227
     shares outstanding, pro forma: 10,000,000 shares
     authorized and no shares outstanding, pro forma as
     adjusted...............................................        18         21           --
  Common stock, $0.001 par value, shares authorized
     40,000,000 and 4,305,746 outstanding, actual;
     40,000,000 shares authorized and 6,324,651 shares
     outstanding, pro forma; 100,000,000 shares authorized
     and 31,639,527 outstanding, pro forma as adjusted......         4          6           32
  Additional paid-in capital................................    30,310     76,462      134,952
  Note receivable from stockholder..........................      (223)      (223)        (223)
  Deferred stock based compensation.........................    (3,100)    (3,100)      (3,100)
  Accumulated deficit.......................................   (36,277)   (39,277)     (39,277)
                                                              --------   --------     --------
     Total stockholders' equity (deficiency)................    (9,268)    33,889       92,384
                                                              --------   --------     --------
          Total capitalization..............................  $  9,874   $ 53,535     $ 94,219
                                                              ========   ========     ========

     This table does not include:

     - 3,137,083 shares issuable upon exercise of options outstanding as of September 30, 1999, and 422,867 shares issuable upon exercise of options assumed in connection with our acquisition of Acuity as if it had occurred on September 30, 1999;

     - 718,996 shares issuable upon exercise of warrants outstanding as of September 30, 1999, and 328,364 shares issuable upon exercise of warrants assumed in connection with our acquisition of Acuity as if it had occurred on September 30, 1999; and

     - 2,981,995 shares reserved for future issuance under our stock plans as of September 30, 1999.

                                    DILUTION

     Our pro forma net tangible book value as of September 30, 1999, was $(13.0) million, or approximately $(0.47) per share. Pro forma net tangible book value per share represents the pro forma stockholders' equity less pro forma intangible assets divided by the pro forma number of shares of common stock outstanding, giving effect to the conversion of all outstanding shares of preferred stock, the issuance of 5,066,283 shares in connection with the closing of the acquisition of Acuity and the issuance of 328,649 shares upon the assumed exercise of outstanding warrants that otherwise terminate upon the closing of this offering. After giving effect to the sale of the 4,000,000 shares of common stock being offered at an assumed initial public offering price of $16.00 per share and after deducting the estimated underwriting discounts and commissions and estimated offering expenses payable by us, our pro forma net tangible book value at September 30, 1999, would have been $45.1 million, or approximately $1.43 per share. This represents an immediate increase in pro forma net tangible book value of $1.90 per share to existing stockholders and an immediate dilution in net tangible book value of $14.57 per share to new investors of common stock in this offering. The following table illustrates this dilution on a per share basis:

Assumed initial public offering price per share.............            $16.00
  Pro forma net tangible book value per share as of
     September 30, 1999.....................................  $(0.47)
  Increase attributable to new investors....................  $ 1.90
Pro forma net tangible book value per share after
  offering..................................................              1.43
                                                                        ------
Dilution per share to new investors.........................            $14.57
                                                                        ======

     The following table sets forth, on a pro forma basis as of September 30, 1999, the differences between the number of shares of common stock purchased, the total consideration paid and the average price per share paid by existing stockholders and by the new investors purchasing shares of common stock in this offering, before deducting underwriting discounts and commissions and estimated offering expenses payable by us, at the assumed public offering price of $16.00 per share.

                                           SHARES PURCHASED      TOTAL CONSIDERATION      AVERAGE
                                         --------------------   ----------------------     PRICE
                                           NUMBER     PERCENT      AMOUNT      PERCENT   PER SHARE
Existing stockholders..................  27,639,527     87.4%   $ 66,663,000     51.0%    $ 2.41
New public investors...................   4,000,000     12.6      64,000,000     49.0      16.00
                                         ----------    -----    ------------    -----
          Total........................  31,639,527    100.0%   $130,663,000    100.0%
                                         ==========    =====    ============    =====

     To the extent that any shares are issued upon exercise of options or warrants that were outstanding at September 30, 1999 or granted after that date, or reserved for future issuance under our stock plans, there will be further dilution to new investors.

                      SELECTED CONSOLIDATED FINANCIAL DATA

     The following selected consolidated financial data should be read in conjunction with our consolidated financial statements and the related notes and with "Management's Discussion and Analysis of Financial Condition and Results of Operations" included elsewhere in this prospectus.

     The consolidated statements of operations data for the years ended March 31, 1997 and 1998 and consolidated balance sheet data as of March 31, 1998 are derived from our consolidated financial statements included elsewhere in this prospectus, which have been audited by Ernst & Young LLP. The consolidated statements of operations data for the year ended March 31, 1999 and consolidated balance sheet data as of March 31, 1999 are derived from our consolidated financial statements included elsewhere in this prospectus, which have been audited by Deloitte & Touche LLP. The consolidated statements of operations data for the period from May 25, 1995, the date of the acquisition of Quintus from Intergraph Corporation in a management-led buyout with the financial backing of new investors, to March 31, 1996 and balance sheet data as of March 31, 1996 and 1997 are derived from financial statements audited by Ernst & Young LLP, which are not included in this prospectus. Prior to May 25, 1995, we were a wholly-owned subsidiary of Intergraph Corporation. The financial data for the year ended and as of March 31, 1995 is derived from Company's predecessor entity financial records. In connection with the acquisition of Quintus from Intergraph, in-process technology of $6.1 million and purchased software of $398,000 was recorded. These amounts were charged to the Company's operations during the year ended March 31, 1996.

     During July 1997 and November 1997, we acquired Call Center Enterprises, Inc. and Nabnasset Corporation, respectively. In connection with these acquisitions, we acquired intangible assets of approximately $10.8 million, which are being amortized over a three year period, and we recorded a charge for approximately $2.2 million for in-process research and development costs during the year ended March 31, 1998. These transactions are described in detail at
Note 2 of our notes to our Consolidated Financial Statements included elsewhere in this prospectus.

     The consolidated statements of operations data for the six months ended September 30, 1998 and 1999 and the consolidated balance sheet data as of September 30, 1999 are derived from our unaudited consolidated financial statements which, in the opinion of management, have been prepared on the same basis as the audited consolidated financial statements and reflect all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation of our results of operations and financial position. The historical results presented below are not necessarily indicative of the results to be expected for any future period.

                                                      ------------
                                                        FOR THE
                                                      PERIOD FROM
                                     --------------   MAY 25, 1995                                   SIX MONTHS ENDED
                                       YEAR ENDED       THROUGH          YEAR ENDED MARCH 31,          SEPTEMBER 30,
                                       MARCH 31,       MARCH 31,     -----------------------------   -----------------
                                          1995            1996        1997       1998       1999      1998      1999
                                     (PREDECESSOR)                 (IN THOUSANDS, EXCEPT PER SHARE DATA)
CONSOLIDATED STATEMENT OF
  OPERATIONS DATA:
Revenues:
  License..........................     $ 6,193         $ 5,174      $ 8,406   $ 12,948   $ 17,577   $ 9,913   $13,348
  Service..........................         915           1,267        5,208      8,942     12,730     5,947     8,742
                                        -------         -------      -------   --------   --------   -------   -------
         Total revenues............       7,108           6,441       13,614     21,890     30,307    15,860    22,090
                                        -------         -------      -------   --------   --------   -------   -------
Cost of revenues:
  License..........................       1,394             637          972        708        554       268       671
  Service..........................         780             985        4,199      7,582      8,623     4,176     5,071
                                        -------         -------      -------   --------   --------   -------   -------
         Total cost of revenues....       2,174           1,622        5,171      8,290      9,177     4,444     5,742
                                        -------         -------      -------   --------   --------   -------   -------
Gross profit.......................       4,934           4,819        8,443     13,600     21,130    11,416    16,348
Operating expenses:
  Sales and marketing..............       3,019           4,031        6,879     11,336     17,147     8,616     9,438
  Research and development.........       3,378           1,795        3,667      5,102      6,719     3,353     3,974
  General and administrative.......         689           1,196        1,263      3,233      3,577     1,632     1,993
  Amortization of intangibles......          --              --           --      1,335      3,185     1,596     1,592
  Acquired in-process
    technologies...................          --           6,060           --      2,200         --        --        --
  Stock-based compensation.........          --              --           --         --        171        60       609
                                        -------         -------      -------   --------   --------   -------   -------
         Total operating
           expenses................       7,086          13,082       11,809     23,206     30,799    15,257    17,606
                                        -------         -------      -------   --------   --------   -------   -------
Loss from continuing operations....      (2,152)         (8,263)      (3,366)    (9,606)    (9,669)   (3,841)   (1,258)
Interest expense, net..............        (976)            (32)        (160)      (540)      (917)     (525)     (425)
                                        -------         -------      -------   --------   --------   -------   -------
Net loss from continuing
  operations.......................      (3,128)         (8,295)      (3,526)   (10,146)   (10,586)   (4,366)   (1,683)
Discontinued operations:
  Loss from discontinued
    operations.....................          --              --           --     (1,103)    (1,891)     (649)       --
  Gain on disposal of discontinued
    operations.....................          --              --           --         --      1,011        --        --
                                        -------         -------      -------   --------   --------   -------   -------
Net loss...........................     $(3,128)        $(8,295)     $(3,526)  $(11,249)  $(11,466)  $(5,015)  $(1,683)
                                        =======         =======      =======   ========   ========   =======   =======
Basic and diluted net loss per
  common share from continuing
  operations.......................                     $(76.63)     $ (4.25)  $  (6.88)  $  (3.73)  $ (1.66)  $ (0.49)
                                                        =======      =======   ========   ========   =======   =======
Basic and diluted net loss per
  common share.....................                     $(76.63)     $ (4.25)  $  (7.53)  $  (4.04)  $ (1.91)  $ (0.49)
                                                        =======      =======   ========   ========   =======   =======
Shares used in computation, basic
  and diluted......................                         109          868      1,695      2,835     2,634     3,435
-----------------------------------

                                         ---------------
                                              AS OF                     AS OF MARCH 31,                    AS OF
                                            MARCH 31,       ----------------------------------------   SEPTEMBER 30,
                                              1995           1996       1997       1998       1999         1999
                                          (PREDECESSOR)                          (IN THOUSANDS)
CONSOLIDATED BALANCE SHEET DATA:
Cash....................................     $ 1,117        $   792   $  3,045   $  1,986   $  1,785     $  7,713
Working capital (deficiency)............       1,537            582      1,552    (11,250)    (8,644)       2,918
Total assets............................       4,943          5,699      9,852     23,141     19,594       27,973
Long-term obligations, net of current
  portion...............................      14,510            528         19      4,246      2,201        1,331
Redeemable convertible preferred
  stock.................................          --          9,478     14,110     17,811     17,811       17,811
Total stockholders' deficiency..........     (11,696)        (7,850)   (10,831)   (20,333)   (20,091)      (9,268)

                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

     You should read the following discussion and analysis of our financial condition and results of operations in conjunction with our consolidated financial statements and related notes included elsewhere in this prospectus. This discussion and analysis contains forward-looking statements that involve risks, uncertainties and assumptions. Our actual results may differ materially from those anticipated in these forward-looking statements as a result of certain factors, including, but not limited to, those set forth under "Risk Factors" and elsewhere in this prospectus.

OVERVIEW

     Quintus was incorporated in 1984 to develop artificial intelligence software and was acquired in 1989 by Intergraph Corporation, a provider of interactive computer graphics systems. Quintus was purchased from Intergraph in May 1995 in a management-led buyout with the financial backing of new investors. At the time of the buyout we primarily provided application software and consulting services to the help desk market. Since then we have introduced several customer relationship management applications for call centers. In November 1997, we acquired Nabnasset Corporation, a provider of computer telephony integration software. Following the acquisition we introduced our Quintus CTI product and began integrating it with our customer relationship management applications. As new communication channels have emerged, we have introduced new products and added functionality to our existing products. In February 1999, we introduced our Quintus eContact suite as a platform for integrating our existing products with new channel applications. As part of our eContact suite, we also resell an email management product from Brightware. In November 1999, we acquired Acuity, a provider of software products to manage Internet-based customer interactions.

     Our revenues were $13.6 million, $21.9 million, $30.3 million and $22.1 million in fiscal 1997, 1998 and 1999 and for the six months ended September 30, 1999. We derive substantially all of our revenues from licenses and services associated with our products. License revenues are derived from product sales to customers and through resellers and distributors. Service revenues are attributable to the installation, consulting, maintenance and other support services related to the sale of our products.

     License revenues from sales to end users are recognized upon shipment of the product, if a signed contract exists, the fee is fixed and determinable, collection is deemed probable and vendor-specific objective evidence exists to allocate the total fee to elements of the arrangement. License revenues for contracts requiring us to provide significant customization services are recognized using percentage of completion accounting using labor days as the basis for determining the percentage complete. License revenues from sales to resellers and distributors are generally recognized at the time a reseller or distributor reports to us that they have sold our software and all revenue recognition criteria have been met.

     Service revenues include maintenance revenues which are deferred and recognized ratably over the maintenance period, which in most cases is one year, and revenues from training and consulting services, which are recognized as services are performed.

     We sell our products to customers in North and South America, Europe, South Africa and Japan. Sales to customers outside of the United States represented 15.3%, 14.0%, 18.3% and 13.8% of total revenues in fiscal 1997, 1998 and 1999 and for the six months ended September 30, 1999. All of our sales are denominated in U.S. dollars. We intend to establish additional distribution relationships with partners outside of the United States and expect international revenues to continue to increase as a percent of our total revenues in the future.

     We sell our products through a direct sales force and indirectly through resellers and distribution partners. Lucent Technologies, which began reselling our products in November 1997, accounted for 9.3%, 21.7% and 28.3% of total revenues in fiscal 1998 and 1999 and for the six months ended September 30, 1999. In fiscal 1997, one customer, State Farm Insurance, accounted for 23.8% of total revenues. In fiscal 1998 and 1999, no customer accounted for more than 10% of total revenues. For the six months ended September 30, 1999, one customer, Procter & Gamble, accounted for 12.6% of total revenues. We expect that sales of our products to a limited number of parties will continue to account for a large percentage of total revenues for the foreseeable future.

     In July 1997, we acquired Call Center Enterprises, a provider of strategic call center consulting services, for $965,000 in cash. The acquisition was accounted for as a purchase. In February 1999, we sold this business to AnswerThink Consulting Group for $2.1 million in cash. The results of operations for Call Center Enterprises are presented as discontinued operations in our consolidated financial statements.

     In November 1997, we acquired Nabnasset for $3.5 million in cash, stock and options to purchase our common stock. The transaction was accounted for as a purchase. In this acquisition, acquired technology included both existing technology and in-process research and development. The valuation of acquired technology was made by applying the income forecast method, which considers the present value of cash flows by product lines. Acquired in-process technologies were charged to operations, as the technologies did not have alternative future uses as of the date of the acquisition.

     As of September 30, 1999 we had an accumulated deficit of approximately $36.3 million. Our net loss from continuing operations was $3.5 million, $10.1 million, $10.6 million and $1.7 million in fiscal 1997, 1998 and 1999 and for the six months ended September 30, 1999. These losses resulted from costs incurred in the development and sale of our products and services. We expect to continue to experience significant growth in our operating expenses, particularly in the areas of sales and marketing. As a result, we expect to incur additional losses and cannot assure you that we will achieve or sustain profitability in the future.

RESULTS OF OPERATIONS

     The following table sets forth our results of operations as a percentage of total revenues:

                                                                              SIX MONTHS
                                                                                ENDED
                                                  YEAR ENDED MARCH 31,      SEPTEMBER 30,
                                                 -----------------------    --------------
                                                 1997     1998     1999     1998     1999
                                                                             (UNAUDITED)
Revenues:
License........................................   61.7%    59.2%    58.0%    62.5%    60.4%
  Service......................................   38.3     40.8     42.0     37.5     39.6
                                                 -----    -----    -----    -----    -----
     Total revenues............................  100.0    100.0    100.0    100.0    100.0
                                                 -----    -----    -----    -----    -----
Cost of revenues:
  License......................................    7.1      3.2      1.8      1.7      3.0
  Service......................................   30.8     34.6     28.5     26.3     23.0
                                                 -----    -----    -----    -----    -----
     Total cost of revenues....................   37.9     37.8     30.3     28.0     26.0
                                                 -----    -----    -----    -----    -----
Gross profit...................................   62.1     62.2     69.7     72.0     74.0
Operating expenses:
  Sales and marketing..........................   50.5     51.8     56.6     54.3     42.7
  Research and development.....................   26.9     23.3     22.2     21.1     18.0
  General and administrative...................    9.3     14.8     11.8     10.3      9.0
  Amortization of intangibles..................     --      6.1     10.5     10.1      7.2
  Acquired in-process technologies.............     --     10.1       --       --       --
  Stock-based compensation.....................     --       --      0.6      0.4      2.8
                                                 -----    -----    -----    -----    -----
     Total operating expenses..................   86.7    106.1    101.7     96.2     79.7
                                                 -----    -----    -----    -----    -----
Loss from continuing operations................  (24.6)   (43.9)   (32.0)   (24.2)    (5.7)
Interest expense, net..........................   (1.2)    (2.5)    (3.0)    (3.3)    (1.9)
                                                 -----    -----    -----    -----    -----
Net loss from continuing operations............  (25.8)   (46.4)   (35.0)   (27.5)    (7.6)
Discontinued operations:
  Loss from discontinued operations............     --     (5.0)    (6.2)    (4.1)      --
  Gain on disposal of discontinued
     operations................................     --       --      3.3       --       --
                                                 -----    -----    -----    -----    -----
Net loss.......................................  (25.8)%  (51.4)%  (37.9)%  (31.6)%   (7.6)%
                                                 =====    =====    =====    =====    =====

SIX MONTHS ENDED SEPTEMBER 30, 1998 AND 1999

     REVENUES

     Total Revenues. Total revenues increased 39.3% from $15.9 million to $22.1 million for the six months ended September 30, 1998 and 1999.

     License. License revenues increased 34.7% from $9.9 million to $13.3 million for the six months ended September 30, 1998 and 1999. The increase in license revenues was primarily due to an increase in products sold through Lucent Technologies from $3.1 million to $5.3 million for the six months ended September 30, 1998 and 1999, and a large direct sale of $2.1 million to Procter & Gamble.

     Service. Service revenues increased 47.0% from $5.9 million to $8.7 million for the six months ended September 30, 1998 and 1999. The growth in service revenues was due primarily to an increase in maintenance revenues from $3.2 million to $4.6 million for the six months ended September 30,

1998 and 1999 as a result of our increased installed base. The growth in service revenues was also due to an increase in consulting service revenues from new and existing customers from $2.7 million to $4.2 million for the six months ended September 30, 1998 and 1999. In future periods, we expect service revenues to decrease as a percentage of total revenues as we seek to have third-party system integrators undertake a greater percentage of our product implementation.

     COST OF REVENUES

     License. Cost of licenses consists primarily of royalties, product packaging, documentation and production. Cost of licenses was $268,000 and $671,000 for the six months ended September 30, 1998 and 1999, representing 2.7% and 5.0% of license revenues in the respective periods. The increase was primarily due to an increase in license revenues and the resulting increase in third-party royalty payments and to a lesser extent increases in material costs and other related expenses. Recently, we have entered into a reseller agreement with Brightware which requires significantly higher royalty rates. Although the sale of products under this agreement have been minimal to date, the cost of licenses may vary significantly in the future, depending on the mix of internally developed and third-party products.

     Service. Cost of services consists primarily of personnel costs and third-party consulting fees associated with implementation, customization, maintenance and other support services. Cost of services was $4.2 million and $5.1 million for the six months ended September 30, 1998 and 1999, representing 70.2% and 58.0% of service revenues in the respective periods. The dollar increase was primarily due to an increase in the number of third-party consultants we engaged. Cost of services as a percentage of service revenues declined primarily due to the higher margins for maintenance revenues. The cost of services as a percentage of service revenues may vary between periods due to the mix of services provided and the resources used to provide these services.

     OPERATING EXPENSES

     Sales and Marketing. Sales and marketing expenses consist primarily of salaries, commissions, bonuses, travel, public relations, marketing materials and trade shows. Sales and marketing expenses increased 9.5% from $8.6 million to $9.4 million for the six months ended September 30, 1998 and 1999, representing 54.3% and 42.7% of total revenues in the respective periods. The increase in sales and marketing expenses was primarily due to higher international operating expenses, which increased from $400,000 to $1.7 million for the six months ended September 30, 1998 and 1999, offset by lower spending on marketing programs. We formed our first foreign subsidiary in July of 1998. We intend to invest substantial resources to expand our direct sales force and other distribution channels, and to conduct marketing programs to support our existing and new product offerings. As a result, sales and marketing expenses are expected to increase in future periods.

     Research and Development. Research and development expenses consist primarily of personnel and related expenses associated with the development of new products, the enhancement and localization of existing products, and quality assurance and testing costs incurred prior to commercial production. Research and development expenses increased 18.5% from $3.4 million to $4.0 million for the six months ended September 30, 1998 and 1999, representing 21.1% and 18.0% of total revenues in the respective periods. The decline in research and development expenses as a percentage of total revenues was primarily due to the growth in total revenues. We anticipate that research and development expenses will increase in future periods. To date, all research and development costs have been expensed as incurred.

     General and Administrative. General and administrative expenses consist primarily of salaries and other related costs for finance and human resource employees, as well as accounting, legal, other professional fees and allowance for doubtful accounts. General and administrative expenses increased 22.1% from $1.6 million to $2.0 million for the six months ended September 30, 1998 and 1999, representing 10.3% and 9.0% of total revenues in the respective periods. The dollar increase was primarily due to increased staffing costs of $318,000 and associated expenses necessary to manage and support our increased scale of operations. We anticipate that our general and administrative expenses will continue to increase as a result of the continued expansion of our administrative staff and facilities to support growing operations.

     Amortization of Intangibles. Amortization of intangibles represents costs associated with our acquisition of Nabnasset in November 1997. Amortization is recorded on a straight-line basis over a period of three years ending October 2000. Amortization of intangibles was $1.6 million for the six months ended September 30, 1998 and 1999.

     Stock-Based Compensation. In the six months ended September 30, 1998 and 1999, we recorded deferred stock-based compensation of $238,000 and $2.7 million, relating to stock options granted to employees. Such amounts represent the difference between the exercise price and the deemed fair value of our common stock at the date of grant. These amounts are being amortized over the vesting periods of the granted options. In the six months ended September 30, 1998 and 1999, we recognized stock-based compensation expense, in continuing operations, related to options granted to employees of $60,000 and $609,000.

     Interest Expense, Net. Interest expense consists of interest expense and other non-operating expenses. In the six months ended September 30, 1998, interest expense included $165,000 with respect to warrants granted in connection with notes payable to stockholders. There was no such expense recognized during the six months ended September 30, 1999.

     DISCONTINUED OPERATIONS

     On February 26, 1999 we sold the assets of our Call Center Enterprises division. The division was sold for $2.1 million of cash resulting in a gain on disposal of $1.0 million. We may receive an additional payment of up to $400,000 from the sale of Call Center Enterprises based on the number of former Call Center Enterprises employees who remain employed by the purchaser for one year subsequent to the date of disposition. The division had a loss of $649,000 for the six months ended September 30, 1998, which was recorded as discontinued operations.

FISCAL 1997, 1998 AND 1999

     REVENUES

     Total Revenues. Total revenues were $13.6 million, $21.9 million and $30.3 million in fiscal 1997, 1998 and 1999, increasing 60.8%, from fiscal 1997 to 1998 and 38.5% from fiscal 1998 to 1999.

     License. License revenues were $8.4 million, $12.9 million and $17.6 million in fiscal 1997, 1998 and 1999, increasing 54.0% from fiscal 1997 to 1998 and 35.8% from fiscal 1998 to 1999. The increase in revenues from fiscal 1997 to 1998 was primarily due to an increase in our customer base as well as an increase in sales to our existing customers. In addition, we acquired Nabnasset in November 1997 and began realizing license revenues from our newly acquired Quintus CTI product. The increase in license revenues from fiscal 1998 to 1999 was primarily due to a full year of CTI product sales in fiscal 1999 compared to fewer than five months in fiscal 1998. License revenue from our CTI product increased from $3.1 million in fiscal 1998 to $7.7 million in fiscal 1999.

     Service. Service revenues were $5.2 million, $8.9 million and $12.7 million in fiscal 1997, 1998 and 1999, increasing 71.7% from fiscal 1997 to 1998 and 42.4% from fiscal 1998 to 1999. The increase in service revenues was primarily due to growth in the installed base of customers with maintenance agreements and maintenance renewals from products licensed in prior periods representing $1.9 million, $4.2 million and $7.2 million for fiscal 1997, 1998 and 1999. The growth in service revenues was also due to an increase in consulting service revenues from new and existing customers, representing $3.3 million, $4.7 million and $5.5 million for fiscal 1997, 1998 and 1999.

     COST OF REVENUES

     License. Cost of licenses was $972,000, $708,000 and $554,000 in fiscal 1997, 1998 and 1999, representing 11.6%, 5.5% and 3.2% of license revenue in the respective periods. The decrease was primarily due to a decrease in royalty payments associated with the licensing of our products.

     Service. Cost of services was $4.2 million, $7.6 million and $8.6 million for fiscal 1997, 1998 and 1999, representing 80.6%, 84.8% and 67.7% of service revenue in the respective periods. From fiscal 1997 to 1998, the dollar increase was primarily due to increases in professional services personnel, third-party consulting expenses, and customer support staffing. From fiscal 1998 to 1999, the dollar increase was primarily due to increases in professional services personnel and third party consulting expenses. The decrease in cost of services as a percentage of service revenues from fiscal 1998 to 1999 was primarily due to a result of higher margins on our maintenance revenues.

     OPERATING EXPENSES

     Sales and Marketing. Sales and marketing expenses were $6.9 million, $11.3 million and $17.1 million in fiscal 1997, 1998 and 1999, representing 50.5%, 51.8% and 56.6% of total revenues in the respective periods. The increase was primarily due to the expansion of our worldwide sales and marketing organization, which increased from 34 employees in fiscal 1997 to 56 employees in fiscal 1999, higher sales commissions associated with increased revenues and increased marketing activities.

     Research and Development. Research and development expenses were $3.7 million, $5.1 million and $6.7 million in fiscal 1997, 1998 and 1999, representing 26.9%, 23.3% and 22.2% of total revenues in the respective periods. The dollar increases for each of the periods were primarily due to increases in personnel, which increased from 31 employees in fiscal 1997 to 44 employees in fiscal 1999, and related overhead costs and to a lesser extent increased consulting expenses.

     General and Administrative. General and administrative expenses were $1.3 million, $3.2 million, and $3.6 million in fiscal 1997, 1998 and 1999, representing 9.3%, 14.8% and 11.8% of total revenues in the respective periods. The increase from fiscal 1997 to 1998 was primarily due to increases in personnel, which increased from 16 employees in fiscal 1997 to 24 employees in fiscal 1998, related overhead costs and expenses related to our infrastructure expansion. The percentage decrease from fiscal 1998 to 1999 was primarily due to our increased revenues.

     Amortization of Intangibles. Amortization of intangibles was $1.3 million and $3.2 million in fiscal 1998 and 1999, representing 6.1% and 10.5% of total revenues in the respective periods. The increase was due to a full year of amortization in fiscal 1999 versus a partial year of amortization in fiscal 1998.

     Acquired In-Process Technologies. In November 1997, we acquired Nabnasset for $3.5 million in cash, stock and options to purchase our common stock. The transaction was accounted for as a purchase. In this acquisition, acquired technology included both existing technology and in-process research and development. The valuation of acquired technology was made by applying the income forecast method, which considers the present value of cash flows by product lines. Acquired in-process technologies were charged to operations, as the technologies did not have alternative future uses as of the date of the acquisition.

     Stock-Based Compensation. During fiscal 1998 and 1999 we recorded deferred stock-based compensation of $99,000 and $1.1 million relating to stock options granted to employees. We had no deferred stock compensation relating to stock options granted to employees in fiscal 1997. We recorded $171,000 of stock-based compensation expense in operating expenses in fiscal 1999. There was no stock-based compensation expense recorded in operating expenses during fiscal 1997 or 1998.

     Interest Expense, Net. Interest expense consists of interest expense and other non-operating expenses. During fiscal 1998 and 1999, we recognized interest expense of $258,000 and $165,000 with respect to warrants granted in connection with notes payable to stockholders.

     DISCONTINUED OPERATIONS

     Our Call Center Enterprises division, which was sold in February 1999, had revenues of $2.5 million and $3.2 million for fiscal 1998 and 1999, and incurred a loss from operations of $1.1 million and $1.9 million in fiscal 1998 and 1999. There were no assets or liabilities remaining as of March 31, 1999. Included within the $1.0 million gain on the sale of discontinued operations is the fair value of options granted in connection with the sale of Call Center Enterprises of $453,000.

QUARTERLY RESULTS OF OPERATIONS

     The following table sets forth unaudited quarterly results of operations data for the six quarters ended September 30, 1999, as well as such data expressed as a percentage of our total revenues for the periods presented. The information in the table below should be read in conjunction with our annual audited consolidated financial statements and related notes included elsewhere in this prospectus. We have prepared this information on the same basis as our consolidated financial statements and the information includes all adjustments, consisting only of normal recurring adjustments, that we consider necessary for a fair presentation of our financial position and operating results for the quarters presented. Our quarterly operating results have varied substantially in the past and may vary substantially in the future. You should not draw any conclusions about our future results for any period from the results of operations for any particular quarter.

                                                             QUARTER ENDED
                             ------------------------------------------------------------------------------
                             JUNE 30,   SEPTEMBER 30,   DECEMBER 31,   MARCH 31,   JUNE 30,
                               1998         1998            1998         1999        1999     SEPTEMBER 30,
                                                     (IN THOUSANDS)                               1999
Revenues:
License....................  $ 4,790       $ 5,123        $ 2,930       $ 4,734    $ 6,126       $ 7,222
  Service..................    2,762         3,185          3,024         3,759      4,167         4,575
                             -------       -------        -------       -------    -------       -------
    Total revenues.........    7,552         8,308          5,954         8,493     10,293        11,797
Cost of revenues:
  License..................       74           194            155           131        218           453
  Service..................    1,957         2,219          2,426         2,021      2,421         2,650
                             -------       -------        -------       -------    -------       -------
    Total cost of
      revenues.............    2,031         2,413          2,581         2,152      2,639         3,103
Gross profit...............    5,521         5,895          3,373         6,341      7,654         8,694
Operating expenses:
  Sales and marketing......    4,518         4,098          4,639         3,892      4,314         5,124
  Research and
    development............    1,795         1,558          1,792         1,574      1,873         2,101
  General and
    administrative.........      803           829          1,109           836        998           995
  Amortization of
    intangibles............      796           800            798           791        796           796
  Stock-based
    compensation...........        4            56             56            55        169           440
                             -------       -------        -------       -------    -------       -------
    Total operating
      expenses.............    7,916         7,341          8,394         7,148      8,150         9,456
                             -------       -------        -------       -------    -------       -------
Loss from continuing
  operations...............   (2,395)       (1,446)        (5,021)         (807)      (496)         (762)
Interest expense, net......     (391)         (134)          (181)         (211)      (194)         (231)
                             -------       -------        -------       -------    -------       -------
Net loss from continuing
  operations...............   (2,786)       (1,580)        (5,202)       (1,018)      (690)         (993)
Discontinued operations:
  Loss from discontinued
    operations.............     (190)         (459)          (781)         (461)        --            --
  Gain on disposal of
    discontinued
    operations.............       --            --             --         1,011         --            --
                             -------       -------        -------       -------    -------       -------
Net loss...................  $(2,976)      $(2,039)       $(5,983)      $  (468)   $  (690)      $  (993)
                             =======       =======        =======       =======    =======       =======

                                                       AS A PERCENTAGE OF TOTAL REVENUES
                                 ------------------------------------------------------------------------------
                                 JUNE 30,   SEPTEMBER 30,   DECEMBER 31,   MARCH 31,   JUNE 30,   SEPTEMBER 30,
                                   1998         1998            1998         1999        1999         1999
Revenues:
License........................    63.4%         61.7%           49.2%        55.7%      59.5%         61.2%
  Service......................    36.6          38.3            50.8         44.3       40.5          38.8
                                  -----         -----          ------        -----      -----         -----
    Total revenues.............   100.0         100.0           100.0        100.0      100.0         100.0
Cost of revenues:
  License......................     1.0           2.3             2.6          1.5        2.1           3.8
  Service......................    25.9          26.7            40.7         23.8       23.5          22.5
                                  -----         -----          ------        -----      -----         -----
    Total costs of revenues....    26.9          29.0            43.3         25.3       25.6          26.3
Gross profit...................    73.1          71.0            56.7         74.7       74.4          73.7
Operating expenses:
  Sales and marketing..........    59.8          49.3            77.9         45.8       41.9          43.4
  Research and development.....    23.8          18.8            30.1         18.5       18.2          17.8
  General and administrative...    10.6          10.0            18.6          9.8        9.7           8.4
  Amortization of
    intangibles................    10.5           9.6            13.4          9.3        7.7           6.7
  Stock-based compensation.....     0.1           0.7             0.9          0.6        1.6           3.7
                                  -----         -----          ------        -----      -----         -----
    Total operating expenses...   104.8          88.4           140.9         84.2       79.1          80.2
                                  -----         -----          ------        -----      -----         -----
Loss from continuing
  operations...................   (31.7)        (17.4)          (84.3)        (9.5)      (4.8)         (6.5)
Interest expense, net..........    (5.2)          1.6             3.0          2.5        1.9           2.0
                                  -----         -----          ------        -----      -----         -----
Net loss from continuing
  operations...................   (36.9)        (19.0)          (87.3)       (12.0)      (6.7)         (8.4)
Discontinued operations:
  Loss from discontinued
    operations.................    (2.5)         (5.5)          (13.1)        (5.4)        --            --
  Gain on disposal of
    discontinued operations....      --            --              --         11.9         --            --
                                  -----         -----          ------        -----      -----         -----
Net loss.......................   (39.4)%       (24.5)%        (100.4)%       (5.5)%     (6.7)%        (8.4)%
                                  =====         =====          ======        =====      =====         =====

     License revenues have generally increased in each of the six quarters ended September 30, 1999, primarily due to increased market acceptance for our products. Service revenues have also generally increased in each of these quarters primarily due to the recognition of maintenance revenues attributable to our growing installed base, and to a lesser extent, consulting and training services associated with increased sales of our products. In the quarter ended December 31, 1998 we recorded a large net loss due to our inability to close a large number of license sales which had been forecasted to close in the quarter coupled with an increase in operating expenses. Decreased license revenues for the quarter were primarily due to significant turnover in our sales force during the quarter. In addition our newly hired sales personnel, who were still gaining experience with our products, were unable to close a large number of sales forecasted for the quarter. In the following quarter we experienced further turnover in our sales personnel and we implemented tighter expense controls resulting in lower overall operating expenses.

     Our quarterly operating results have fluctuated significantly in the past, and will continue to fluctuate in the future, as a result of a number of factors, many of which are outside our control. As a result of our limited operating history, we cannot forecast operating expenses based on historical results. Accordingly, we base our anticipated level of expense in part on future revenue projections. Most of our expenses are fixed in the short term and we may not be able to quickly reduce spending if revenues are lower than we have projected. Our ability to forecast our quarterly revenues accurately is limited given our limited operating history, the length of our sales cycle and other uncertainties in our business. If revenues in a particular quarter do not meet projections, our net losses in a given quarter would be greater than expected. As a result, investors should not rely on the results of one quarter as an indication of future performance.

RECENT DEVELOPMENTS

     On November 10, 1999, we acquired Acuity, a provider of software products to manage Internet-based customer interactions. The acquisition was structured as a merger in which Acuity has become our wholly-owned subsidiary and the stockholders of Acuity have become our stockholders. The total number of our shares issued in connection with the acquisition of Acuity plus the number of shares issuable upon exercise of options and warrants we assumed in the acquisition equaled 5,817,514 shares or 18% of our fully-diluted capitalization immediately following the acquisition. We issued 3,047,378 shares of our preferred stock and 2,018,905 shares of our common stock. In addition, we assumed warrants to purchase 328,364 shares of our common and preferred stock and options to purchase 422,867 shares of our common stock. The acquisition will be accounted for using the purchase method of accounting. The aggregate purchase price for the acquisition was approximately $46.5 million based on the value of our capital stock issued and the value of the options, warrants and liabilities assumed. In connection with the acquisition of Acuity, we expect to recognize a charge for in-process technologies of approximately $3.0 million in the quarter ending December 31, 1999. Acuity is located in Austin, Texas and had 81 employees on September 30, 1999. Acuity's revenues for the year ended December 31, 1998 were $6.7 million, of which $5.5 million were related to a product line that was subsequently sold in March 1999. Acuity incurred net losses of $6.6 million, $7.7 million and $4.6 million in the years ended December 31, 1997 and 1998 and for the nine months ended September 30, 1999.

LIQUIDITY AND CAPITAL RESOURCES

     Since May 1995, we have financed our operations primarily through the sale of equity securities, borrowings and the sale of our products and services. As of September 30, 1999, we have raised approximately $41.4 million, net of offering costs, from the issuance of preferred stock. As of September 30, 1999, we had $7.7 million in cash.

     We have a $7.5 million credit line under which $4.4 million was outstanding as of September 30, 1999. The line had a maturity date of September 17, 1999 that was extended to December 17, 1999. Changes to the terms of the line included a waiver to the financial covenants as well as a change of the interest rate to prime plus 0.5% per annum. Warrants were issued to the bank to purchase 25,000 shares of Series F preferred stock at $8.25 per share. We also have a $1.1 million term loan, of which $719,000 was outstanding as of September 30, 1999. The term loan bears interest at prime plus 2.0% per annum and is due in monthly installments through September 2001.

     Cash used in operating activities was $2.0 million, $4.0 million, $7.3 million and $3.8 million in fiscal 1997, 1998 and 1999 and for the six months ended September 30, 1999. Cash used in fiscal 1997 was primarily due to a net loss of $3.5 million and an increase in accounts receivable, offset in part by an increase in accounts payable, deferred revenues and depreciation and amortization expenses. Cash used in fiscal 1998 was primarily due to a net loss of $11.2 million and an increase in accounts receivable, offset in part by an increase of deferred revenues, depreciation and amortization expenses, and a $2.2 million non-cash charge for in-process technologies related to our acquisition of Nabnasset. Cash used in fiscal 1999 was primarily due to a net loss of $11.5 million and a $1.0 million gain on the disposal of discontinued operations, offset in part by depreciation and amortization expenses. Cash used for the six months ended September 30, 1999 was primarily due to a net loss of $1.7 million and an increase in accounts receivable and a decrease in deferred revenues, offset in part by an increase in depreciation and amortization and stock based compensation.

     Cash used in investing activities was $1.0 million, $3.7 million and $396,000 in fiscal 1997 and 1998 and for the six months ended September 30, 1999. Cash used in investing activities was primarily for purchases of property and equipment in each period. In addition, cash used in fiscal

1998 included $2.5 million for the acquisition of Nabnasset. Cash provided by investing activities of $924,000 in fiscal 1999 was primarily due to proceeds from the sale of discontinued operations, offset by purchases of property and equipment.

     Cash provided by financing activities was $5.2 million, $6.6 million, and $6.2 million and $10.1 million in fiscal 1997, 1998 and 1999 and for the six months ended September 30, 1999. Cash provided by financing activities consisted primarily of proceeds from private sales of preferred stock and borrowings under a bank line of credit.

     We expect to experience significant growth in our operating expenses, particularly sales and marketing and research and development expenses, for the foreseeable future in order to execute our business plan. As a result, we anticipate that these operating expenses, as well as planned capital expenditures, will constitute a material use of our cash resources. In addition, we may utilize cash resources to fund acquisitions or investments in complementary businesses, technologies or product lines. We believe that the net proceeds from this offering, together with bank financing, will be sufficient to make a required cash payment of $18.2 million to holders of some series of our preferred stock, upon the closing of this offering, and to meet our anticipated needs for working capital and capital expenditures for at least the next 12 months. Thereafter, we may find it necessary to obtain additional equity or debt financing. In the event additional financing is required, we may not be able to raise it on acceptable terms or at all.

YEAR 2000 COMPLIANCE

     The "Year 2000 Issue" refers generally to the problems that some software may have in determining the correct century of the year. Many existing electronic systems, including computer systems, use only the last two digits to refer to a year. Therefore, these systems may recognize a date using "00" as 1900 rather than the year 2000. If not corrected, these electronic systems could fail or create erroneous results when addressing dates on and after January 1, 2000.

     We have developed and are implementing a company-wide program to inventory any systems or devices that may be affected, identify which systems or devices are not Year 2000 compliant and remedy any Year 2000 issues that become known to us. The scope of our Year 2000 readiness program includes the review and evaluation of:

     - our proprietary software products;

     - the software components that we license from others and are part of the eContact suite of products;

     - our IT systems, such as hardware and software used in the operation of our business;

     - our non-IT systems or embedded technology, such as micro-controllers contained in various equipment and facilities; and

     - the readiness of third parties such as suppliers and other key vendors.

     We have tested our proprietary software products and determined that they are Year 2000 compliant, when configured and used in accordance with the related documentation, assuming that the underlying operating system of the host machine and any other software used with or in the host machine or our products are Year 2000 compliant. Based on the results of these tests, we do not expect that recent versions of our products will suffer Year 2000-related problems.

     We have made reasonable efforts to ensure that software licensed from third parties that we incorporate into our eContact suite is Year 2000 compliant. Despite our tests and assurances from the developers of these products, products we sell may contain undetected errors or defects associated with Year 2000 date functions. In most cases, we have determined that recent versions of these licensed software components are Year 2000 compliant. In instances where our customers are using older, non-compliant versions of these software components, we have advised them specifically what changes they need to make in order to make their systems Year 2000 compliant.

     We have initiated an assessment of our material internal IT systems, including both our own software products and third party software and hardware technology, and our non-IT systems. We have successfully upgraded and made compliant our source code repository and our call defect tracking system. We expect to complete testing of our material IT systems, including a comprehensive "roll forward" simulation test by November 30, 1999, and we expect to address any issues that arise from these tests by the second week of December. To the extent that we are not able to test the technology provided by third-party vendors, we are seeking assurances from these vendors that their systems are Year 2000 compliant. We are not currently aware of any material operational issues or potential costs associated with preparing our internal IT and non-IT systems for the Year 2000. Because we are substantially dependent upon the proper functioning of our computer systems, a failure of our systems to be Year 2000 compliant could materially disrupt our operations, which could seriously harm our business.

     We do not currently have any information concerning the Year 2000 compliance status of our customers. Our current or future customers may incur significant expenses to achieve Year 2000 compliance. If our customers are not Year 2000 compliant, they may experience material costs to remedy problems, or they may face litigation costs. In either case, Year 2000 issues could reduce or eliminate the budgets that current or potential customers could have for, or delay purchases of, our products and services. As a result, our operating results could suffer.

     We have funded our Year 2000 readiness program from operating cash flows and have not separately accounted for these costs. To date, these costs have not been material. We will incur additional costs for administrative personnel to manage our testing, review and remediation efforts, and we will incur some expenses related to outside vendor and contractor assistance. We do not believe these expenses will materially affect our operating results. Because we have contracted with a third party to perform the majority of our hardware and systems upgrades, our engineering and IT projects have not been materially delayed.

     We have made significant efforts to ensure that our proprietary software, the software we license from others and our internal systems are Year 2000 compliant. We believe that no serious problems will arise that will result in significant costs. However, a reasonable "worst case" scenario might include:

     - Cash expenditures and lost person-hours. If certain functions of our eContact suite fail, our customers may be unable to manage their eCRM operations and we may be forced to spend time and money to correct these deficiencies.

     - Alternative use problems. We have certified the eContact software components, whether internally developed or licensed from others, as Year 2000 compliant in the eCRM field of use. If any of our customers have adapted and are using eContact for alternative uses, they may face problems that we are not aware of.

     - Failure of engineering applications. While we have certified as Year 2000 compliant our material internal systems, it is possible that some of our non-critical, narrow use engineering applications will experience difficulties. Although we have no reason to believe that these applications will fail, some areas of our engineering efforts could be hindered if problems arise.

     We are in the process of designing our Year 2000 contingency plan to address situations that may result if we are unable to achieve Year 2000 readiness for our critical operations. Although it is not yet fully developed, we expect to complete our Year 2000 contingency plan before December 31, 1999. We do not expect the cost of developing and implementing our contingency plan to be material. In addition, we cannot assure you that our contingency plan will successfully address any Year 2000 problems that may arise.

     Acuity has completed its Year 2000 assessments and preparations. In assessing its state of readiness, Acuity determined, through internal testing or by receiving certifications from vendors, that all of its systems are generally Year 2000 compliant. In particular, Acuity investigated the readiness of its desktop applications and its engineering and accounting software systems. Acuity also assessed its internal hardware and servers, as well as its telephone and security systems. Acuity also requested that third-party providers of material software products certify that these software products, including software incorporated into Acuity's products, are Year 2000 compliant.

     Acuity has not tracked its Year 2000 preparedness expenses separately, and, while it is unable to accurately estimate these expenses, it does not believe they have had or will have a material effect on its results of operations.

     A reasonable worst case scenario for Acuity would involve a company-wide shut down for an undeterminable period of time caused by the failure of its network systems. Because it believes all material systems are Year 2000 compliant, Acuity has not implemented any definite contingency plans.

     Acuity determined that certain older versions of its software product are not Year 2000 compliant. In response, Acuity has attempted to contact all customers with noncompliant products to notify them of this lack of compliance and to offer them the opportunity to purchase a product upgrade that is Year 2000 compliant. Following our acquisition of Acuity, we will be liable for claims that Acuity customers have against Acuity. In addition, Acuity previously sold an iChat product that was not Year 2000 compliant. Acuity sold its iChat product line prior to entering an agreement to be acquired by us. We believe that any liabilities that result from the iChat product's failure to be Year 2000 compliant will be the responsibility of the purchaser of the iChat product line; however, third parties might still seek to assert liability against us following our acquisition of Acuity.

RECENT ACCOUNTING PRONOUNCEMENTS

     In fiscal 1998, we adopted Statement of Financial Accounting Standards
(SFAS) No. 130, Reporting Comprehensive Income, which requires an enterprise to report, by major components and as a single total, the change in net assets during the period from non-owner sources. The adoption of SFAS No. 130 did not have a material impact on our consolidated financial statements.

     In fiscal 1998, we adopted SFAS No. 131, Disclosures About Segments of an Enterprise and Related Information, which established annual and interim reporting standards for an enterprise's business segments and related disclosures about its products, services and geographic areas and major customers. The adoption of SFAS No. 131 did not have a material impact on our consolidated financial statements.

     In fiscal 1998, we adopted Statement of Position, or SOP 97-2, Software Revenue Recognition, and SOP 98-4, Deferral of the Effective Date of a Provision of SOP 97-2, Software Revenue Recognition. SOP 97-2 and SOP 98-4 provide guidance for recognizing revenue on software transactions and supercede SOP 91-1. The adoption of SOP 97-2 and SOP 98-4 did not have a material impact on our financial results.

     In March 1998, the Accounting Standards Executive Committee (AcSEC) issued SOP 98-1, Accounting for the Costs of Computer Software Developed or Obtained for Internal Use. SOP 98-1 establishes the accounting for costs of software products developed or purchased for internal use, including when such costs should be capitalized. SOP 98-1 will be effective for our fiscal year ending March 31, 2000. We believe the adoption of this statement will not have a significant impact on our financial position, results of operations or cash flows.

     In April 1998, the AcSEC issued SOP 98-5, Reporting on the Costs of Start-up Activities. Under SOP 98-5, the cost of start-up activities should be expensed as incurred. SOP 98-1 will be effective for our fiscal year ending March 31, 2000. We believe the adoption of this statement will not have a significant impact on our financial position, results of operations or cash flows.

     In June 1998, the Financial Accounting Standards Board (FASB) issued SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities. This statement requires companies to record derivatives on the balance sheet as assets or liabilities, measured at fair value. Gains or losses resulting from changes in the values of those derivatives would be accounted for depending on the use of the derivative and whether it qualifies for hedge accounting. SFAS No. 133 will be effective for our fiscal year ending March 31, 2001. We believe the adoption of this statement will not have a significant impact on our financial position, results of operations or cash flows.

INTEREST RATE RISK

     At September 30, 1999, we had an outstanding balance of $4.4 million under a revolving line of credit with interest at prime plus 0.5% and a term loan with an outstanding balance of $719,000 at prime plus 2.0%. A 10% movement in market interest rates would not significantly impact our financial position or results of operations.

                                    BUSINESS

INDUSTRY BACKGROUND

     In today's competitive global marketplace, customer service is increasingly critical to attracting and retaining customers. Many companies are re-orienting their businesses to be more responsive to customer needs and are focusing on customer service and satisfaction to differentiate themselves from their competitors. Moreover, companies are recognizing that every customer interaction provides an opportunity to sell additional products and services, as well as increase customer loyalty. As a result, customer service is becoming a key competitive advantage in many industries.

     The Internet has emerged as a major medium for communication and commerce, enabling new, highly efficient channels through which companies can engage in commerce and interact directly with their customers. The growth of e-commerce has increased competition for customers and reduced the importance of traditional competitive advantages such as price, location, availability and access. International Data Corporation estimates that the number of customers buying goods and services over the Internet worldwide will grow from approximately 30.8 million in 1998 to 182.6 million in 2003 and that the value of these purchases will increase from $50.4 billion to $1.3 trillion over the same period.

     The Internet enables companies to interact with their customers in more ways than ever before. In addition to traditional telephone-based communication channels, customers and companies can now interact through email, Web chat and Web self-service. These Internet-based communication channels are growing rapidly, creating new challenges for companies attempting to provide quality customer service. The Gartner Group estimates that approximately 25% of all customer interactions will take place over the Internet via email or Web communications by 2001. Forrester Research estimates that by 2001 consumers will send companies approximately 50 million emails per day requesting product information or service.

     As a result of the growing use of these new communication channels, companies are struggling to handle the volume and variety of customer interactions. While Internet-based communications are forecast to grow substantially, telephone-based communications will remain a critical component of companies' customer service. Many companies are not equipped to address the convergence of traditional and Internet-based communication channels and, consequently, cannot offer customers the flexibility and service they demand. Customers increasingly expect to be able to interact with companies through whichever channel best suits their needs and are likely to use a combination of communication channels. For example, a customer may request product literature via email, review marketing materials or fill in an application on the Web, call to receive more detailed information or assistance, send a signed form by fax, and check the status of an order online. Companies' ability to provide consistent customer service across all these communication channels will become increasingly critical to delivering a superior customer experience.

     In many industries, Internet-based companies have captured increasing market share and emerged as competitive threats to traditional "brick and mortar" companies. As a result, many Global 1000 companies are under pressure to quickly expand their online presence. These companies have typically provided customer service through telephone-based communication channels and are now looking to support new Internet-based communication channels. Many of these companies have invested considerable resources to establish call centers that manage inbound and outbound customer calls, including customer orders, inquiries and service requests, and telesales and telemarketing operations. As these companies move to support Internet-based communication channels and establish customer service centers with capabilities for handling multi-channel communications, they will seek to leverage their existing investments in call center infrastructure and personnel. Frost and

Sullivan estimates that spending on Web-enabled call centers will increase from $14.1 million in 1998 to $889.9 million in 2004.

     Similarly, many Internet-based companies that have grown rapidly and built sizable customer bases are faced with increasingly competitive online market environments and are looking for ways to differentiate themselves from their competitors. These Internet-based companies have relied primarily on email and Web self-service to interact with their customers. Many have delivered unsatisfactory customer service. According to a recent survey of Internet sites by Jupiter Communications, more than a third had no email address listed, took five days or more to respond or never responded to an email.

     To date, companies have turned to several types of products to deliver customer service. These products have primarily been point solutions targeted at discrete communication channels. For example, computer telephony integration software products, which automate call routing and reduce the time it takes to respond to customer calls, are designed for telephone-based communications and often are not able to handle or integrate with Internet-based communication channels. Similarly, email management software products, which automate email responses, typically are not integrated with other communication channels and therefore do not provide a complete and accurate view of the customer. Companies have also deployed customer relationship management applications to automate customer interactions such as problem management and to provide a repository for customer information. However, these applications are usually not integrated with the underlying communication infrastructure and therefore cannot leverage call routing or other features that enable more timely, efficient and personalized customer service. Deploying these disparate solutions requires significant integration and, as a result, they can be difficult and expensive to implement and maintain.

     We believe a significant market opportunity exists for solutions that provide both traditional "brick and mortar" companies and new Internet-based companies with the ability to manage customer relationships across a broad range of communication channels including the Internet, email and the telephone. This market is referred to as the e-Customer Relationship Management or eCRM market. eCRM solutions enable companies to:

     - manage high volumes of customer interactions;

     - support a broad range of communication channels;

     - deliver consistent and integrated customer service;

     - leverage Internet and telephone technologies; and

     - capture all relevant customer information.

THE QUINTUS SOLUTION

     We provide a comprehensive eCRM solution that enables companies to manage customer interactions, such as customer orders, inquiries and service requests, and deliver consistent customer service across multiple communication channels, including the Internet, email and the telephone. Our Quintus eContact software suite includes applications that address the needs of customer service representatives and agents in sales and service, consumer relations, technical support and human resources centers and a routing engine that manages customer interactions. Our eContact software suite enables companies to personalize, route and manage customer interactions and is designed to leverage third party products that support email and Internet-based customer service. Our recent acquisition of Acuity will extend our ability to provide customer service functionality through Web chat, Web self-service, browser-based collaboration and email. Our eContact suite enables companies to handle high volumes of customer interactions, increase the efficiency of their customer service operations and leverage opportunities to sell additional products and services to their customers through the use of common rules for prioritizing, handling and responding to customer interactions, shared customer profile information, and consolidated management and reporting functions that allow companies to capture and analyze customer information.

     We have designed Quintus eContact to be a highly scalable and flexible solution that can be easily deployed to assist companies in reducing the costs and improving the efficiency of their customer service operations. eContact is based on an open, standards-based architecture and can be integrated with other systems, enabling companies to leverage their existing customer relationship management applications and communication infrastructure. eContact addresses the customer service needs of large organizations as well as rapidly growing companies that require highly functional solutions to automate and manage high volumes of customer interactions across traditional as well as Internet-based communication channels.

     Our eContact suite consists of several different software applications that can be sold separately or in a group. We only recently introduced and sold the email management and Internet-based customer service components of our eContact suite. As a result no customer has completed the implementation of these new components.

     The key features of the Quintus eContact solution are:

     Broad Range of Communication Channels. Quintus eContact is a comprehensive solution that enables companies to provide sophisticated routing, tracking and reporting capabilities across their communication infrastructure and manage customer interactions via telephone, email, Web self-service, Web chat, browser-based collaboration and Web callback. Our solution also supports third-party e-commerce applications, facsimile and imaging applications, and advanced telephony systems, such as automatic call distributors and interactive voice response systems.

     Integrated Applications and Communication Infrastructure. Quintus eContact integrates communication infrastructure with customer relationship management applications. We currently sell four customer relationship management applications that address the needs of sales and service, consumer relations, technical support and human resources contact centers. These applications provide out-of-the-box functionality and allow companies to accelerate the deployment of our solution.

     Consistent Customer Service Across Communication Channels. Quintus eContact allows companies to set business rules and personalization strategies to handle customer interactions and deliver a consistent level of customer service across multiple communication channels. Individual customer interactions can be managed using transaction histories, legacy data, customer profiles and resource status to offer a consistent and personalized level of customer service. Rules for prioritizing, handling and responding to customer interactions and personalization strategies can also be defined for specific communication channels in order to leverage the attributes of each channel to provide more targeted customer service and opportunities to sell additional products and services to customers.

     Consolidated Customer Interaction Repository. Quintus eContact provides a consolidated repository of information about each customer interaction regardless of communication channel. Companies can analyze customer interactions and determine the use and effectiveness of different channels by different customer segments. Customer service agents can access complete customer histories and review previous interactions. As a result, agents can respond more effectively when, for example, a customer calls to discuss an email she received in response to an order she previously placed online.

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

     Highly Scalable and Flexible. Quintus eContact is designed to handle millions of customer interactions per day and support thousands of agents across multiple customer service centers. eContact allows companies to increase the number of customer interactions handled by customer service agents by routing customer interactions to the best resource available, based on agent availability and experience, as well as prior contact history. eContact is a modular solution, providing companies with the flexibility to implement the solution they need today and add functionality as they expand the scope of their customer service centers. In addition, our solution is based on open standards, enabling it to share information with existing customer relationship management applications and legacy systems.

OUR GROWTH STRATEGY

     Our objective is to be the leading provider of eCRM software solutions that manage customer interactions across a broad range of communication channels. Key elements of our strategy include:

     Maintain and Extend Technology Leadership. We will continue to leverage leading Internet and telephony technologies to enhance the performance and functionality of our products. We believe our Quintus eContact suite is the most comprehensive solution that enables companies to efficiently and cost-effectively manage high volumes of customer interactions across multiple communication channels. We plan to incorporate new technologies, such as Internet telephony, speech recognition and digital video, into our solution as they achieve significant market acceptance. We intend to maintain our technology leadership through focused research and development and, potentially, through the licensing or acquisition of complementary technologies or businesses.

     Broaden Direct and Indirect Distribution Capabilities. We intend to continue to develop and extend our distribution capabilities. We sell our solution through a direct sales force in North America and indirectly through 15 domestic and international resellers and distribution partners including IBM Japan, Lucent Technologies and Logica. We plan to increase the size of our direct sales organization and broaden our indirect distribution network with strategic resellers and other distribution partners.

     Target Global 1000 Companies. We plan to continue to target Global 1000 companies as they rapidly transition their businesses online. We believe that there is a significant opportunity to provide a solution that enables these companies to leverage their existing customer service infrastructure and deliver a consistent and integrated level of customer service across both traditional and Internet-based communication channels. Our customers include Global 1000 companies such as Citigroup, Lucent Technologies, Procter & Gamble and United Airlines.

     Target Leading Internet-based Companies. We plan to continue to target leading Internet-based companies. We believe that these companies increasingly recognize the need for higher levels of customer service in order to attract and retain customers, and are looking for highly scalable solutions that are easy to deploy and support both their existing Internet-based communication channels as well as traditional communication channels. Leading Internet-based companies that have purchased our WebCenter product line include drugstore.com, living.com and REI.com.

     Develop and Expand Strategic Relationships. We plan to continue to develop technology and marketing relationships with leading vendors of complementary products in order to increase our visibility in the marketplace and broaden the functionality of our solution. We currently have a strategic relationship with Brightware. We also intend to expand our strategic relationships with leading systems integrators that have significant influence over companies' purchasing decisions. We believe that systems integrators help provide industry-specific expertise and support our growth and

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

entry into new markets. We currently have implementation relationships with AnswerThink Consulting Group, Cambridge Technology Partners and Technology Solutions Company.

PRODUCTS

     The Quintus eContact suite is a comprehensive eCRM solution that allows companies to provide consistent customer service across a broad range of communication channels, including voice, email, Web self-service, Web chat, browser-based collaboration and Web callback. The eContact suite includes the eContact engine, channel applications and business applications that can be sold separately or in a group.

                                      LOGO

     The Quintus eContact suite is priced according to the product components purchased and the number of users. Product components are typically priced from $15,000 to $85,000 per installation, with per user prices typically ranging from $500 to $2,300.

     QUINTUS ECONTACT ENGINE

     The Quintus eContact engine is the foundation of our eContact suite and enables customer interactions, such as customer orders, inquiries and service requests, to be managed consistently across multiple communication channels. Our eContact engine, routes, tracks, and manages customer interactions, consolidates all relevant customer information into a common data source, and provides reporting capabilities that allow companies to capture and analyze customer information. The eContact engine includes the following features:

     - Personalization Services. The Quintus eContact engine allows companies to personalize each customer interaction based on sophisticated rules for prioritizing, handling and responding to customer interactions that take into account customer profiles, transaction histories and resource availability. A customer interaction can be managed and routed based upon the communication channel, the customer or the purpose of that specific customer interaction. As a result, customers can receive the same level of service across multiple communication

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

       channels and companies can leverage the attributes of each communication channel to deliver more targeted and effective customer service.

     - Coordination Services. For each customer interaction, the Quintus eContact engine captures all relevant customer information in real time. By sharing customer information across systems, agents and communication channels, companies can provide better informed, consistent and synchronized customer service.

     - Consolidated Data Source and Reporting. All customer profiles and histories, as well as detailed records of every customer interaction regardless of communication channel, are stored in a common data source. The Quintus eContact engine provides reporting capabilities that allow companies to perform in-depth customer segmentation and trend analysis.

     - Centralized Customization and Administration. Companies can customize rules for prioritizing, handling and responding to customer interactions, screen layouts, Web pages, data models and data access using Quintus eContact's drag-and-drop graphical tools. This common toolset gives companies the flexibility to respond to changing business needs. Our eContact engine also provides centralized administration of our solution. Companies can control and monitor system status and availability as well as receive notification alerts when pre-defined thresholds are met.

     The Quintus eContact engine includes an enterprise data access layer that provides access to relational databases as well as external data sources and transactional systems, enabling companies to use their own business data to manage customer interactions. Customer service agents interact with our eContact suite through our agent console. The agent console provides an intuitive user interface that displays customer information and pre-defined scripts, and can be integrated with multiple applications, including front and back office systems and legacy applications.

     QUINTUS ECONTACT CHANNEL APPLICATIONS

     Our channel applications enable companies to manage customer interactions consistently across multiple communication channels including the Internet, email and the telephone. Companies can deploy our channel applications separately or as a comprehensive solution to meet their evolving needs for customer service centers handling interactions across multiple communications channels.

-----------------------------------------------------------------------------------
 CHANNEL APPLICATION   PRODUCT DESCRIPTION
-----------------------------------------------------------------------------------
 Computer Telephony    Quintus CTI integrates eContact with advanced telephony
 Integration           systems.
-----------------------------------------------------------------------------------
 Web Interaction       Quintus WebCenter provides Web self-service and online
                       customer service through Web chat, browser-based
                       collaboration and Web callback.
-----------------------------------------------------------------------------------
 Email Management      Quintus Email Management provides email management with
                       natural language text analysis and rule-driven automated
                       responses. We deliver this functionality by reselling
                       Brightware's software.
-----------------------------------------------------------------------------------
 Electronic Commerce   Quintus eCommerce Connector integrates eContact with
 Connector             e-commerce applications to capture transaction information.
-----------------------------------------------------------------------------------

     Computer Telephony Integration. Quintus CTI provides a highly scalable platform for integrating advanced telephony systems such as automatic call distributors and interactive voice response systems from major telecommunications equipment vendors. Quintus CTI allows companies to apply sophisticated rules for prioritizing, handling and responding to customer interactions to qualify and route telephone-based customer communications. By integrating the telephony infrastruc-

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

ture with our eContact solution, Quintus CTI also enables traditional voice-only call centers to be extended to handle Web, email and other communication channels.

     Web Interaction. Quintus WebCenter provides a comprehensive framework to manage Internet-based customer interactions, including Web self-service, Web chat, browser-based collaboration and Web callback. WebCenter enables companies to provide live customer service on the Internet. Through WebACD Web-based customer interactions are routed to the appropriate resources based on agent availability and experience. Agents can collaborate with customers by synchronizing their browsers, seeing the Web pages that customers are viewing and pushing new Web pages to customers to assist them. WebCenter also allows companies to build a knowledge base of frequently asked questions, deploy it on the Web and provide customers with full search capabilities. With WebCenter, companies can enhance their Web sites and deliver a more engaging and personalized customer experience by providing immediately available online customer service options. We have not yet implemented WebCenter as part of our eContact suite; however, WebCenter has been sold to over 100 customers and we are currently engaged in our first WebCenter and eContact deployment.

     Email Management. We deliver email management functionality by reselling Brightware's software under a non-exclusive reseller agreement. Quintus Email Management provides natural language analysis and automated response capabilities, enabling companies to answer customers' emails accurately, cost-effectively and rapidly. Email Management analyzes the email message content, determines the nature of the customer request and automatically responds to the email or forwards it with a suggested response to an agent for further review. Responses can be automatically generated and include information provided by the eContact data source or other external data sources.

     Electronic Commerce Connector. Quintus eCommerce Connector enables our eContact solution to exchange information with e-commerce applications using standard Internet protocols. Online customer transactions and purchases can be recorded in the eContact data source and displayed to agents providing customer service. Companies can integrate our Internet-based customer service solution with their e-commerce applications to offer online customer assistance at the time of purchase as well as aftersales support. In addition, our eCommerce Connector enables companies to leverage information on customer purchasing patterns to sell additional products or services with each customer interaction.

     QUINTUS ECONTACT BUSINESS APPLICATIONS

     We currently market four business applications that address the needs of customer service centers for sales and service, consumer relations, technical support and human resources. Our business applications can run separately or be integrated with the Quintus eContact suite, can be deployed across multiple locations and are accessed through agent desktops or via a Web browser. Companies can easily customize data models, rules for handling customer interactions, screen forms and Web pages to meet their specific requirements. Our business applications can also be integrated with third-party applications and data sources.

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

-----------------------------------------------------------------------------------
 BUSINESS              PRODUCT DESCRIPTION
  APPLICATION
-----------------------------------------------------------------------------------
 Sales and Service     Quintus CallCenterQ supports multi-function
                       business-to-consumer sales, service and marketing centers.
-----------------------------------------------------------------------------------
 Consumer Relations    Quintus CallCenterQ for Consumer Relations supports consumer relations centers in the consumer product, service, travel, hospitality and other industries.
-----------------------------------------------------------------------------------
 Technical Support     Quintus CustomerQ supports business-to-business technical
                       support centers.
-----------------------------------------------------------------------------------
 Human Resources       Quintus HRQ supports human resources centers serving
                       employees, former employees and retirees.
-----------------------------------------------------------------------------------

     Sales and Service. Quintus CallCenterQ is designed for multi-function sales, service and marketing centers. Targeted at business-to-consumer industries, CallCenterQ enables agents to easily access pricing and product information, process returns, track service issues and capture orders as well as qualify and manage customer leads. CallCenterQ also allows companies to define and manage marketing campaigns, and agents can be automatically prompted with targeted opportunities to sell additional products or services to customers. Additional features include list management, literature fulfillment, automatic personalized letter generation, agent scripting, and outbound preview dialing. CallCenterQ is designed to help companies maximize revenue by enabling them to set up, administer and evaluate the effectiveness of their sales and marketing campaigns.

     Consumer Relations. Quintus CallCenterQ for Consumer Relations is designed for consumer relations centers and is targeted primarily at the consumer product, service, travel and hospitality industries. CallCenterQ for Consumer Relations provides agents with the information they need to resolve customer issues including customer history and product information, and the ability to issue vouchers and other forms of compensation. Additional features include scanned letter/fax viewing, frequently asked questions knowledge base, automatic personalized letter generation, and literature fulfillment. In addition, CallCenterQ for Consumer Relations enables companies to gather important customer feedback and market research to help them manage their brands.

     Technical Support. Quintus CustomerQ is designed for business-to-business technical support centers. CustomerQ provides agents with complete customer history and product information, as well as service contracts, warranties, billing and shipping information. Companies can also allow customers to search for solutions, enter issues, and track the status of their technical problems through the Internet. Other features include problem resolution, case management, access to knowledge bases, defect tracking, automatic notification and escalation, return processing and report generation. CustomerQ enables companies to increase customer loyalty by rapidly and effectively addressing customer requests for technical support. We also offer Quintus HelpQ, a technical support application, which is targeted at the internal help desk market.

     Human Resources. Quintus HRQ is designed for human resources centers serving employees, former employees and retirees. HRQ provides human resources personnel with detailed employee history as well as health care and financial benefits information. Other features include problem resolution, dependent profiles, scanned letter/fax viewing, automatic personalized letter generation and literature fulfillment. In addition, HRQ can be integrated with leading human resources applications and knowledge bases. HRQ helps companies be more responsive to their employees while reducing administrative costs and improving the productivity of human resource departments.

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

CUSTOMERS

     To date, we have licensed our software products to over 250 customers, including companies in the financial services, telecommunications and consumer product industries. The following is a representative list of companies from which we have derived more than $300,000 of license and service revenue since April 1, 1996.

    AMS Management Systems       Engen Petroleum              PricewaterhouseCoopers
    Anheuser-Busch               First Union Bank             Procter & Gamble
    Canada Trust                 Hartford Insurance           Reuters
    Canadian Imperial Bank of    Inova Healthcare Services    The Santa Cruz Operation
      Commerce                   International Paper          Siemens Nixdorf
    Capita Group                 Lucent Technologies          Steelcase
    Citigroup                    Massachusetts Division of    Sun Microsystems
    Clarke American              Employment & Training        Telefonica do Brasil
    Countrywide Home Loans       Meca Software                Ticketmaster
    Deere & Company              Northern Trust               United Airlines

     Prior to our acquisition of Acuity, Acuity licensed its WebCenter product to over 100 customers.

     The following case studies illustrate how some companies are using our products.

     PROCTER & GAMBLE

     Procter & Gamble is a leading food and consumer products company, marketing over 300 brands in more than 140 countries.

     Business Challenge. Each year, Procter & Gamble receives high volumes of calls and letters from consumers concerning its products and company policies. Procter & Gamble required a solution that could integrate its telephone, letter and facsimile interactions, and support emerging Internet communication channels. In addition, Procter & Gamble, which has over 110,000 employees worldwide, was looking for a solution to help manage human resources inquiries by both current and former employees.

     Solution. Procter & Gamble licensed our Quintus CallCenter for Consumer Relations application for its consumer relations centers. Procter & Gamble is also implementing our Quintus HRQ application in its human resources centers to handle inquiries such as health benefits, payroll and pension plans. Procter & Gamble expects that our solution will enable it to increase the efficiency of its call centers and improve its service to consumers and employees by automating call center interactions, providing detailed consumer and employee information, and tracking problem resolution to completion.

     CITIGROUP

     Citigroup is a leading global financial services company, providing over 100 million consumers, corporations, governments and institutions in more than 100 countries with a broad range of financial products and services.

     Business Challenge. Citigroup relies on multiple call centers and thousands of agents to provide financial services to customers over the telephone. Citigroup needed to integrate its call center telephony systems with its back-office systems to enable agents to access detailed customer information and perform additional business functions. In addition, Citigroup required a flexible and scalable solution that could be deployed across multiple call centers. Citigroup was also looking for a

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

solution that could be implemented in conjunction with its "e-Citi" initiative to increase its presence on the Internet and deliver financial services online.

     Solution. Citigroup is currently using our Quintus CTI product to integrate its telephony systems and enable approximately 1,000 agents across multiple call centers to deliver superior customer service. Our solution enables Citigroup to handle service requests quickly and cost-effectively by providing agents with detailed customer information and routing calls to the most appropriate agent. Citigroup has also deployed our Quintus CustomerQ application integrated with our Quintus CTI product as part of its e-Citi projects. In addition to increasing customer satisfaction by enabling e-Citi agents to track customer relationships and activities, our solution is designed to increase revenue by alerting agents to likely cross-selling and up-selling opportunities.

     TICKETMASTER

     Ticketmaster is a leading provider of automated ticketing distribution services, selling approximately 70 million tickets worldwide in 1998.

     Business Challenge. Ticketmaster sells tickets to the public through the telephone, the Internet and retail outlets. More recently, Ticketmaster has started selling a greater percentage of tickets over the Internet. Through the Internet, Ticketmaster allows customers to find information about upcoming events and purchase tickets and other related merchandise. To support its growing online sales and customer service needs, Ticketmaster sought a more comprehensive solution that would enable it to provide a higher level of customer service through automated email, Web chat, Web callback and collaborative browsing. Ticketmaster wanted to be able to integrate this solution with its existing call centers and telephone systems.

     Solution. Ticketmaster selected our Quintus eContact suite earlier this year. Ticketmaster expects that our solution, which is being developed, will enable it to provide live customer support through Web chat and browser-based collaboration, and to respond more efficiently to large volumes of emails. Ticketmaster plans to integrate our solution within its call centers as its need for Internet customer service increases.

     ASHFORD.COM

     Ashford.com is an online retailer of luxury and premium products, selling more than 150 brands and 8,000 different styles of new and vintage watches, fragrances, leather accessories, sunglasses and writing instruments.

     Business Challenge. As a provider of luxury and premium products, Ashford.com targets a customer group that expects a high level of customer service. Ashford.com wanted to be able to communicate directly with its online customers as they navigate its Web site in order to increase sales and provide an enhanced online shopping experience.

     Solution. Ashford.com deployed WebCenter to provide interactive sales, service and support to customers on its Web site. WebCenter enables Ashford.com to deliver live online assistance to its customers while they are browsing the Web site. Customers can remain online and have one-on-one chat sessions with customer service agents. WebCenter also allows an agent to display Web pages on a customer's screen in real-time in order to provide additional support. For example, an agent could help a customer fill in a purchase form or guide a customer through the site in order to view specific products. In addition, using WebCenter, Ashford.com can connect each customer to the most appropriate agent, matching a customer's inquiry with an agent's area of expertise. Since implementing WebCenter, Ashford.com has noted that customers using its live customer service capabilities are more likely to make a purchase and experience higher levels of customer satisfaction.

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

     REI.COM

     REI.com is the online division of Recreational Equipment Incorporated
(REI), a national retailer of outdoor gear and clothing.

     Business Challenge. As an online retailer, REI.com depends on customers making purchases through its Web site. REI.com found that many potential customers on its Web site abandoned their shopping carts before completing a purchase. In order to increase sales REI.com wanted to create a more engaging online experience and enable customers to interact directly with its customer service agents while navigating its Web site.

     Solution. REI.com deployed WebCenter to provide customer service on its Web site. WebCenter allows customers to easily find answers to commonly asked questions by querying an online knowledge base and to receive assistance through email or by connecting to a live customer service agent through Web chat. Customers are also able to request that an agent call them back. REI is currently offering live online customer assistance during peak hours and is looking to extend it in the future. By providing live customer support during the sales process, REI.com expects to increase the number of potential customers that make a purchase, as well as the overall level of customer satisfaction and loyalty.

TECHNOLOGY

     Quintus eContact is based on a scalable, multi-tiered architecture. Our eContact product suite enables eCRM features through a sequence of cooperating, distributed software servers that perform a variety of functions, including creating and manipulating data containers, routing customer contacts, allowing agents to access data and interact with customers through a Web browser. Our multi-platform solution runs on all major UNIX and Windows NT operating systems.

     Electronic Data Container. When a customer contacts a company, whether by telephone, fax, email or through a Web site, an electronic data container for that customer interaction is created. Existing customer information can be retrieved from the data repository to populate the data container, or new information can be obtained directly from the customer. The data container continually collects information throughout the lifecycle of the customer interaction and can be routed throughout an enterprise, carrying detailed information about the customer, including the customer's history with the company and details of this particular customer interaction. If the customer is transferred to another agent at another site or to an agent using a different communication channel, the data container accompanies the transition, ensuring that the customer perceives a seamless service process.

     Enterprise Data Access Layer. Quintus eContact includes an enterprise data access layer that provides access to relational and legacy data sources. The enterprise data access layer creates a uniform view of third party data regardless of the data source and allows eContact to incorporate third-party customer information.

     Abstraction and Customization. Quintus eContact uses a data abstraction layer that allows companies to store data entities, business rules and screen layouts as business objects. Customizations are performed on the business objects to modify them. All changes to the business objects are automatically reflected throughout our eContact suite.

     Workflow and Routing Engine. Quintus eContact provides a graphical tool to create and modify customer interaction flows, define routing rules and build agent scripts. These customer interaction flows, rules and scripts are specified, distributed and stored in Extensible Markup Language, allowing eContact to leverage industry-standard tools and technologies. Customer interaction flows are defined

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

using re-usable building blocks that can be used to create new routing rules as companies' needs evolve.

     High Availability. We have built our system using a modular, component-based approach. Additional customer service center capabilities and applications can be introduced without requiring companies to change their computing infrastructure and, in most cases, without affecting their operations. Our system also provides multiple redundant configurations, delivering the ability to "failover" to an alternative configuration in the event of a system failure.

CUSTOMER SUPPORT SERVICES

     We believe that high quality services and support are critical requirements for continued growth and increased sales of our products. We have made and expect to continue to make significant investments to increase our ability to service and support our customers.

     Our customer support services organization is organized into four groups including customer service management, professional services, technical support and education services.

     Customer Service Management. Our customer service management team handles many aspects of our customer relationships including answering general questions, renewing maintenance agreements, shipping product upgrades and coordinating with our other resources to meet customer needs.

     Professional Services. Our professional services group helps facilitate the implementation of our solution. We provide systems integration services to support our entire product suite. Our services include integration, customization, data modeling, project management and business rules development. The professional services group also provides support for our implementation partners.

     Technical Support. Our technical services group is dedicated to providing the highest level of support to our customers. We currently operate three technical support centers in the United States and rely upon a network of service providers internationally to provide consultations via toll-free telephone, email and the Web. Additionally, customers have 24-hour access to our online knowledge repository and the ability to directly log and track their issues through our Web site. We offer a tiered maintenance and support program. Customers can choose from our existing support packages or have a custom package developed to meet their particular needs including 24x7 coverage and other assistance options.

     Education Services. Our education services group offers a full spectrum of classes providing the training needed to understand, implement and use our solution. We offer lectures and teaching labs to end-users, administrators, developers and system integration partners at our facilities in California and Massachusetts. Upon request, we can also provide customized on-site training.

SALES AND MARKETING

     Sales. We sell our products through a direct sales force and indirectly through resellers and distribution partners. To date, we have targeted our sales efforts at Global 1000 companies and other rapidly growing companies pursuing eCRM initiatives, including those in the financial services, telecommunications and consumer products industries. Our sales force consists primarily of sales people and sales engineers located in our sales offices in numerous locations across the United States. We also maintain international offices in Amsterdam and London from which we provide sales support to our international distribution partners.

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

     We currently have relationships with 15 domestic and international reseller and distribution partners including IBM Japan, Lucent Technologies and Logica. We also enhance our sales efforts through strategic relationships with systems integrators such as AnswerThink Consulting Group, Cambridge Technology Partners and Technology Solutions Company. We intend to continue to expand our sales efforts by increasing the size of our direct sales force and broadening our indirect distribution channels.

     Marketing. Our marketing efforts focus on creating market awareness for eCRM solutions, promoting our products and services, and generating sales opportunities. We have a comprehensive marketing strategy that includes print advertising, public relations campaigns, direct mailings, newsletters, industry events including trade shows, analyst programs and speaking engagements, and joint marketing arrangements. We also advertise on the Internet and use our Web site to enhance our market presence and generate additional leads.

RESEARCH AND DEVELOPMENT

     Our research and development efforts are focused primarily around enhancing our core technology and developing additional applications for the Quintus eContact suite. We operate development centers in California, Massachusetts and Texas. Our software development approach consists of a well-defined methodology that provides guidelines for planning, controlling and implementing projects. This approach uses a cross-functional, team-based development and release process. Our research and development group works closely with customers, partners, our sales and marketing group and senior management to assist in defining product direction and to ensure that products are brought to market successfully. Members of our research and development group have extensive experience in customer relationship management software as well as Internet and telephony communication technologies.

     Our research and development expenditures were approximately $3.7 million, $5.1 million, $6.7 million and $4.0 million in fiscal 1997, 1998 and 1999 and for the six months ended September 30, 1999. We believe that our future performance will depend in large part on our ability to enhance our current product line, develop new products and maintain our technological competitiveness. As a result, we intend to continue to expend significant resources in research and development.

COMPETITION

     We currently face competition primarily from customer relationship management software vendors such as Siebel Systems and Clarify, emerging Internet customer interaction software vendors such as Kana Communications and WebLine Communications, and computer telephony software vendors such as Genesys Telecommunications Laboratories. Because there are relatively low barriers to entry in the software market, we expect additional competition from other established and emerging companies. Potential future competitors include traditional call center technology providers and large enterprise application vendors as well as independent systems integrators, consulting firms and in-house information technology departments that may develop solutions that compete with our products. We may not be able to compete effectively in the future as current competitors expand their product offerings and new companies enter the rapidly evolving eCRM market.

     Many of our current and potential competitors have longer operating histories, significantly greater financial, technical, sales, marketing and other resources, greater name recognition and a larger installed base of customers than we do. As a result, these competitors can devote greater resources to the development, promotion and sale of products than we can and may be able to

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

respond to new or emerging technologies and changes in customer requirements more quickly than we can.

     Current and potential competitors have established and may in the future establish relationships among themselves or with third parties to increase the ability of their products to address the needs of our current or prospective customers. In addition, a number of companies with significantly greater resources than ours could attempt to increase their presence in the eCRM market by acquiring or forming strategic alliances with our competitors. As a result, it is likely that new competitors or alliances among competitors will emerge and may rapidly acquire significant market share. Recently, a number of our competitors have been acquired by significantly larger companies, creating a number of stronger competitors with greater resources than ours. Cisco Systems acquired GeoTel Communications in June 1999 and entered into an agreement to acquire WebLine Communications in September 1999. These acquisitions strengthen Cisco's position as a provider of call routing and Web chat software. In September 1999, Alcatel entered into an agreement to acquire Genesys Telecommunications Laboratories, adding Genesys' computer telephony software functionality to its voice and data network capabilities. More recently, in October 1999, PeopleSoft entered into an agreement to acquire The Vantive Corporation, a provider of customer relationship management software. In addition, in October 1999, Nortel entered into an agreement to acquire Clarify, a provider of customer relationship management software.

     We cannot assure you that we will be able to compete successfully against current and future competitors. Increased competition is likely to result in price reductions, reduced margins and loss of market share, any of which could harm our business, financial condition and results of operations. In order to be successful in the future, we must respond promptly and effectively to technological change, changing customer requirements and competitors' innovations. The introduction of new products by competitors or shifts in market demands could render our existing products obsolete.

PATENTS AND PROPRIETARY RIGHTS

     Our success and competitiveness are dependent to a significant degree on the protection of our proprietary technology. We rely primarily on a combination of copyrights, trademarks, licenses, trade secret laws and restrictions on disclosure to protect our intellectual property and proprietary rights. We also enter into confidentiality agreements with our employees and consultants, and generally control access to and distribution of our documentation and other proprietary information. Despite these precautions, others may be able to copy or reverse engineer aspects of our products, to obtain and use information that we regard as proprietary or to independently develop similar technology. Any such actions by competitors could harm our business, operating results and financial condition.

     In addition, the laws of some foreign countries may not protect our proprietary rights to the same extent as the laws of the United States, and effective patent, copyright, trademark and trade secret protection may not be available in these jurisdictions.

     We may need to take legal action in the future to enforce or defend our intellectual property and proprietary rights, to protect our trade secrets or to determine the validity and scope of the intellectual property and proprietary rights of others. Litigation, whether successful or unsuccessful, could result in substantial costs and diversion of management and technical resources, either of which could harm our business, operating results and financial condition.

     We attempt to avoid infringing upon known intellectual property and proprietary rights of third parties in our product development efforts. However, we have not conducted and do not plan to conduct comprehensive patent searches to determine whether the technology used in our products infringes patents held by others. In addition, product development is inherently uncertain in a rapidly evolving technological environment in which there may be numerous patent applications pending, many of which are confidential when filed, with regard to similar technologies. If our products were to violate the proprietary rights of others, we may be liable for substantial damages. In addition, we may be required to reengineer our products or seek to obtain licenses to continue offering our products. We cannot assure you that such efforts would be successful.

EMPLOYEES

     As of September 30, 1999, we had a total of 208 employees, including 54 people in research and development, 81 people in sales and marketing, 44 people in customer support services and 29 people in general and administrative services. We do not have a collective bargaining agreement with any of our employees and we consider our employee relations to be good. As of September 30, 1999, Acuity had a total of 81 employees.

FACILITIES

     Our principal administrative, sales, marketing, support and research and development facilities are located in approximately 36,000 square feet of space in Fremont, California. Our lease of approximately 30,000 square feet expires in December 2000, and our lease of approximately 6,000 square feet expires in April 2001. We lease several office suites in the United States and the United Kingdom for sales and service personnel. In addition, we maintain offices in Acton, Massachusetts and have our European headquarters in Amsterdam, the Netherlands. Upon the closing of our acquisition of Acuity, we assumed a lease for approximately 22,000 square feet in Austin, Texas, expiring in June 2000.

                                   MANAGEMENT

DIRECTORS AND OFFICERS

     The following table sets forth information regarding our directors and officers as of September 30, 1999.

               NAME                 AGE                        POSITION
Executive Officers
Alan Anderson.....................  36    Chairman and Chief Executive Officer
  John Burke......................  39    President
  Susan Salvesen..................  44    Chief Financial Officer and Secretary
  Muralidhar Sitaram..............  36    Senior Vice President, Engineering

Other Officers
  Lawrence Byrd...................  42    Vice President, Marketing
  John Cecala.....................  37    Vice President, Sales
  Roger Nunn......................  44    Vice President, Americas Operations
  Mark Payne......................  44    Vice President, International Operations
  Candace Sestric.................  53    Vice President, Worldwide Customer Support Services

Directors
  Paul Bartlett...................  39    Director
  Andrew Busey....................  28    Director
  Fredric Harman..................  39    Director
  William Herman..................  39    Director
  Alexander Rosen.................  31    Director
  Robert Shaw.....................  52    Director
  Jeanne Wohlers..................  54    Director

     EXECUTIVE OFFICERS

     Alan Anderson has served as our Chief Executive Officer since May 1995 and our Chairman since September 1999. From May 1995 to July 1999, Mr. Anderson also served as our President. From October 1992 to May 1995, Mr. Anderson served as Senior Vice President responsible for the North American operations of OpenVision Technologies, a systems management software developer. From December 1991 to October of 1992, Mr. Anderson served as a director for consulting services at Oracle Corporation, a database software company. From April 1989 to December 1991, Mr. Anderson served as a director of professional services for Sybase, a database software company. Mr. Anderson received his B.S. in information systems from the University of San Francisco.

     John Burke has served as our President since July 1999. From October 1996 to July 1999, Mr. Burke served as Senior Vice President for field sales and support for SAP America, a provider of enterprise resource planning software. From April 1996 to October 1996, Mr. Burke served as Senior Vice President of sales and marketing for Oneware, a software development and distribution company. From September 1990 to April 1996, Mr. Burke served as Executive Vice President of SAP America. Mr. Burke received his B.B.A. in finance and marketing from Ohio University.

     Susan Salvesen has served as our Chief Financial Officer and Secretary since January 1998. From April 1996 to September 1997, Ms. Salvesen served as Vice President, Finance and Administration and Chief Financial Officer and Secretary at Unify Corporation, a provider of e-commerce software solutions. From May 1994 to April 1996, Ms. Salvesen served as Vice President of Finance and Chief Financial Officer at AG Associates, a semiconductor equipment manufacturer. From February 1988 to May 1994, Ms. Salvesen served as Corporate Controller at Aspect Telecommunications, a telecommunications equipment company. Ms. Salvesen received her B.A. in economics from Rutgers University and her M.B.A. from the University of Pittsburgh.

     Muralidhar Sitaram has served as our Senior Vice President, Engineering since June 1996. From January 1994 to June 1996, Mr. Sitaram served as our Director of Engineering. Mr. Sitaram received his B.S. in physics and computer science from Bombay University, India and his M.S. in computer science from the Case Western Reserve University.

     OTHER OFFICERS

     Lawrence Byrd was a co-founder of Quintus in 1984 and has most recently served as our Vice President, Marketing since May 1998. From October 1997 to May 1998, Mr. Byrd served as our Vice President, Product Marketing, from June 1996 to October 1997, as our Chief Technology Officer, from June 1995 to June 1996, as our Vice President, Engineering and from December 1993 to June 1995, as a vice president in our consulting group. Prior to this, Mr. Byrd held a range of engineering, consulting and marketing positions for us. Mr. Byrd received his B.A. in philosophy from the University of Durham, England.

     John Cecala has served as our Vice President, Sales since January 1999. From October 1995 to January 1999, Mr. Cecala served as a regional sales manager, and from January 1994 to October 1995 he served as one of our sales representatives. Prior to January 1994, Mr. Cecala served as a national and strategic account sales representative for Lotus Development, a computer software developer. Mr. Cecala received his B.A. degree in business and computer science from Concordia University.

     Roger Nunn has served as our Vice President, Americas Operations since September 1999. From January 1999 to September 1999, Mr. Nunn served as our Senior Vice President of Sales. From October 1997 to December 1998, Mr. Nunn served as our Vice President of Channel Sales. From May 1994 to September 1997, Mr. Nunn served as a Director of Marketing for Auspex Systems, a provider of network file servers. From December 1988 to April 1994, Mr. Nunn was an area channels manager for Sun Microsystems, a provider of computer workstations. Mr. Nunn received his B.Sc. in engineering and his M.Sc. in management science from Imperial College of London, England.

     Mark Payne has served as our Vice President, International Operations since July 1998. From June 1996 to June 1998, Mr. Payne served as Senior Vice President of International Operations for Versatility, a software development company. From July 1992 to June 1996, he served as General Manager of Northern Europe for Gupta (now Centura), an applications development software company.

     Candace Sestric has served as our Vice President, Worldwide Customer Support since April 1997. From April 1996 to April 1997, Ms. Sestric served as Vice President, Professional Services for Knowledge Networks, a customer relationship management systems integrator. From November 1995 to February 1996, Ms. Sestric served as Vice President, Customer Services for Siebel Systems, a sales force automation software company. From June 1993 to November 1995, Ms. Sestric served as Vice President, Worldwide Customer Support Services for Gupta (now Centura). Ms. Sestric received her B.A. in business administration from the College of Santa Fe.

     DIRECTORS

     Paul Bartlett has served as a director of Quintus since May 1995. Mr. Bartlett joined Hall Kinion & Associates, a recruiting and staffing firm, in September 1996 as President and has served as a director of Hall Kinion since January of that same year. From August 1990 to September 1996, he was with the Sprout Group, a venture capital firm, most recently as a partner. Mr. Bartlett received his A.B. in economics from Princeton University and his M.B.A. from the Stanford University Graduate School of Business.

     Andrew Busey became a director of Quintus upon the closing of our acquisition of Acuity in November 1999. Mr. Busey founded Acuity in August 1995 and served as President and Chief Executive Officer of Acuity until June 1996. From July 1996 to January 1998, Mr. Busey served as Chairman and Chief Technology Officer of Acuity, and from January 1998 to May 1999 he served as Acuity's Chairman. In October 1998, Mr. Busey co-founded living.com, an online provider of furniture and home furnishings, and he served as living.com's President and Chairman until September 1999. He currently is the Chairman and Chief Technology Officer of living.com. Mr. Busey received his B.A. degree in computer science from Duke University.

     Fredric Harman has served as a director of Quintus since September 1996. Since July 1994, Mr. Harman has served as a managing member of the general partners of venture capital funds affiliated with Oak Investment Partners. From April 1991 to June 1994, he served as a general partner of Morgan Stanley Venture Capital. Mr. Harman sits on the boards of ILOG, S.A., Inktomi Corporation, Primus Knowledge Solutions, Inc. and InterNAP Network Services. Mr. Harman received his B.S. and M.S. in electrical engineering from Stanford University and his M.B.A. from the Harvard Graduate School of Business.

     William Herman has served as a director of Quintus since May 1995. Since October 1998, Mr. Herman has served as President, Chief Executive Officer and a director of Viewlogic Systems, a provider of electronic design automation software. From December 1997 to October 1998, Mr. Herman served as President, Viewlogic Systems Division, of Synopsys, a provider of electronic design automation software. In October 1998, Synopsys acquired Viewlogic Systems, whose business included the products and technologies offered by the current Viewlogic. Mr. Herman served as President and Chief Executive Officer of the predecessor Viewlogic from January 1997 to December 1997, and as President and Chief Operating Officer from March 1995 to January 1997. From May 1994 to March 1995, Mr. Herman was President and Chief Operating Officer of Silerity, a computer-aided engineering software company. Mr. Herman also sits on the board of Hall Kinion & Associates. Mr. Herman received his B.S. in computer science from Temple University.

     Alexander Rosen has served as a director of Quintus since August 1997. Mr. Rosen has been with the Sprout Group since 1996, most recently as a general partner. From July 1993 to August 1994, he served as an associate for General Atlantic Partners, a venture capital firm, focusing on software investments. Mr. Rosen received his B.S. in electrical engineering and economics from the Massachusetts Institute of Technology and his M.B.A. from the Stanford University Graduate School of Business.

     Robert Shaw has served as a director of Quintus since October 1995. Since November 1998, Mr. Shaw has served as Chief Executive Officer and a director of USWeb/CKS, an Internet professional services company. From June 1992 to August 1998, Mr. Shaw served in various capacities at Oracle, most recently as Executive Vice President, Worldwide Consulting Services and Vertical Markets. Mr. Shaw received his B.B.A. in finance from the University of Texas.

     Jeanne Wohlers has served as a director of Quintus since October 1995. From May 1994 to July 1998, Ms. Wohlers served as partner of Windy Hill Productions, a producer of education and entertainment software. From October 1994 to April 1997, Ms. Wohlers served as a director of OpenVision Technologies. From August 1993 to June 1995, Ms. Wohlers was a consultant to Scopus Technology, a provider of customer information management systems. Ms. Wohlers currently serves as an independent director/trustee and Audit Committee Chair of 39 mutual funds managed by American Century, and as a director of Indus International. Ms. Wohlers received her B.A. in mathematics from Skidmore College and her M.B.A. from Columbia University.

BOARD COMMITTEES

     The board of directors has a compensation committee and an audit committee.

     Compensation Committee. The compensation committee of the board of directors reviews and makes recommendations to the board regarding all forms of compensation provided to our executive officers and directors, including stock compensation and loans. In addition, the compensation committee reviews and approves stock compensation arrangements for all of our employees and administers our 1999 Stock Incentive Plan, Employee Stock Purchase Plan and 1999 Director Option Plan. The board of directors has established a stock option committee whose sole member is the chairman of the board of directors, Alan Anderson. The stock option committee has the power to approve grants of stock options under our 1999 Stock Incentive Plan to individuals who are neither officers nor board members not exceeding 20,000 shares per grant. The current members of the compensation committee are Messrs. Bartlett and Herman.

     Audit Committee. The audit committee of the board of directors reviews and monitors our corporate financial reporting and our internal and external audits, including, among other things, our internal audit and control functions, the results and scope of the annual audit and other services provided by our independent auditors and our compliance with legal matters that have a significant impact on our financial reports. The audit committee also consults with our management and our independent auditors prior to the presentation of financial statements to stockholders and, as appropriate, initiates inquiries into aspects of our financial affairs. In addition, the audit committee has the responsibility to consider and recommend the appointment of, and to review fee arrangements with, our independent auditors. The current members of the audit committee are Ms. Wohlers and Messrs. Harman and Rosen.

DIRECTOR COMPENSATION

     Directors do not receive any cash fees for their service on the board or any board committee, but they are entitled to reimbursement for all reasonable out-of-pocket expenses incurred in connection with their attendance at board and board committee meetings. From time to time, certain directors who are not employees of Quintus have received grants of options to purchase shares of our common stock. Following this offering, directors will receive automatic option grants under our 1999 Director Option Plan. If a change in control of Quintus occurs, a non-employee director's option granted under our 1999 Director Option Plan will become fully vested. See "Stock Plans -- 1999 Director Option Plan."

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     The compensation committee of the board of directors currently consists of Messrs. Bartlett and Herman. No interlocking relationship exists between any member of our board of directors or our compensation committee and any member of the board of directors or compensation committee of any other company, and no such interlocking relationship has existed in the past.

INDEMNIFICATION

     In September 1999, the board of directors authorized Quintus to enter into indemnification agreements with each of our directors and executive officers. The form of indemnification agreement provides that we will indemnify our directors and executive officers against any and all of their expenses incurred by reason of their status as a director or executive officer to the fullest extent permitted by Delaware law and our bylaws.

     Our certificate of incorporation and bylaws each contain certain provisions relating to the limitation of liability and indemnification of our directors and officers. Our certificate of incorporation provides that our directors will not be personally liable to Quintus or our stockholders for monetary damages for any breach of fiduciary duty as a director, except for liability

     - for any breach of the director's duty of loyalty to Quintus or our stockholders;

     - for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law;

     - in connection with unlawful payments of dividends or unlawful stock repurchases or redemptions as provided in Section 174 of the Delaware General Corporation Law; or

     - for any transaction from which the director derives any improper personal benefit.

     Our certificate of incorporation also provides that if the Delaware General Corporation Law is amended after the approval by our stockholders of our certificate of incorporation to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of our directors will be eliminated or limited to the fullest extent permitted by the Delaware General Corporation Law. These provisions are not intended to limit the liability of our directors or officers for any violation of applicable federal securities laws.

     In addition, as permitted by Section 145 of the Delaware General Corporation Law, our bylaws provide that

     - we are required to indemnify our directors and executive officers to the fullest extent permitted by the Delaware General Corporation Law;

     - we may, in our discretion, indemnify other of our officers, employees and agents as provided by the Delaware General Corporation Law;

     - with some exceptions, we are required to advance all expenses incurred by our directors and executive officers in connection with a legal proceeding;

     - the rights conferred in the bylaws are not exclusive;

     - we are authorized to enter into indemnification agreements with our directors, officers, employees and agents; and

     - we may not retroactively amend our bylaw provisions relating to indemnification.

EXECUTIVE COMPENSATION

     The following table sets forth information with respect to compensation for the fiscal year ended March 31, 1999 paid by us for services by our Chief Executive Officer and our other executive officers whose total salary and bonus for such fiscal year exceeded $100,000, collectively referred to as the Named Executive Officers. Mr. Kenyon resigned as our Vice President, Field Operations in October 1998.

                           SUMMARY COMPENSATION TABLE

                                                                                LONG-TERM
                                                                               COMPENSATION
                                                                               ------------
                                                                                  AWARDS
                                                                               ------------
                                                       ANNUAL COMPENSATION      SECURITIES
                                                      ---------------------     UNDERLYING
            NAME AND PRINCIPAL POSITION                SALARY       BONUS        OPTIONS
Alan Anderson, Chief Executive Officer..............  $190,000     $ 11,875           --
Susan Salvesen, Chief Financial Officer.............   150,000       10,000       25,000
Muralidhar Sitaram, Senior Vice President,
  Engineering.......................................   155,833           --       85,000
Peter Kenyon, former Vice President, Field
  Operations........................................    89,702      304,773           --

OPTION GRANTS IN LAST FISCAL YEAR

     The table below sets forth each grant of stock options during the fiscal year ended March 31, 1999 to each of the Named Executive Officers. We granted a total of 1,205,612 options to our employees during fiscal 1999. No stock appreciation rights were granted to these individuals during this period.

     Each of the options listed in the table below is immediately exercisable except to the extent exercisability was deferred to preserve incentive stock option tax benefits. The shares purchasable upon exercise of these options may be repurchased by us at the original exercise price paid per share upon the optionee's cessation of service prior to vesting in such shares. Other than Ms. Salvesen's option for 10,000 shares, the repurchase right lapses and the optionee vests in 25% of the option shares upon completion of one year of service from the date of grant and the balance in a series of equal monthly installments over the next 36 months of service. Ms. Salvesen's option for 10,000 shares vests in equal monthly installments over a two-year period. Each of the option shares listed in the table will vest upon an acquisition of Quintus by merger or asset purchase, unless our repurchase right in connection with unvested option shares is transferred to the acquiring entity. Each of the options has a ten-year term, but may be terminated earlier if the optionee ceases to remain with us.

     The exercise prices of the options we grant are equal to the fair market value of our common stock, as valued by our board of directors, on the date of grant. The exercise price may be paid in cash, in shares of our common stock valued at fair market value on the exercise date or through a cashless exercise procedure involving a same-day sale of the purchased shares. We may also finance the option exercise by loaning the optionee sufficient funds to pay the exercise price for the purchased shares, together with any federal and state income tax liability incurred by the optionee in connection with such exercise.

     The potential realizable values at 5% and 10% appreciation are calculated by assuming a base price of $16.00 per share that appreciates at the indicated rate for the entire ten-year term of the option and that the option is exercised at the exercise price and sold on the last day of its term at the appreciated price. Stock price appreciation rates of 5% and 10% are assumed pursuant to rules promulgated by the Securities and Exchange Commission and do not represent our prediction of our stock price performance.

                                                                                POTENTIAL REALIZABLE
                                         INDIVIDUAL GRANTS                        VALUE AT ASSUMED
                       -----------------------------------------------------       ANNUAL RATES OF
                       NUMBER OF                                                        STOCK
                       SECURITIES     % OF TOTAL                                 PRICE APPRECIATION
                       UNDERLYING   OPTIONS GRANTED   EXERCISE                     FOR OPTION TERM
                        OPTIONS     TO EMPLOYEES IN     PRICE     EXPIRATION   -----------------------
        NAME            GRANTED       FISCAL YEAR     ($/SHARE)      DATE          5%          10%
Alan Anderson........        --            --%          $  --           --     $       --   $       --
Susan Salvesen.......    10,000           0.8            1.75      3/09/09        243,123      397,499
                         15,000           1.2            1.50      7/20/08        368,435      599,998
Muralidhar Sitaram...    85,000           7.1            1.75      3/09/09      2,066,547    3,378,740
Peter Kenyon.........        --            --              --           --             --           --

AGGREGATE OPTION EXERCISES IN LAST FISCAL YEAR AND FISCAL YEAR-END OPTION VALUES

     The table below sets forth for each of the Named Executive Officers, the number of options exercised during the fiscal year ended March 31, 1999 and the number and value of securities underlying unexercised options that were held by the Named Executive Officers as of March 31, 1999. No stock appreciation rights were exercised by the Named Executive Officers in fiscal year 1999, and no stock appreciation rights were outstanding at the end of that year.

     The amounts in the "Value Realized" column are equal to the fair market value of the purchased shares on the option exercise date, less the exercise price paid for such shares.

     Options granted under our 1995 Stock Option Plan are immediately exercisable for all the option shares, but any shares purchased under those options may be repurchased by us, at the original exercise price paid per share, if the optionee ceases to remain with us prior to the vesting in his or her shares. The headings "Vested" refer to shares we may no longer repurchase; the headings "Unvested" refer to shares we had rights to repurchase as of March 31, 1999.

     The amounts in the "Value of Unexercised in-the-Money Options at March 31, 1999" column are based on $1.75 per share, the fair market value of our common stock at the end of fiscal 1999, less the exercise price payable for such shares.

                                                                                      VALUE OF
                                                              NUMBER OF             UNEXERCISED
                                                        SECURITIES UNDERLYING       IN-THE-MONEY
                                                         UNEXERCISED OPTIONS         OPTIONS AT
                                 SHARES                   AT MARCH 31, 1999        MARCH 31, 1999
                               ACQUIRED ON    VALUE     ----------------------   ------------------
            NAME                EXERCISE     REALIZED    VESTED      UNVESTED    VESTED    UNVESTED
Alan Anderson................        --       $   --         --            --    $    --   $    --
Susan Salvesen...............    28,000        7,000     33,499       156,501     15,239    71,011
Muralidhar Sitaram...........        --           --      5,312        94,688      2,656     4,844
Peter Kenyon.................        --           --         --            --         --        --

EMPLOYMENT AND CHANGE OF CONTROL AGREEMENTS

     The compensation committee, as plan administrator of the 1999 Stock Incentive Plan, has the authority to accelerate the vesting of the shares of common stock subject to outstanding options held by the Named Executive Officers and any other person in connection with certain changes in control of Quintus. In connection with our adoption of the 1999 Stock Incentive Plan, we have provided that upon a change in control of Quintus, each outstanding option and all shares of restricted stock will generally become fully vested unless the surviving corporation assumes the option or award or replaces it with a comparable award.

     Except for Mr. Anderson and Mr. Burke, none of the Named Executive Officers has employment agreements with us, and his or her employment may be terminated at any time. We have entered into an agreement with Mr. Anderson, our Chief Executive Officer, dated May 23, 1995, which provides for payment of severance pay in the amount of nine months base salary in the event that his employment is involuntarily terminated without cause. In May 1995, we granted Mr. Anderson unvested options to purchase 1,142,858 shares of common stock. Subsequently, Mr. Anderson exercised his option to purchase all of these options subject to our right to repurchase his unvested shares should he cease his service with us. As of September 1999, Mr. Anderson had fully vested in 671,429 of these shares. Provided that Mr. Anderson remains in our service, the remaining 471,429 shares of unvested common stock will vest as follows: 117,857 will vest in equal annual installments beginning in May 2000. However, these 471,429 shares of unvested common stock could vest in full if following this offering the per share value of our common stock reaches specified targets as measured on May 25, 2000, 2001 or 2002. Mr. Anderson's agreement also provides that these 471,429 shares of unvested common stock will vest in full following certain changes in control of Quintus.

     We have entered into an agreement with Mr. Burke, our President, dated June 11, 1999, which provides for payment of severance in the amount of 3 months base salary in the event that his employment is involuntarily terminated without cause before July 5, 2000. In addition, Mr. Burke has been granted unvested options to purchase 685,000 shares of common stock. Of these 685,000 options, 411,000 will vest as follows: 205,000 will vest upon completion of one year of service from the date of grant and the balance will vest in equal monthly installments over the next 36 months of service thereafter. 274,000 of these 685,000 options will vest within three to five years, depending on Quintus' achievement of specified license and revenue targets. Mr. Burke's agreement also provides for accelerated vesting of up to half of his 685,000 options if his employment is involuntarily terminated without cause within six months following certain changes in control of Quintus and he is then vested in less than half of such options.

STOCK PLANS

     1999 STOCK INCENTIVE PLAN

     Share Reserve. Our board of directors adopted our 1999 Stock Incentive Plan in September 1999 to be effective simultaneously with this offering. We will seek the approval of this plan by our stockholders. We have reserved 1,000,000 shares of our common stock for issuance under the 1999 Stock Incentive Plan. Any shares not yet issued under our 1995 Stock Option Plan on the date of this offering will also be available under the 1999 Stock Incentive Plan. On January 1 of each year, starting with the year 2000, the number of shares in the reserve will automatically increase by 5% of the total number of shares of common stock that are outstanding at that time or, if less, by 2,000,000 shares. In general, if options or shares awarded under the 1999 Stock Incentive Plan or the 1995 Stock Option Plan are forfeited, then those options or shares will again become available for awards under the 1999 Stock Incentive Plan. We have not yet granted any options under the 1999 Stock Incentive Plan.

     Outstanding options under the 1995 Stock Option Plan will be incorporated into the 1999 Stock Incentive Plan at the time of this offering and no further option grants will be made under the 1995

Stock Option Plan. The incorporated options will continue to be governed by their existing terms, unless the Board elects to extend one or more features of the 1999 Stock Incentive Plan to those options or to other outstanding shares. Previously, options granted under the 1995 Stock Option Plan provided that vesting of the shares would accelerate upon an acquisition only if not assumed by the acquiring entity.

     Administration. The compensation committee of our board of directors administers the 1999 Stock Incentive Plan. The committee has the complete discretion to make all decisions relating to the interpretation and operation of our 1999 Stock Incentive Plan. The committee has the discretion to determine who will receive an award, what type of award it will be, how many shares will be covered by the award, what the vesting requirements will be, if any, and what the other features and conditions of each award will be. The compensation committee may also reprice outstanding options and modify outstanding awards in other ways.

     Eligibility. Employees, consultants and members of our board of directors who are not employees are eligible to participate in the 1999 Stock Incentive Plan.

     Types of Award. The 1999 Stock Incentive Plan provides for the award of incentive or nonstatutory options to purchase shares of our common stock, restricted shares of our common stock, stock appreciation rights and stock units.

     Options. An optionee who exercises an incentive stock option may qualify for favorable tax treatment under Section 422 of the Internal Revenue Code of 1986. On the other hand, nonstatutory stock options do not qualify for such favorable tax treatment. The exercise price for incentive stock options granted under the 1999 Stock Incentive Plan may not be less than 100% of the fair market value of our common stock on the option grant date. In the case of nonstatutory stock options, the minimum exercise price is 85% of the fair market value of our common stock on the option grant date. Optionees may pay the exercise price by using:

     - cash;

     - shares of common stock that the optionee already owns;

     - a full-recourse promissory note, except that the par value of newly issued shares must be paid in cash;

     - an immediate sale of the option shares through a broker designated by us; or

     - a loan from a broker designated by us, secured by the option shares.

     Options vest at the time or times determined by the compensation committee. In most cases, our options vest over a four-year period following the date of grant. Options generally expire ten years after they are granted, except that they generally expire earlier if the optionee's service terminates earlier. The 1999 Stock Incentive Plan provides that no participant may receive options covering more than 1,000,000 shares in the same year, except that a newly hired employee may receive options covering up to 2,000,000 shares in the first year of employment.

     Stock Appreciation Rights. A participant who exercises a stock appreciation right shall receive the increase in value of our common stock over the base price. The base price for stock appreciation rights granted under the 1999 Stock Incentive Plan shall be determined by the compensation committee. The settlement value of the stock appreciation right may be paid in cash or shares of common stock.

     Stock appreciation rights vest at the time or times determined by the compensation committee. In most cases, our stock appreciation rights vest over a four-year period following the date of grant. Stock appreciation rights generally expire 10 years after they are granted, except that they generally expire earlier if the participant's service terminates earlier. The 1999 Stock Incentive Plan provides that no participant may receive stock appreciation rights covering more than 1,000,000 shares in the same year, except that a newly hired employee may receive stock appreciation rights covering up to 2,000,000 shares in the first year of employment.

     Restricted Shares. Restricted shares vest at the time or times determined by the compensation committee and may be awarded under the 1999 Stock Incentive Plan in return for:

     - cash;

     - a full-recourse promissory note, except that the par value of newly issued shares must be paid in cash;

     - services already provided to us; and

     - in the case of treasury shares only, services to be provided to us in the future.

     Stock units. Stock units vest at the time or times determined by the compensation committee and may be awarded under the 1999 Stock Incentive Plan in return for:

     - cash;

     - a full-recourse promissory note, except that the par value of newly issued shares must be paid in cash;

     - services already provided to us; and

     - in the case of treasury shares only, services to be provided to us in the future.

     Change in Control. If a change in control of Quintus occurs, an option or restricted stock award under the 1999 Stock Incentive Plan will generally become fully vested. However, if the surviving corporation assumes the option or award or replaces it with a comparable award, then vesting shall generally not accelerate. A change in control includes:

     - a merger of Quintus after which our own stockholders own 50% or less of the surviving corporation or its parent company;

     - a sale of all or substantially all of our assets;

     - the replacement of more than one-half of our directors over a 24-month period; or

     - an acquisition of 50% or more of our outstanding stock by any person or group, other than a person related to Quintus such as a holding company owned by our stockholders.

     Amendments or Termination. Our board may amend or terminate the 1999 Stock Incentive Plan at any time. If our board amends the plan, it does not need to ask for stockholder approval of the amendment unless applicable law requires it. The 1999 Stock Incentive Plan will continue in effect indefinitely, unless the board decides to terminate the plan earlier.

     EMPLOYEE STOCK PURCHASE PLAN

     Share Reserve and Administration. Our board of directors adopted our Employee Stock Purchase Plan on September 9, 1999. We will seek the approval of this plan by our stockholders. Our Employee Stock Purchase Plan is intended to qualify under Section 423 of the Internal Revenue Code and will become effective simultaneously with this offering. We have reserved 1,000,000 shares of our common stock for issuance under the plan. On May 1 of each year, starting with the year 2000, the number of shares in the reserve will automatically be increased by 2% of the total number of shares of our common stock that are outstanding at that time or, if less, by 1,000,000 shares. The plan will be administered by a committee of our board of directors.

     Eligibility. All of our employees are eligible to participate if they are employed by us for more than 20 hours per week and for more than five months per year. Eligible employees may begin participating in the plan at the start of any offering period. Each offering period lasts 24 months. Overlapping offering periods start on May 1 and November 1 of each year. However, the first offering period will start on the effective date of this offering and end on October 31, 2001.

     Amount of Contributions. Our Employee Stock Purchase Plan permits each eligible employee to purchase common stock through payroll deductions. Each employee's payroll deductions may not exceed 15% of the employee's cash compensation. Purchases of our common stock will occur on April 30 and October 31 of each year. Each participant may purchase up to 2,000 shares on any purchase date. However, the value of the shares purchased in any calendar year, measured as of the beginning of the applicable offering period, may not exceed $25,000.

     Purchase Price. The price of each share of common stock purchased under our Employee Stock Purchase Plan will be 85% of the lower of the fair market value per share of common stock on the date immediately before the first day of the applicable offering period, or the fair market value per share of common stock on the purchase date. In the case of the first offering period, the price per share under the plan will be 85% of the lower of the price per share to the public in this offering, or the fair market value per share of common stock on the purchase date.

     Other Provisions. Employees may end their participation in the Employee Stock Purchase Plan at any time. Participation ends automatically upon termination of employment with Quintus. If a change in control of Quintus occurs, our Employee Stock Purchase Plan will end and shares will be purchased with the payroll deductions accumulated to date by participating employees, unless the plan is assumed by the surviving corporation or its parent. Our board of directors may amend or terminate the Employee Stock Purchase Plan at any time. Our chief executive officer may also amend the plan in certain respects. If our board increases the number of shares of common stock reserved for issuance under the plan, except for the automatic increases described above, it must seek the approval of our stockholders.

     1999 DIRECTOR OPTION PLAN

     Share Reserve. Our board of directors adopted our 1999 Director Option Plan on September 9, 1999. We will seek the approval of this plan by our stockholders. We have reserved 500,000 shares of our common stock for issuance under the plan. In general, if options granted under the 1999 Director Option Plan are forfeited, then those options will again become available for grants under the plan. The Director Option Plan will be administered by the compensation committee of our board of directors, although all grants under the plan are automatic and non-discretionary.

     Initial Grants. Only the non-employee members of our board of directors will be eligible for option grants under the 1999 Director Option Plan. Each non-employee director who first joins our board after the effective date of this offering will receive an initial option for 30,000 shares. That grant will occur when the director takes office. The initial options vest in monthly installments over the two-year period following the date of grant.

     Annual Grants. At the time of each of our annual stockholders' meetings, beginning in 2000, each non-employee director who will continue to be a director after that meeting will automatically be granted an annual option for 10,000 shares of our common stock. However, a new non-employee director who is receiving the 30,000-share initial option will not receive the annual option in the same calendar year. The annual options are fully vested on the first anniversary of the date of grant.

     Other Option Terms. The exercise price of each non-employee director's option will be equal to the fair market value of our common stock on the option grant date. A director may pay the exercise price by using cash, shares of common stock that the director already owns, or an immediate sale of the option shares through a broker designated by us. The non-employee directors' options have a 10-year term, except that they expire one year after a director leaves the board (if earlier). If a change in control of Quintus occurs, a non-employee director's option granted under the 1999 Director Option Plan will become fully vested. Vesting also accelerates in the event of the optionee's death or disability.

     Amendments or Termination. Our board may amend or terminate the 1999 Director Option Plan at any time. If our board amends the plan, it does not need to ask for stockholder approval of the amendment unless applicable law requires it. The 1999 Director Option Plan will continue in effect indefinitely, unless the board decides to terminate the plan.

                              CERTAIN TRANSACTIONS

RELATIONSHIPS AMONG OFFICERS OR DIRECTORS WITH CERTAIN INVESTORS

     Two of our directors are associated with entities that each own more than five percent of our capital stock. Mr. Rosen is a general partner in Sprout Group, and Mr. Harman is a general partner in Oak Investment Partners. No other officer or director of Quintus has any material relationship with any other principal stockholder. The Sprout Group is affiliated with Donaldson, Lufkin & Jenrette Securities Corporation, one of the underwriters of this offering. See "Underwriting."

STOCK TRANSACTIONS

     The following table summarizes the sales of preferred stock to our executive officers, directors and principal stockholders, and persons and entities associated with them, since our inception. Each share of Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock and Series D Preferred Stock automatically converts into one share of common stock and the right to receive a cash payment equal to approximately 92.5% of the original per share purchase price upon the closing of this offering. Each share of Series E Preferred Stock and Series F Preferred Stock automatically converts into one share of common stock upon the closing of this offering. See "Principal Stockholders" for a summary of the affiliations of each of the persons and entities described below.

                                                                                                                  TOTAL VALUE OF
                                          SERIES A    SERIES B    SERIES C    SERIES D    SERIES E    SERIES F      PREFERRED
                                          PREFERRED   PREFERRED   PREFERRED   PREFERRED   PREFERRED   PREFERRED       STOCK
                                            STOCK       STOCK       STOCK       STOCK       STOCK       STOCK       PURCHASED
Date of sale............................    5/25/95     3/7/96      9/17/96   11/10/97      5/21/98    8/26/99
Price per share.........................      $1.00      $1.43        $1.91      $2.75        $4.15      $8.25
Entities associated with our directors
  Entities Associated with DLJ Capital
    Corporation (Mr. Rosen).............  9,000,000    699,300      501,182         --    1,304,100         --     $116,369,272
  Entities Associated with Oak
    Investment Partners (Mr. Harman)....         --         --    2,094,240         --      669,085         --     $  6,776,701
Other 5% stockholders
  HarbourVest Partners IV...............         --         --           --    970,002      455,760         --     $  4,558,910
Outside directors
  William Herman........................    100,000         --           --         --       60,241     30,000     $    597,500
  Paul Bartlett.........................         --         --       52,356         --       24,097         --     $    200,002
  Jeanne Wohlers........................         --     34,420           --         --       12,049         --     $     99,224
  Robert Shaw...........................         --         --           --         --       18,072         --     $     74,999

EMPLOYMENT AGREEMENTS AND OTHER COMPENSATION ARRANGEMENTS

     We have entered into employment agreements or compensation arrangements with Alan Anderson, our Chief Executive Officer, and John Burke, our President. See "Management--Employment and Change of Control Agreements."

OPTION GRANTS

     We have granted options to our directors and executive officers, and we intend to grant additional options to our directors and executive officers in the future. See "Management--Option Grants in Last Fiscal Year" and "Management--Director Compensation."

INDEMNIFICATION AGREEMENTS

     We have entered into indemnification agreements with our directors and executive officers. Such agreements may require us, among other things, to indemnify our officers and directors, other than for liabilities arising from willful misconduct of a culpable nature, and to advance their expenses incurred as a result of any proceeding against them as to which they could be indemnified. See "Management--Indemnification."

RIGHTS OF CERTAIN STOCKHOLDERS

     Certain holders of our common stock are entitled to demand and "piggyback" registration rights pursuant to an Amended and Restated Investors' Rights Agreement, dated as of August 26, 1999. The following directors are parties to this agreement: Jeanne Wohlers; William Herman; Paul Bartlett; and Robert Shaw. In addition, the following principal stockholders are party to this agreement: entities associated with the Sprout Group, in which Alexander Rosen is a general partner; entities associated with Oak Investment Partners, in which director Fredric W. Harman is a general partner; and HarbourVest Partners IV.

AGREEMENTS WITH COMPANIES WITH WHICH OUR DIRECTORS ARE ASSOCIATED

     We have an ongoing contract with Hall, Kinion Associates, Inc., a recruiting and staffing firm, under which Hall, Kinion recruits qualified candidates for consideration of employment in specific positions with us. If we hire any Hall, Kinion candidate, either immediately or within 6 months of the date the candidate is first referred to us by Hall, Kinion, we pay Hall, Kinion 20% of the candidate's base annual salary. Paul Bartlett, one of our directors, is president of Hall, Kinion. In fiscal 1999 and the six months ended September 30, 1999, we paid an aggregate of $20,387 and $217,228, respectively, to Hall, Kinion under this agreement.

     Mr. Busey, who became one of our directors upon the closing of our acquisition of Acuity, is the Chairman and Chief Technology Officer of living.com, an online retailer of home furnishings. In March 1999, Acuity licensed its WebCenter product to living.com and received approximately $78,000 in connection with this license.

LOANS TO CERTAIN EXECUTIVE OFFICERS AND DIRECTORS

     On May 14, 1996, we loaned Alan Anderson, our Chief Executive Officer, a total of $37,500 for the exercise of stock options. Mr. Anderson purchased 750,000 shares of our common stock with the loan. In connection with the loan, we entered into a stock pledge agreement with Mr. Anderson on May 14, 1996 and became the holder of a full-recourse promissory note from Mr. Anderson dated May 14, 1996 in the amount of $37,500 and bearing an interest rate of 6.36%, compounded annually. Principal and interest are due on May 14, 2001, subject to acceleration upon the cessation of Mr. Anderson's employment and certain other events. As of September 30, 1999, the amount outstanding on this note was $43,093.

     On May 14, 1996, we loaned Alan Anderson, our Chief Executive Officer, a total of $19,643 for the exercise of stock options. Mr. Anderson purchased 392,858 shares of our common stock with the loan. In connection with the loan, we entered into a stock pledge agreement with Mr. Anderson on May 14, 1996 and became the holder of a full-recourse promissory note from Mr. Anderson dated May 14, 1996 in the amount of $19,643 and bearing an interest rate of 6.36%, compounded annually. Principal and interest are due on May 14, 2001, subject to acceleration upon the cessation of Mr. Anderson's employment and certain other events. As of September 30, 1999, the amount outstanding on this note was $22,573.

     On April 20, 1999, we loaned Susan Salvesen, our Chief Financial Officer, a total of $164,868 for the exercise of a stock option. She purchased 132,000 shares of our common stock with the loan. In connection with the loan, we entered into a stock pledge agreement with Ms. Salvesen on April 20, 1999, and became the holder of a full-recourse promissory note from Ms. Salvesen dated April 20, 1999, in the amount of $164,868 and bearing an interest rate of 5.28%, compounded annually. Principal and interest are due on April 20, 2003, subject to acceleration upon the cessation of Ms. Salvesen's employment and certain other events. As of September 30, 1999, the amount outstanding on this note was $167,385.

     In August 1996, Acuity loaned Mr. Busey $75,000. The note bore interest at 5.76% per annum and was collateralized by a stock pledge agreement secured by shares owned by Mr. Busey. In 1998, Acuity forgave the note in connection with a noncompete agreement Mr. Busey entered into with Acuity. Acuity received interest payments of $4,320 and $2,160 during fiscal 1997 and 1998.

     We believe that the transactions above were made on terms no less favorable to us than could have been obtained from unaffiliated parties. All future transactions, including loans between us and our officers, directors, principal stockholders and their affiliates, will be approved by a majority of the board of directors, including a majority of the independent and disinterested directors, and will continue to be made on terms no less favorable to us than could have been obtained from unaffiliated parties.

ACUITY'S SALE OF ITS ICHAT BUSINESS

     In March 1999, Acuity sold its iChat business to KOZ, Inc. Under the terms of an agency agreement between Mr. Busey and Acuity, Mr. Busey had the right to receive 10% of the stock and cash received by Acuity for the sale of the iChat assets. In June 1999, Acuity received 659,341 shares of KOZ Series E preferred stock, valued at approximately $0.91 per share. Ten percent of these shares are to be transferred to Mr. Busey, in accordance with the agency agreement. In August 1999, Acuity received a cash payment from KOZ in connection with the sale of the iChat business, creating an obligation to pay Mr. Busey approximately $35,000.

                             PRINCIPAL STOCKHOLDERS

     The following table sets forth the beneficial ownership of our common stock as of September 30, 1999 and as adjusted to reflect the closing of our acquisition of Acuity and the sale of the common stock offered in this offering for:

     - each person who is known by us to beneficially own more than 5% of our common stock;

     - each of the Named Executive Officers;

     - each of our directors; and

     - all of our directors and executive officers as a group (10 persons).

     As of September 30, 1999, there were 22,573,244 shares of our common stock outstanding assuming the exercise of warrants to purchase 328,649 shares of stock that were outstanding on that date. We issued 5,066,283 shares in connection with our acquisition of Acuity. Thus, the figures in the "Before Offering" and "After Offering" columns below are based on 27,639,527 and 31,639,527 shares outstanding. The information in the table below assumes no exercise of the underwriters' over-allotment option.

     Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and generally includes voting or investment power with respect to securities. Shares of common stock subject to options currently exercisable within 60 days of September 30, 1999 are deemed outstanding for purposes of computing the percentage ownership of the person holding such option but are not deemed outstanding for purposes of computing the percentage ownership of any other person. Except where indicated, and subject to community property laws where applicable, the persons in the table below have sole voting and investment power with respect to all common stock shown as beneficially owned by them. Unless otherwise indicated, the address of each of the individuals listed in the table is c/o Quintus Corporation, 47212 Mission Falls Court, Fremont, CA 94539.

                                                                                 PERCENTAGE OF SHARES
                                                          OPTIONS OR WARRANTS   ----------------------
                                       NUMBER OF SHARES       INCLUDED IN       OUTSTANDING
                                         BENEFICIALLY         BENEFICIAL          BEFORE       AFTER
       NAME OF BENEFICIAL OWNER             OWNED              OWNERSHIP         OFFERING     OFFERING
Entities Affiliated with Donaldson,
  Lufkin & Jenrette, Inc.(a)..........    11,842,037             140,193           42.6%        37.3%
c/o Sprout Group
3000 Sand Hill Road, Suite 170, Bldg.
3
Menlo Park, CA 94025
Entities Affiliated with Oak
  Investment Partners(b)..............     2,903,516                  --           10.5          9.2
  525 University Avenue, Suite 1300
  Palo Alto, CA 94301
HarbourVest Partners IV -- Direct Fund
  L.P.(c).............................     1,530,908             105,146            5.5          4.8
  One Financial Center
  Boston, MA 02111
Alan K. Anderson(d)...................     1,142,858                  --            4.1          3.6
John J. Burke.........................       685,000             685,000            2.4          2.1
Susan Salvesen........................       248,000              88,000              *            *

                                                                                 PERCENTAGE OF SHARES
                                                          OPTIONS OR WARRANTS   ----------------------
                                       NUMBER OF SHARES       INCLUDED IN       OUTSTANDING
                                         BENEFICIALLY         BENEFICIAL          BEFORE       AFTER
       NAME OF BENEFICIAL OWNER             OWNED              OWNERSHIP         OFFERING     OFFERING
Muralidhar Sitaram....................       330,000             130,000            1.2          1.0
Paul Bartlett.........................       116,453              40,000              *            *
Andrew Busey..........................       602,319                  --            2.2          1.9
Fredric Harman(e).....................     2,903,516                  --           10.5          9.1
Will Herman...........................       220,241              60,000              *            *
Alexander Rosen(f)....................    11,842,037                  --           42.6         37.3
Robert Shaw...........................        84,097                  --              *            *
Jeanne Wohlers........................       122,049                  --              *            *
All directors and executive officers
  as a group(11)......................    18,296,570           1,143,193           63.6         55.8

-------------------------
 *   Less than 1%.

(a) Includes 653,655 shares held by entities affiliated with Donaldson, Lufkin & Jenrette, Inc., of which 7,253 are held in the form of warrants to purchase common stock. Also includes 3,605,644 shares held by Sprout Capital VI, L.P., of which 45,803 are held in the form of warrants to purchase common stock. Also includes 7,360,350 shares held by Sprout Capital VII, L.P., of which 87,137 are held in the form of warrants to purchase common stock. Also includes 17,463 and 204,925 shares held by Sprout CEO Fund, L.P. and DLJ ESC II, L.P. DLJ ESC II, L.P. is an Employees' Securities Corporation as defined in the Investment Company Act of 1940. The general partner of DLJ ESC II, L.P. is DLJ LBO Plans Management Corporation and the limited partners of DLJ ESC II, L.P. are current or former employees of Donaldson, Lufkin & Jenrette, Inc. and its affiliates. DLJ Capital Corporation is the managing general partner of Sprout Capital VI, L.P., the managing general partner of Sprout Capital VII, L.P., and the General Partner of Sprout CEO Fund, L.P. The entities affiliated with Donaldson, Lufkin & Jenrette, Inc. (the "DLJ Entities") have placed a sufficient number of their shares in a voting trust so that upon the closing of this offering, the DLJ Entities will exercise voting control over less than five percent of the outstanding common stock. The shares subject to the voting trust are held and voted by an independent third party, Norwest Bank Indiana, N.A., as voting trustee. DLJ Capital Corporation has the power to dispose of the shares subject to the voting trust that were formerly held by DLJ Capital Corporation, Sprout Capital VI, L.P., Sprout Capital VII, L.P. and Sprout CEO Fund, L.P. DLJ LBO Plans Management Corporation has the power to dispose of the shares subject to the voting trust that were formerly held by DLJ ESC II, L.P. DLJ Capital Corporation has the power to vote and dispose of its shares, as well as those held by Sprout Capital VI, L.P., Sprout Capital VII, L.P. and Sprout CEO Fund, L.P., that are not subject to the voting trust. DLJ LBO Plans Management Corporation has the power to vote and dispose of shares held by DLJ ESC II, L.P. that are not subject to the voting trust.

(b) Includes 2,837,318 shares held by Oak Investment Partners VI, L.P., and 66,198 shares held by Oak VI Affiliates Fund, L.P. Mr. Harman has indirect ownership of the shares and has shared power to vote and dispose of the shares held by Oak Investment Partners VI, L.P. and Oak VI Affiliates Fund, L.P. The parties who share power to vote and dispose of the shares held by Oak Investment Partners VI, L.P., with Mr. Harman are Bandel L. Carano, Eileen M. More, Ann H. Lamont, Edward F. Glassmeyer and Gerald R. Gallagher, all of whom are managing members of Oak Associates VI, LLC, the general partner of Oak Investment Partners VI, L.P. The parties who share power to vote and dispose of the shares held by Oak VI Affiliates Fund, L.P., with Mr. Harman are Bandel L. Carano, Eileen M. More, Ann H. Lamont, Edward F. Glassmeyer and Gerald R. Gallagher, all of whom are managing members of Oak VI Affiliates, LLC, the general partner of Oak VI Affiliates Fund, L.P. Mr. Harman, Bandel L. Carano, Eileen M. More, Ann H. Lamont, Edward F. Glassmeyer and Gerald R. Gallagher disclaim beneficial ownership of the securities held by such partnerships in which Mr. Harman, Bandel L. Carano, Eileen M. More, Ann H. Lamont, Edward F. Glassmeyer and Gerald R. Gallagher do not have a pecuniary interest.

(c) Hancock Venture Partners, Inc. is the managing general partner of Back Bay Partners XII L.P., the general partner of HarbourVest Partners IV-Direct Fund L.P. D. Brooks Zug and Edward W. Kane, who comprise the investment committee of Hancock Venture Partners, Inc., hold the power to vote and dispose of the shares held by HarbourVest Partners IV-Direct Fund L.P.

(d)  Includes 471,429 shares of unvested common stock.

(e) Includes 2,903,516 shares held by entities affiliated with Oak Investment Partners. See Note b above. Mr. Harman is a managing member of Oak Associates VI, LLC, the general partner of Oak Investment Partners VI, L.P., and a managing member of Oak VI Affiliates, LLC, the general partner of Oak VI Affiliates Fund, L.P.

(f) Includes 11,842,037 shares held by entities affiliated with DLJ Capital Corporation. See Note a above. Mr. Rosen is a general partner of the Sprout Group and a general partner of DLJ Associates VII, L.P., which is a general partner of Sprout Capital VII, L.P. Mr. Rosen disclaims beneficial ownership of these shares, except to the extent of his pecuniary interest arising from his interests in the partnerships named in Note a above.

                          DESCRIPTION OF CAPITAL STOCK

GENERAL

     At the closing of this offering, our authorized capital stock will consist of 100,000,000 shares of common stock, $0.001 par value, and 10,000,000 shares of preferred stock, $0.001 par value. The following summary of certain provisions of the common stock and the preferred stock is not complete and is qualified by our certificate of incorporation and bylaws and by the provisions of applicable law.

COMMON STOCK

     As of September 30, 1999, there were 22,244,595 shares of common stock outstanding that were held of record by approximately 193 stockholders. There will be 31,639,527 shares of common stock outstanding, assuming the exercise of 328,649 warrants prior to the closing of this offering and no exercise of the underwriters' over-allotment option and no exercise after September 30, 1999, of outstanding options, and after giving effect to the issuance of 5,066,283 shares in connection with our acquisition of Acuity, the sale of 4,000,000 shares of common stock to the public in this offering and the conversion of our preferred stock into common stock at a one-to-one ratio.

     The holders of our common stock are entitled to one vote per share on all matters to be voted upon by the stockholders. Subject to preferences that may be applicable to any outstanding preferred stock, the holders of common stock are entitled to receive ratably such dividends, if any, as may be declared from time to time by the board of directors out of funds legally available therefor. We have never declared or paid cash dividends on our common stock or other securities and do not currently anticipate paying cash dividends in the future. Our bank line of credit currently prohibits the payment of dividends. In the event of the liquidation, dissolution or winding up of Quintus, the holders of common stock are entitled to share ratably in all assets remaining after payment of liabilities, subject to prior distribution rights of preferred stock, if any, then outstanding. The common stock has no preemptive or conversion rights or other subscription rights. There are no redemption or sinking fund provisions applicable to the common stock. All outstanding shares of common stock are fully paid and nonassessable, and the shares of common stock to be issued upon the effectiveness of this offering will be fully paid and nonassessable.

PREFERRED STOCK

     Our certificate of incorporation authorizes 10,000,000 shares of preferred stock. The board of directors has the authority to issue the preferred stock in one or more series and to fix the rights, preferences, privileges and restrictions thereof, including dividend rights, dividend rates, conversion rights, voting rights, terms of redemption, redemption prices, liquidation preferences and the number of shares constituting any series or the designation of such series, without further vote or action by the stockholders. The issuance of preferred stock may have the effect of delaying, deferring or preventing a change in control of Quintus without further action by the stockholders and may adversely affect the voting and other rights of the holders of common stock. The issuance of preferred stock with voting and conversion rights may adversely affect the voting power of the holders of common stock, including the loss of voting control to others. At present, we have no plans to issue any of the preferred stock.

WARRANTS

     As of September 30, 1999, the following warrants to purchase a total of 718,996 shares of our capital stock were outstanding, excluding warrants to purchase 328,649 shares of stock that we have assumed will be exercised before the offering:

     - Warrants to purchase a total of 25,000 shares of Series F preferred stock at $8.25 per share, which expire on April 17, 2006;

     - Warrants to purchase a total of 385,530 shares of common stock at $0.30 per share, which expire on November 10, 2001;

     - Warrants to purchase a total of 8,466 shares of common stock at $3.94 per share, which expire on January 7, 2002; and

     - Warrants to purchase 300,000 shares of common stock at the lesser of $7.50 or the price of shares sold in this offering per share, which expire on the earlier of one year after the closing date of this offering or July 18, 2004.

     We have assumed throughout this prospectus the pre-offering cash exercise of the following warrants:

     - Warrants to purchase a total of 5,000 shares of common stock at $0.05 per share;

     - Warrants to purchase a total of 76,047 shares of common stock at $4.54 per share;

     - Warrants to purchase a total of 192,262 shares of Series B preferred stock at $1.43 per shares; and

     - Warrants to purchase a total of 55,340 shares of Series C preferred stock at $1.91 per share.

ANTI-TAKEOVER EFFECTS OF PROVISIONS OF THE CERTIFICATE OF INCORPORATION, BYLAWS AND DELAWARE LAW

     CERTIFICATE OF INCORPORATION AND BYLAWS

     The certificate of incorporation provides that, effective upon the closing of this offering, all stockholder actions must be effected at a duly called meeting and not by a consent in writing. The bylaws provide that our stockholders may call a special meeting of stockholders only upon a request of stockholders owning at least 10% of our capital stock. These provisions of the certificate of incorporation and bylaws could discourage potential acquisition proposals and could delay or prevent a change in control of Quintus. These provisions are intended to enhance the likelihood of continuity and stability in the composition of the board of directors and in the policies formulated by the board of directors and to discourage certain types of transactions that may involve an actual or threatened change of control of Quintus. These provisions are designed to reduce the vulnerability of Quintus to an unsolicited acquisition proposal. The provisions also are intended to discourage certain tactics that may be used in proxy fights. However, such provisions could have the effect of discouraging others from making tender offers for our shares and, as a consequence, they also may inhibit fluctuations in the market price of our shares that could result from actual or rumored takeover attempts. Such provisions also may have the effect of preventing changes in our management. See "Risk Factors--Anti-takeover provisions in our charter documents and Delaware law, as well as provisions of employment agreements of some of our key executives, could prevent or delay a change in control of Quintus."

     DELAWARE TAKEOVER STATUTE

     We are subject to Section 203 of the Delaware General Corporation Law, which, with some exceptions, prohibits a Delaware corporation from engaging in any business combination with any interested stockholder for a period of three years following the date that such stockholder became an interested stockholder, unless:

     - prior to such date, the board of directors of the corporation approved either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder;

     - upon consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the number of shares outstanding those shares owned (a) by persons who are directors and also officers and (b) by employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

     - on or subsequent to such date, the business combination is approved by the board of directors and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least 66 2/3% of the outstanding voting stock that is not owned by the interested stockholder.

     Section 203 defines business combination to include:

     - any merger or consolidation involving the corporation and the interested stockholder;

     - any sale, transfer, pledge or other disposition of 10% or more of the assets of the corporation involving the interested stockholder;

     - with some exceptions, any transaction that results in the issuance or transfer by the corporation of any stock of the corporation to the interested stockholder;

     - any transaction involving the corporation that has the effect of increasing the proportionate share of the stock of any class or series of the corporation beneficially owned by the interested stockholder; or

     - the receipt by the interested stockholder of the benefit of any loans, advances, guarantees, pledges or other financial benefits provided by or through the corporation.

     In general, Section 203 defines an interested stockholder as any entity or person beneficially owning 15% or more of the outstanding voting stock of the corporation and any entity or person affiliated with or controlling or controlled by such entity or person.

REGISTRATION RIGHTS

     After this offering, the holders of 21,728,872 shares of common stock and warrants to purchase common stock will be entitled to registration rights. If we propose to register any of our securities under the Securities Act, either for our own account or for the account of other security holders exercising registration rights, we must notify these securityholders and these securityholders may be entitled to include all or part of their shares in the registration. Additionally, holders of 21,728,872 shares of common stock and warrants to purchase common stock have demand registration rights under which they may require us to use our best efforts to register shares of their common stock. Further, the holders of these demand rights may require us to file additional registration statements on Form S-3. All of these registration rights are subject to certain conditions and limitations, including the right of underwriters to limit the number of shares included in a registration and our right to not effect a requested registration within six months following an offering of our securities, including this offering.

TRANSFER AGENT AND REGISTRAR

     The transfer agent and registrar for our common stock is ChaseMellon Shareholder Services, L.L.C.

                        SHARES ELIGIBLE FOR FUTURE SALE

     Future sales of substantial amounts of common stock in the public market following this offering, including shares issued upon exercise of outstanding options and warrants, could adversely affect the prevailing market price of our common stock and could impair our ability to raise capital through the sale of our equity securities. As described below, most of the shares currently outstanding will not be available for sale immediately after this offering due to contractual and legal restrictions on resale. However, public sales of substantial amounts of our common stock after these restrictions lapse could adversely affect the prevailing market price of our stock and our ability to raise equity capital in the future.

     Upon completion of this offering, we will have outstanding 31,639,527 shares of common stock, based upon shares outstanding as of September 30, 1999 and assuming no exercise of the underwriters' over-allotment option and no exercise of outstanding options or warrants, other than 328,649 warrants prior to the consummation of this offering. Of these shares, the 4,000,000 shares sold in this offering will be freely tradable without restriction under the Securities Act except for any shares purchased by our "affiliates," as that term is defined in Rule 144 under the Securities Act. The remaining 27,639,527 shares of common stock held by existing stockholders include 21,502,019 restricted shares and 6,137,508 non-restricted shares. As described below, substantially all of these 27,639,527 restricted and non-restricted shares are subject to lock-up agreements or bylaw restrictions providing that, with certain limited exceptions, the stockholder will not offer, sell, contract to sell or otherwise dispose of any common stock or any securities that are convertible into common stock for a period of 180 days after the date of this prospectus without the prior written consent of Donaldson, Lufkin & Jenrette Securities Corporation. As a result of these lock-up agreements and bylaw restrictions, only 23,882 of these shares may be resold prior to 181 days after the date of this prospectus. Donaldson, Lufkin & Jenrette Securities Corporation may, in its sole discretion and at any time without notice, release all or any portion of the securities subject to lock-up agreements or bylaw restrictions, although it has no current intention of doing so.

     The following table shows approximately when the 27,639,527 shares of our common stock that are not being sold in this offering, but which will be outstanding when this offering is complete, will be eligible for sale in the public market:

              ELIGIBILITY OF SHARES FOR SALE IN THE PUBLIC MARKET

At the effective date.......................................      23,882
180 days after the effective date...........................  25,923,662
More than 180 days after the effective date.................   1,691,983

     Resale of 17,008,186 of the restricted shares that will become available for sale in the public market starting 180 days after the date of this prospectus will be limited by volume and other resale restrictions under Rule 144 because the holders of those shares are our affiliates.

RULE 144

     In general, under Rule 144, beginning 90 days after the date of this prospectus, a person who has beneficially owned restricted shares for at least one year would be entitled to sell within any three-month period a number of shares that does not exceed the greater of:

     - 1% of the number of shares of common stock then outstanding, which will equal approximately 316,400 shares immediately after this offering; or

     - the average weekly trading volume of the common stock during the four calendar weeks preceding the filing of a Form 144 with respect to such sale.

     Sales under Rule 144 are also subject to certain manner of sale and notice requirements and to the public availability of information about us. Under Rule 144(k), a person who is not deemed to have been an affiliate of Quintus at any time during the three months preceding a sale, and who has beneficially owned the shares proposed to be sold for at least two years, is entitled to sell such shares without complying with the manner of sale, public information, volume limitation or notice provisions of Rule 144.

RULE 701

     Rule 701, as currently in effect, permits resales of shares in reliance upon Rule 144 but without compliance with certain restrictions, including the holding period requirement, of Rule 144. Any of our employees, officers, directors or consultants who purchased shares under a written compensatory plan or contract may be entitled to rely on the resale provisions of Rule 701. Rule 701 permits affiliates to sell their Rule 701 shares under Rule 144 without complying with the holding period requirements of Rule 144. Rule 701 further provides that nonaffiliates may sell such shares in reliance on Rule 144 without having to comply with the holding period, public information, volume limitation or notice provisions of Rule 144. All holders of Rule 701 shares are required to wait until 90 days after the date of this prospectus before selling such shares. However, all Rule 701 shares are subject to lock-up agreements or bylaw restrictions and will only become eligible for sale upon the expiration of the 180 days following the date of this prospectus. Donaldson, Lufkin & Jenrette Securities Corporation may, in its sole discretion and at any time without notice, release all or any portion of the securities subject to lock-up agreements or bylaw restrictions, although it has no current intent of doing so.

     Following the date of this prospectus, we will file a registration statement on Form S-8 to register all the shares of common stock subject to outstanding options or reserved for future issuance under our stock plans. Common stock issued upon exercise of outstanding vested options or issued under or purchase plan, other than common stock issued to our affiliates, will be available for immediate resale in the open market.

                                  UNDERWRITING

     Subject to the terms and conditions contained in an underwriting agreement
dated November   , 1999, the underwriters named below, who are represented by
Donaldson, Lufkin & Jenrette Securities Corporation, Dain Rauscher Wessels, a division of Dain Rauscher Incorporated, SG Cowen Securities Corporation and DLJdirect Inc., have severally agreed to purchase from Quintus the number of shares of common stock set forth opposite their names below:

                                                               NUMBER
                        UNDERWRITERS                          OF SHARES
Donaldson, Lufkin & Jenrette Securities Corporation.........
  Dain Rauscher Wessels, a division of Dain Rauscher
     Incorporated...........................................
  SG Cowen Securities Corporation...........................
  DLJdirect Inc. ...........................................
                                                              --------
     Total..................................................
                                                              ========

     The underwriting agreement provides that the obligations of the underwriters to purchase and accept delivery of the shares of common stock offered by this prospectus are subject to approval by their counsel of legal matters concerning the offering and to conditions that must be satisfied by Quintus. The underwriters are obligated to purchase and accept delivery of all of the shares of common stock offered by this prospectus, other than those shares covered by the over-allotment option described below, if any are purchased.

     The underwriters initially propose to offer the shares of common stock in part directly to the public at the initial public offering price set forth on the cover page of this prospectus and in part to dealers, including the
underwriters, at such price less a concession not in excess of $     per share.
The underwriters may allow, and such dealers may re-allow, to other dealers a
concession not in excess of $     per share. After the initial offering of the
common stock, the public offering price and other selling terms may be changed by the representatives at any time without notice. The underwriters do not intend to confirm sales to any accounts over which they exercise discretionary authority.

     An electronic prospectus will be available on the Web site maintained by DLJdirect Inc., an affiliate of Donaldson, Lufkin & Jenrette Securities Corporation. Other than the prospectus in electronic format, the information on this Web site relating to the offering is not part of this prospectus and has not been approved or endorsed by Quintus or the underwriters, and should not be relied on by prospective investors.

     Quintus has granted to the underwriters an option, exercisable for 30 days after the date of this prospectus, to purchase, from time to time, in whole or in part, up to an aggregate of 600,000 additional shares of common stock at the initial public offering price less underwriting discounts and commissions. The underwriters may exercise the option solely to cover over-allotments, if any, made in connection with the offering. To the extent that the underwriters exercise the option, each underwriter will become obligated, subject to conditions contained in the underwriting agreement, to purchase its pro rata portion of such additional shares based on the underwriters' percentage underwriting commitment as indicated in the above table.

     Quintus has agreed to indemnify the underwriters against liabilities which may arise in connection with the offering, including liabilities under the Securities Act of 1933, or to contribute to payments that the underwriters may be required to make.

     Quintus, its executive officers and directors and substantially all of its stockholders and option holders are subject to agreements or bylaw restrictions providing that, with certain limited exceptions, they will not:

     - offer, pledge sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend, or otherwise transfer or dispose of directly or indirectly any shares of common stock or any securities convertible into or exercisable or exchangeable for common stock; or

     - enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of the common stock, whether any such transaction described above is to be settled by delivery of common stock or other securities, in cash or otherwise for a period of 180 days after the date of this prospectus. Donaldson, Lufkin & Jenrette Securities Corporation may release some or all of these shares from such restrictions prior to the expiration of the 180-day period lock-up period, although it has no current intention of doing so.

     In addition, during such 180-day period, Quintus has also agreed not to file any registration statement with respect to the registration of any shares of common stock or any securities convertible into or exercisable or exchangeable for common stock without the prior written consent of Donaldson, Lufkin & Jenrette Securities Corporation. Furthermore, no Quintus stockholders have demand registration rights that may be exercised during such 180 day period.

     Prior to the offering, there has been no established trading market for the common stock. The initial public offering price of the shares of common stock offered by this prospectus will be determined by negotiation among Quintus and the underwriters. The factors to be considered in determining the initial public offering price include:

     - the history of and the prospects for the industry in which Quintus competes;

     - the past and present operations of Quintus;

     - the historical results of operations of Quintus;

     - the prospectus for future earnings of Quintus;

     - the recent market prices of securities of generally comparable companies; and

     - the general condition of the securities markets at the time of the offering.

     The underwriters have reserved up to 200,000 shares of the common stock to be sold in this offering for sale to some of our employees and associates of our employees and directors, and to other individuals or companies who have commercial arrangements or personal relationships with us. Through this directed share program, we intend to ensure that those individuals and companies that have supported us, or who are in a position to support us in the future, have the opportunity to purchase our common stock at the same price that we are offering our shares to the general public. Prospective participants will not receive any investment materials other than a copy of this prospectus, and will be permitted to participate in this offering at the initial public offering price presented on the cover page of this prospectus. No commitment to purchase shares by any participant in the directed share program will be accepted until after the registration statement of which this prospectus is a part is effective and an initial public offering price has been established. The number of shares available for sale to the general public will be reduced by the number of shares sold through the directed share program. Any shares reserved for the directed share program which are not so purchased will be offered by the underwriters to the general public on the same basis as the other shares offered hereby.

     Other than in the United States, no action has been taken by Quintus or the underwriters that would permit a public offering of the shares of common stock offered in any jurisdiction where action for that purpose is required. The shares of common stock offered may not be offered or sold, directly or indirectly, nor may this prospectus or any other offering material or advertisements in connection with the offer and sale of any such shares of common stock be distributed or published in any jurisdiction, except under circumstances that will result in compliance with the applicable rules and regulations of such jurisdiction. Persons into whose possession this prospectus comes are advised to inform themselves about and observe any restrictions relating to the offering and the distribution of this prospectus. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any shares of common stock offered in any jurisdiction in which such an offer or a solicitation is unlawful.

     DLJ Capital Corporation, Sprout Capital VI, L.P., Sprout Capital VII, L.P., Sprout CEO Fund, L.P. and DLJ ESC II, L.P., collectively referred to as the "Sprout Entities," are affiliates of Donaldson, Lufkin & Jenrette Securities Corporation, one of the underwriters. As described under "Principal Stockholders," the Sprout Entities beneficially own an aggregate of 11,842,037 shares of the outstanding common stock, which represent more than 10% of the outstanding common stock. The Sprout Entities have placed a sufficient number of their shares in a voting trust so that upon the closing of this offering, the Sprout Entities will exercise voting control over less than five percent of the outstanding common stock. The shares subject to the voting trust are held and voted by an independent third party, Norwest Bank Indiana, N.A., as voting trustee.

     Because the Sprout Entities affiliated with Donaldson, Lufkin & Jenrette Securities Corporation beneficially own more than 10% of the outstanding common stock, this offering is being conducted in accordance with Rule 2720 of the Conduct Rules of the National Association of Securities Dealers, Inc., which provides that the public offering price of an equity security be no higher than that recommended by a "qualified independent underwriter" meeting certain standards. In accordance with this requirement, Dain Rauscher Wessels, a division of Dain Rauscher Incorporated, will assume the responsibilities of acting as qualified independent underwriter and will recommend a price in compliance with the requirements of Rule 2720. As compensation for its services as qualified independent underwriter, we have agreed to pay $10,000 to Dain Rauscher Wessels on the closing of this offering.

     In connection with the offering, the underwriters may engage in transactions that stabilize, maintain or otherwise affect the price of the common stock. Specifically, the underwriters may over-allot the offering, creating a syndicate short position. The underwriters may bid for and stabilize the price of the common stock. In addition, the underwriting syndicate may reclaim selling concessions from syndicate members and selected dealers if they repurchase previously distributed common stock in syndicate covering transactions, in stabilizing transactions or otherwise. These activities may stabilize or maintain the market price of the common stock above independent market levels. The underwriters are not required to engage in these activities, and may end any of these activities at any time.

                                 LEGAL MATTERS

     The validity of the common stock offered in this offering will be passed upon for us by Gunderson Dettmer Stough Villeneuve Franklin & Hachigian, LLP, Menlo Park, California. Certain legal matters in connection with this offering will be passed upon for the underwriters by Wilson Sonsini Goodrich & Rosati, Professional Corporation, Palo Alto, California.

                                    EXPERTS

     The Quintus consolidated financial statements as of and for the year ended March 31, 1999, included in this prospectus and the related financial statement schedule for the year ended March 31, 1999 included elsewhere in the registration statement have been audited by Deloitte & Touche LLP, independent auditors, as stated in their reports appearing herein and elsewhere in the registration statement, and have been so included in the reliance upon the reports of such firm given upon their authority as experts in auditing and accounting.

     Ernst & Young LLP, independent auditors, have audited our consolidated financial statements and schedules at March 31, 1998, and for the two years in the period then ended, as set forth in their report. We've included our financial statements and schedule in the prospectus and elsewhere in the registration statement in reliance on Ernst & Young LLP's report, given on their authority as experts in accounting and auditing.

     The Acuity financial statements as of December 31, 1997 and 1998 and for each of the two years in the period ended December 31, 1998 included in this prospectus and registration statement have been so included in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of that firm as experts in auditing and accounting.

                             CHANGE IN ACCOUNTANTS

     On March 9, 1999, our audit committee dismissed Ernst & Young LLP as our independent auditors and subsequently appointed Deloitte & Touche LLP as our principal accountants. There were no disagreements with the former accountants during the fiscal years ended March 31, 1997 and 1998 or during any subsequent interim period preceding their replacement on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedures, which disagreements, if not resolved to the former accountants' satisfaction, would have caused them to make reference to the subject matter of the disagreement in connection with their reports. The former independent auditors issued an unqualified report on the financial statements as of and for the years ended March 31, 1997 and 1998. We did not consult with Deloitte & Touche LLP on any accounting or financial reporting matters in the periods prior to their appointment. The change in accountants was approved by our board of directors.

                             ADDITIONAL INFORMATION

     We have filed with the Securities and Exchange Commission a registration statement on Form S-1 in connection with this offering. While the information contained in this prospectus is materially complete, this prospectus does not contain all the information set forth in the registration statement and its exhibits and schedules. For further information with respect to Quintus and our common stock please refer to the registration statement and to its exhibits and schedules. A copy of the registration statement and its exhibits and schedules may be inspected without charge at the public reference facilities maintained by the SEC in Room 1024, 450 Fifth Street, N.W. Washington, D.C. 20549, and at the SEC's regional offices located at the Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661 and Seven World Trade Center, 13th Floor, New York, New York 10048, and copies of all or any part of the registration statement may be obtained from such offices upon payment of the fees prescribed by the SEC. The SEC maintains a World Wide Web site that contains reports, proxy and information statements and other information regarding registrants that file electronically with the SEC. The address of the site is http://www.sec.gov.

     Upon completion of this offering, we will become subject to the information and periodic reporting requirements of the Securities Exchange Act of 1934 and will file periodic reports, proxy statements and other information with the SEC. Such periodic reports, proxy statements and other information will be available for inspection and copying at the regional offices, public reference facilities and web site of the SEC referred to above.

                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

                                                              PAGE
                                                              ----
QUINTUS CORPORATION:
Independent Auditor's Report--Deloitte & Touche LLP.........   F-2
  Report of Independent Auditors--Ernst & Young LLP.........   F-3
  Consolidated Balance Sheets...............................   F-4
  Consolidated Statements of Operations.....................   F-5
  Consolidated Statements of Stockholders' Deficiency.......   F-6
  Consolidated Statements of Cash Flows.....................   F-7
  Notes to Consolidated Financial Statements................   F-8

ACUITY CORP.:
  Report of Independent Accountants.........................  F-27
  Balance Sheets............................................  F-28
  Statements of Operations..................................  F-29
  Statements of Changes in Stockholders' Equity (Deficit)...  F-30
  Statements of Cash Flows..................................  F-31
  Notes to Financial Statements.............................  F-32

PRO FORMA CONSOLIDATED FINANCIAL INFORMATION:
  Pro Forma Condensed Combining Financial Statements........  F-44
  Pro Forma Condensed Combining Balance Sheets..............  F-46
  Pro Forma Condensed Combining Statements of Operations....  F-47
  Notes to Pro Forma Condensed Combining Financial
     Statements.............................................  F-49

                          INDEPENDENT AUDITORS' REPORT

To the Board of Directors and Stockholders of Quintus Corporation:

     We have audited the accompanying consolidated balance sheet of Quintus Corporation and subsidiaries (the Company) as of March 31, 1999, and the related consolidated statements of operations, stockholders' deficiency, and cash flows for the year then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

     We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

     In our opinion, such consolidated financial statements referred to above present fairly, in all material respects, the financial position of the Company as of March 31, 1999, and the results of its operations and its cash flows for the year then ended in conformity with generally accepted accounting principles.

/s/  Deloitte & Touche LLP

San Jose, CA
June 18, 1999
(November 10, 1999 as to Note 15)

                         REPORT OF INDEPENDENT AUDITORS

The Board of Directors
Quintus Corporation

     We have audited the accompanying consolidated balance sheets of Quintus Corporation as of March 31, 1998 and the related consolidated statements of operations, stockholders' equity (net capital deficiency), and cash flows for the two years in the period then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Quintus Corporation at March 31, 1998 and the consolidated results of its operations and its cash flows for the two years in the period then ended in conformity with generally accepted accounting principles.

                                          /s/ ERNST & YOUNG LLP

Palo Alto, California
April 30, 1998

                              QUINTUS CORPORATION

                          CONSOLIDATED BALANCE SHEETS
               (IN THOUSANDS, EXCEPT SHARE AND PER SHARE AMOUNTS)

                                                                   MARCH 31,
                                                              -------------------   SEPTEMBER 30,
                                                                1998       1999         1999
                                                                                     (UNAUDITED)
ASSETS
CURRENT ASSETS:
  Cash......................................................  $  1,986   $  1,785     $  7,713
  Accounts receivable, less allowance for doubtful accounts
    of $848, $729 and $825..................................     7,573      8,671       12,378
  Prepaid expenses and other assets.........................       608        573          926
                                                              --------   --------     --------
        Total current assets................................    10,167     11,029       21,017
Property and equipment, net.................................     3,508      3,162        3,133
Purchased technology, less accumulated amortization of $556,
  $1,889 and $2,555.........................................     3,444      2,111        1,445
Intangible assets, less accumulated amortization of $1,059,
  $2,630 and $3,556.........................................     5,803      2,970        2,043
Other assets................................................       219        322          335
                                                              --------   --------     --------
Total assets................................................  $ 23,141   $ 19,594     $ 27,973
                                                              ========   ========     ========
LIABILITIES AND STOCKHOLDERS' DEFICIENCY
CURRENT LIABILITIES:
  Accounts payable..........................................  $  1,762   $  2,352     $  2,030
  Accrued compensation and related benefits.................     2,073      2,114        2,421
  Other accrued liabilities.................................     1,633      2,268        2,510
  Deferred revenue..........................................     5,008      6,615        5,377
  Borrowings under bank line of credit......................     4,950      4,868        4,368
  Notes payable to stockholders.............................     4,500         --           --
  Current portion of capital lease obligations..............       134        109           46
  Current portion of long-term debt.........................     1,357      1,347        1,347
                                                              --------   --------     --------
        Total current liabilities...........................    21,417     19,673       18,099
Capital lease obligations, less current portion.............       109        101          264
Long-term debt, less current portion........................     2,637      1,700        1,067
Deferred revenue............................................     1,500        400           --
Commitments and contingencies (Note 7)
Redeemable convertible preferred stock......................    17,811     17,811       17,811
STOCKHOLDERS' DEFICIENCY:
  Series A redeemable convertible preferred stock, $0.001
    par value; authorized shares -- 9,100,000; issued and
    outstanding shares -- 9,100,000; aggregate liquidation
    preference -- $9,100....................................         9          9            9
  Series B redeemable convertible preferred stock, $0.001
    par value; authorized shares -- 1,000,000; issued and
    outstanding shares -- 768,140; aggregate liquidation
    preference -- $1,098....................................         1          1            1
  Series C redeemable convertible preferred stock, $0.001
    par value; authorized shares -- 3,000,000; issued and
    outstanding shares -- 2,647,778; aggregate liquidation
    preference -- $5,057....................................         3          3            3
  Series D redeemable convertible preferred stock, $0.001
    par value; authorized shares -- 1,455,000; issued and
    outstanding shares -- 1,454,996; aggregate liquidation
    preference -- $4,001....................................         1          1            1
  Series E convertible preferred stock, $0.001 par value;
    authorized shares -- 3,000,000; issued and outstanding
    shares -- 2,604,601; aggregate liquidation
    preference -- $10,809...................................        --          3            3
  Series F convertible preferred stock, $0.001 par value;
    authorized shares -- 1,500,000; issued and outstanding
    shares -- 1,363,334; aggregate liquidation
    preference -- $11,247...................................        --         --            1
  Common stock, $0.001 par value; authorized
    shares -- 30,000,000 in 1998 and 40,000,000 in 1999;
    issued and outstanding shares -- 4,117,300 in 1998;
    4,208,478 in March 1999; 4,305,746 in September 1999....         4          4            4
  Additional paid-in capital................................     2,914     15,483       30,310
  Notes receivable from stockholders........................       (58)      (117)        (223)
  Deferred compensation.....................................       (79)      (884)      (3,100)
  Accumulated deficit.......................................   (23,128)   (34,594)     (36,277)
                                                              --------   --------     --------
        Total stockholders' deficiency......................   (20,333)   (20,091)      (9,268)
                                                              --------   --------     --------
Total liabilities and stockholders' deficiency..............  $ 23,141   $ 19,594     $ 27,973
                                                              ========   ========     ========

See notes to consolidated financial statements.

                              QUINTUS CORPORATION

                     CONSOLIDATED STATEMENTS OF OPERATIONS
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                                                 SIX MONTHS ENDED
                                                     YEAR ENDED MARCH 31,          SEPTEMBER 30,
                                                 -----------------------------   -----------------
                                                  1997       1998       1999      1998      1999
                                                                                    (UNAUDITED)
REVENUES:
License........................................  $ 8,406   $ 12,948   $ 17,577   $ 9,913   $13,348
  Service......................................    5,208      8,942     12,730     5,947     8,742
                                                 -------   --------   --------   -------   -------
     Total revenues............................   13,614     21,890     30,307    15,860    22,090
COST OF REVENUES:
  License......................................      972        708        554       268       671
  Service......................................    4,199      7,582      8,623     4,176     5,071
                                                 -------   --------   --------   -------   -------
     Total cost of revenues....................    5,171      8,290      9,177     4,444     5,742
                                                 -------   --------   --------   -------   -------
Gross profit...................................    8,443     13,600     21,130    11,416    16,348
OPERATING EXPENSES:
  Sales and marketing..........................    6,879     11,336     17,147     8,616     9,438
  Research and development.....................    3,667      5,102      6,719     3,353     3,974
  General and administrative...................    1,263      3,233      3,577     1,632     1,993
  Amortization of intangibles..................       --      1,335      3,185     1,596     1,592
  Acquired in-process technologies.............       --      2,200         --        --        --
  Stock-based compensation.....................       --         --        171        60       609
                                                 -------   --------   --------   -------   -------
     Total operating expenses..................   11,809     23,206     30,799    15,257    17,606
                                                 -------   --------   --------   -------   -------
Loss from continuing operations................   (3,366)    (9,606)    (9,669)   (3,841)   (1,258)
OTHER INCOME (EXPENSE):
  Interest expense.............................     (157)      (567)      (804)     (495)     (430)
  Other income (expense), net..................       (3)        27       (113)      (30)        5
                                                 -------   --------   --------   -------   -------
     Total other income (expense)..............     (160)      (540)      (917)     (525)     (425)
                                                 -------   --------   --------   -------   -------
Net loss from continuing operations............   (3,526)   (10,146)   (10,586)   (4,366)   (1,683)
DISCONTINUED OPERATIONS (NOTE 3):
  Loss from discontinued operations............       --     (1,103)    (1,891)     (649)       --
  Gain on disposal of discontinued
     operations................................       --         --      1,011        --        --
                                                 -------   --------   --------   -------   -------
Net loss.......................................   (3,526)   (11,249)   (11,466)   (5,015)   (1,683)
Redeemable preferred stock accretion...........     (167)    (1,519)        --        --        --
                                                 -------   --------   --------   -------   -------
Loss applicable to common stockholders.........  $(3,693)  $(12,768)  $(11,466)  $(5,015)  $(1,683)
                                                 =======   ========   ========   =======   =======
BASIC AND DILUTED NET LOSS PER COMMON SHARE:
  Continuing operations........................  $ (4.25)  $  (6.88)  $  (3.73)  $ (1.66)  $ (0.49)
  Discontinued operations:
     Loss from operations......................       --      (0.65)     (0.67)    (0.25)       --
     Gain on disposal..........................       --         --       0.36        --        --
                                                 -------   --------   --------   -------   -------
Basic and diluted net loss per common share....  $ (4.25)  $  (7.53)  $  (4.04)  $ (1.91)  $ (0.49)
                                                 =======   ========   ========   =======   =======
Shares used in computation, basic and
  diluted......................................      868      1,695      2,835     2,634     3,435
                                                 =======   ========   ========   =======   =======
Pro forma basic and diluted net loss per share
  (Note 1):
  Continuing operations........................                       $  (0.52)            $ (0.08)
  Discontinued operations:
     Loss from operations......................                          (0.09)                 --
     Gain on disposal..........................                           0.05                  --
                                                                      --------             -------
Pro forma basic and diluted net loss per share
  (Note 1).....................................                       $  (0.56)            $ (0.08)
                                                                      ========             =======
Shares used to compute pro forma basic and
  diluted net loss per share (Note 1)..........                         20,279              21,499
                                                                      ========             =======

See notes to consolidated financial statements.

                              QUINTUS CORPORATION

              CONSOLIDATED STATEMENTS OF STOCKHOLDERS' DEFICIENCY
                      (IN THOUSANDS, EXCEPT SHARE AMOUNTS)

                                          PREFERRED STOCK         COMMON STOCK      ADDITIONAL      NOTES
                                        --------------------   ------------------      PAID       RECEIVABLE
                                                                                     CAPITAL         FROM         DEFERRED
                                          SHARES     AMOUNT     SHARES     AMOUNT   ----------   STOCKHOLDERS   COMPENSATION
BALANCE AT APRIL 1, 1996..............   9,868,140   $    10     191,160    $--      $   493        $  --         $    --
Issuance of common stock under stock
option plan...........................          --        --   2,913,646      3          151          (58)             --
Issuance of preferred stock and
 warrants to purchase preferred
 stock................................   2,647,778         3          --     --          617           --              --
Repurchase of common stock............          --        --     (73,688)    --           (4)          --              --
Preferred stock accretion.............          --        --          --     --         (167)          --              --
Net loss..............................          --        --          --     --           --           --              --
                                        ----------   -------   ---------    ---      -------        -----         -------
BALANCE AT MARCH 31, 1997.............  12,515,918        13   3,031,118      3        1,090          (58)             --
Issuance of common stock under stock
 option plan..........................          --        --     944,949      1          166           --              --
Issuance of common stock and stock
 options in connection with business
 combinations.........................          --        --     518,921     --        1,044           --              --
Repurchase of common stock............          --        --    (377,688)    --          (42)          --              --
Issuance of warrants to purchase
 common stock.........................          --        --          --     --          258           --              --
Issuance of preferred stock...........   1,454,996         1          --     --        1,818           --              --
Preferred stock accretion.............          --        --          --     --       (1,519)          --
Compensatory stock arrangements.......          --        --          --     --           99           --             (99)
Amortization of deferred
 compensation.........................          --        --          --     --           --           --              20
Net loss..............................          --        --          --     --           --           --              --
                                        ----------   -------   ---------    ---      -------        -----         -------
BALANCE AT MARCH 31, 1998.............  13,970,914        14   4,117,300      4        2,914          (58)            (79)
Issuance of common stock under stock
 option plan..........................          --        --     303,090     --          166          (59)             --
Repurchase of common stock............          --        --    (211,912)    --          (42)          --              --
Issuance of warrants to purchase
 common stock.........................          --        --          --     --          165           --              --
Issuance of preferred stock...........   2,604,601         3          --     --       10,772           --              --
Compensatory stock arrangements.......          --        --          --     --        1,508           --          (1,055)
Amortization of deferred
 compensation.........................          --        --          --     --           --           --             250
Net loss..............................          --        --          --     --           --           --              --
                                        ----------   -------   ---------    ---      -------        -----         -------
BALANCE AT MARCH 31, 1999.............  16,575,515        17   4,208,478      4       15,483         (117)           (884)
Issuance of common stock under stock
 option plan*.........................          --        --     143,606     --          201         (165)             --
Repurchase of common stock*...........          --        --     (46,338)    --           (5)          --              --
Issuance of warrants to purchase
 stock*...............................          --        --          --     --          660           --            (100)
Issuance of preferred stock*..........   1,363,334         1          --     --       11,246           --              --
Repayment of notes receivable*........          --        --          --     --           --           59              --
Compensatory stock arrangements*......          --        --          --     --        2,725           --          (2,725)
Amortization of deferred
 compensation*........................          --        --          --     --           --           --             609
Net loss*.............................          --        --          --     --           --           --              --
                                        ----------   -------   ---------    ---      -------        -----         -------
BALANCE AT SEPTEMBER 30, 1999*........  17,938,849   $    18   4,305,746    $ 4      $30,310        $(223)        $(3,100)
                                        ==========   =======   =========    ===      =======        =====         =======


                                                          TOTAL
                                        ACCUMULATED   STOCKHOLDERS'
                                          DEFICIT      DEFICIENCY
BALANCE AT APRIL 1, 1996..............   $ (8,353)      $ (7,850)
Issuance of common stock under stock
option plan...........................         --             96
Issuance of preferred stock and
 warrants to purchase preferred
 stock................................         --            620
Repurchase of common stock............         --             (4)
Preferred stock accretion.............         --           (167)
Net loss..............................     (3,526)        (3,526)
                                         --------       --------
BALANCE AT MARCH 31, 1997.............    (11,879)       (10,831)
Issuance of common stock under stock
 option plan..........................         --            167
Issuance of common stock and stock
 options in connection with business
 combinations.........................         --          1,044
Repurchase of common stock............         --            (42)
Issuance of warrants to purchase
 common stock.........................         --            258
Issuance of preferred stock...........         --          1,819
Preferred stock accretion.............         --         (1,519)
Compensatory stock arrangements.......         --             --
Amortization of deferred
 compensation.........................         --             20
Net loss..............................    (11,249)       (11,249)
                                         --------       --------
BALANCE AT MARCH 31, 1998.............    (23,128)       (20,333)
Issuance of common stock under stock
 option plan..........................         --            107
Repurchase of common stock............         --            (42)
Issuance of warrants to purchase
 common stock.........................         --            165
Issuance of preferred stock...........         --         10,775
Compensatory stock arrangements.......         --            453
Amortization of deferred
 compensation.........................         --            250
Net loss..............................    (11,466)       (11,466)
                                         --------       --------
BALANCE AT MARCH 31, 1999.............    (34,594)       (20,091)
Issuance of common stock under stock
 option plan*.........................         --             36
Repurchase of common stock*...........         --             (5)
Issuance of warrants to purchase
 stock*...............................         --            560
Issuance of preferred stock*..........         --         11,247
Repayment of notes receivable*........         --             59
Compensatory stock arrangements*......         --             --
Amortization of deferred
 compensation*........................         --            609
Net loss*.............................     (1,683)        (1,683)
                                         --------       --------
BALANCE AT SEPTEMBER 30, 1999*........   $(36,277)      $ (9,268)
                                         ========       ========

-------------------------
* Unaudited

See notes to consolidated financial statements.

                              QUINTUS CORPORATION

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                                 (IN THOUSANDS)

                                                                                              SIX MONTHS ENDED
                                                                  YEAR ENDED MARCH 31,          SEPTEMBER 30,
                                                              -----------------------------   -----------------
                                                               1997       1998       1999      1998      1999
                                                                                                 (UNAUDITED)
OPERATING ACTIVITIES:
  Net loss..................................................  $(3,526)  $(11,249)  $(11,466)  $(5,015)  $(1,683)
  Adjustments to reconcile net loss to net cash used in
    operating activities:
    Depreciation and amortization...........................      822      3,148      5,090     2,673     2,186
    Stock based compensation................................       --         20        250       251       609
    Noncash interest expense................................       --        118        231       231        --
    Acquired in-process technologies........................       --      2,200         --        --        --
    Loss (gain) on disposal of property and equipment.......       (6)        50         --        --        --
    Gain on disposal of discontinued operations.............       --         --     (1,011)       --        --
    Provision for doubtful accounts.........................      255        408        235       100       200
    Changes in operating assets and liabilities:
      Accounts receivable...................................   (1,569)    (1,522)    (1,333)   (3,141)   (3,907)
      Prepaid expenses and other current assets.............     (414)       (68)        35       110      (353)
      Accounts payable......................................    1,072     (1,110)       590      (311)     (383)
      Accrued compensation and related benefits.............      378      1,219         41       720       307
      Other accrued liabilities and other long-term
         liabilities........................................      218     (1,145)      (469)      334       303
      Deferred revenue......................................      770      3,981        507      (318)   (1,078)
                                                              -------   --------   --------   -------   -------
Net cash used in operating activities.......................   (2,000)    (3,950)    (7,300)   (4,366)   (3,799)
                                                              -------   --------   --------   -------   -------
INVESTING ACTIVITIES:
  Purchase of businesses, net of cash acquired..............       --     (2,461)        --        --        --
  Purchase of property and equipment........................     (990)    (1,172)    (1,073)     (701)     (383)
  Proceeds from sale of property and equipment..............       27         --         --        --        --
  Proceeds from sale of discontinued operations.............       --         --      2,100        --        --
  Increase in other assets..................................      (25)       (45)      (103)       42       (13)
                                                              -------   --------   --------   -------   -------
Net cash provided by (used in) investing activities.........     (988)    (3,678)       924      (659)     (396)
                                                              -------   --------   --------   -------   -------
FINANCING ACTIVITIES:
  Proceeds from issuance of preferred stock.................    4,085         --      5,275     5,275    11,247
  Proceeds from issuance of common stock....................       96        167        107        58        36
  Repurchase of common stock................................       (4)       (42)       (42)      (10)       (5)
  Proceeds from payment of notes receivable.................       --         --         --        --        59
  Proceeds from notes payable to stockholders...............    1,000      4,500      1,000     1,000        --
  Borrowings (repayments) under bank line of credit.........      668      4,950        (82)       --      (500)
  Proceeds from (repayments of) bank loan...................     (577)    (2,943)        51    (1,769)     (633)
  Principal payments on capital lease obligations...........      (27)       (63)      (134)      (60)      (81)
                                                              -------   --------   --------   -------   -------
Net cash provided by (used in) financing activities.........    5,241      6,569      6,175     4,494    10,123
                                                              -------   --------   --------   -------   -------
Net increase (decrease) in cash.............................    2,253     (1,059)      (201)     (531)    5,928
Cash at beginning of period.................................      792      3,045      1,986     1,986     1,785
                                                              -------   --------   --------   -------   -------
Cash at end of period.......................................  $ 3,045   $  1,986   $  1,785   $ 1,455   $ 7,713
                                                              =======   ========   ========   =======   =======
SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION -- CASH
  PAID FOR INTEREST.........................................  $   160   $    282   $    643   $   495   $   430
                                                              =======   ========   ========   =======   =======
SUPPLEMENTAL DISCLOSURE OF NONCASH INVESTING AND FINANCING
  ACTIVITIES:
  Property acquired under capital leases....................  $    --   $     --   $    101   $    --   $   181
                                                              =======   ========   ========   =======   =======
  Issuance of Series C preferred stock and warrants to
    purchase Series B preferred stock in exchange for notes
    payable.................................................  $ 1,000   $     --   $     --   $    --   $    --
                                                              =======   ========   ========   =======   =======
  Issuance of common stock in exchange for notes
    receivable..............................................  $    58   $     --   $     59   $    59   $   165
                                                              =======   ========   ========   =======   =======
  Issuance of Series D preferred stock in exchange for notes
    payable to stockholders.................................  $    --   $  3,001   $     --   $    --   $    --
                                                              =======   ========   ========   =======   =======
  Issuance of Series D preferred stock, common stock and
    stock options for purchase of business..................  $    --   $  2,044   $     --   $    --   $    --
                                                              =======   ========   ========   =======   =======
  Issuance of Series E preferred stock in exchange for notes
    payable to stockholders.................................  $    --   $     --   $  5,684   $    --   $    --
                                                              =======   ========   ========   =======   =======

See notes to consolidated financial statements.

                              QUINTUS CORPORATION

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
               YEARS ENDED MARCH 31, 1997, 1998 AND 1999 AND SIX
                  MONTHS ENDED SEPTEMBER 30, 1999 (UNAUDITED)

 1. ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     Quintus Corporation (Quintus or the Company) provides a comprehensive e-Customer Relationship Management ("eCRM") solution to manage customer interactions and deliver consistent customer service across multiple communication channels, including the Internet, email and advanced telephony systems. The Company was founded in Delaware in May 1995.

     Basis of Presentation -- The consolidated financial statements include the accounts of the Company and its wholly-owned subsidiaries after the elimination of all significant intercompany balances and transactions.

     Liquidity -- As disclosed in the consolidated financial statements during the years ended March 31, 1997, 1998 and 1999, the Company incurred net losses from continuing operations of $3,526,000, $10,146,000 and $10,586,000 and had net cash outflows from continuing operations of $2,000,000, $3,950,000 and $7,300,000. The Company had a stockholders' deficiency of $20,091,000 at March 31, 1999. Management expects to incur further losses in fiscal year 2000. In addition, in September 1999 the Company entered into an agreement to acquire Acuity Corporation (see Note 15). Acuity Corporation has a history of losses and net cash outflows from operations. In August 1999, the Company secured $11,247,500 in equity financing (see Note 15). Management believes that this equity financing when combined with existing cash on hand will be sufficient to meet the Company's minimum obligations through March 31, 2000. However, the Company will seek additional financing in the near term to execute its business strategies and meet its longer term obligations.

     Use of Estimates -- The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

     Property and Equipment -- Property and equipment are recorded at cost and depreciated using the straight-line method over the estimated useful lives of the assets, which are generally two to five years. Assets recorded under capital leases are amortized by the straight-line method over the shorter of their respective useful lives or the lease term.

     Revenue Recognition -- Statement of Position 97-2, Software Revenue Recognition ("SOP 97-2"), was issued in October 1997 by the American Institute of Certified Public Accountants ("AICPA") and was amended by Statement of Position 98-4 ("SOP 98-4"). The Company adopted SOP 97-2 effective April 1, 1998 and SOP 98-4 effective March 31, 1998. The Company believes its current revenue recognition policies and practices are consistent with SOP 97-2 and SOP 98-4. Additionally, the AICPA issued SOP 98-9 in March 1998, which provides for certain amendments to SOP 97-2, and is effective for transactions entered into by the Company beginning April 1, 1999. The adoption of these amendments did not have a material impact on its financial position, results of operations or cash flows.

     The Company licenses software to end users under noncancelable license agreements and provides services such as installation, implementation, training, and software maintenance. Software

                              QUINTUS CORPORATION

               YEARS ENDED MARCH 31, 1997, 1998 AND 1999 AND SIX
                  MONTHS ENDED SEPTEMBER 30, 1999 (UNAUDITED)

license revenue for contracts not requiring significant customization services is recognized upon meeting each of the following criteria: an executed agreement has been signed; products have been shipped; the license fee is fixed and determinable; collection of the resulting receivable is probable; and vendor specific objective evidence exists to allocate the total fee to elements of the arrangement. Vendor-specific objective evidence is based on the price generally charged when an element is sold separately, or if not yet sold separately, is established by authorized management. For sales made through distributors the Company generally recognizes revenue at the time these partners report to the Company that they have sold the software to the end users and all revenue recognition criteria have been met. Software license revenue from contracts requiring the Company to perform significant customization services are recognized on the percentage-of-completion method based on the ratio of labor hours incurred to total estimated labor hours. Provisions for estimated losses on contracts are made in the period in which the anticipated losses become known. Actual costs and gross margins on such contracts could differ from management's estimates, and such differences could be material to the financial statements. Allowances for estimated future warranty costs are provided at the time revenue is recognized. Service revenue includes maintenance revenue, which is deferred and recognized ratably over the maintenance period, which in most cases is one year, and revenue from training services which is recognized as services are performed. Consulting revenues are recognized as services are performed.

     Software Development Costs -- Costs for the development of new software products and substantial enhancements to existing software products are expensed as incurred until technological feasibility has been established, at which time any additional costs would be capitalized in accordance with Statement of Financial Accounting Standards (SFAS) No. 86, Computer Software to be Sold, Leased or Otherwise Marketed. The costs to develop such software have not been capitalized as the Company believes its current software development process is essentially completed concurrent with the establishment of technological feasibility.

     Impairment of Long-Lived Assets -- In accordance with Statement of Financial Accounting Standards (SFAS) No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of," the Company evaluates its long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable.

     Intangible Assets -- Intangible assets, including purchased technology, are related to the business acquisitions described in Note 2. Amortization is recorded on a straight-line basis over a period of three years.

     Income Taxes -- The Company accounts for income taxes under Statement of Financial Accounting Standards No. 109, Accounting for Income Taxes. Under this method, deferred tax liabilities and assets are recognized for the expected future tax consequences of temporary differences between the carrying amounts and the tax bases of assets and liabilities. A valuation allowance is recorded to reduce net deferred tax assets to amounts that are more likely than not to be realized.

     Stock-Based Compensation -- The Company accounts for employee stock options in accordance with Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees" (APB Opinion No. 25).

                              QUINTUS CORPORATION

               YEARS ENDED MARCH 31, 1997, 1998 AND 1999 AND SIX
                  MONTHS ENDED SEPTEMBER 30, 1999 (UNAUDITED)

     Loss per Common Share -- Basic loss per common share excludes dilution and is computed by dividing loss applicable to common stockholders by the weighted average number of common shares outstanding, less the weighted average number of common shares subject to repurchase by the Company. Diluted loss per common share reflects the potential dilution that could occur if securities or other contracts to issue common stock (convertible preferred stock, warrants and common stock options) were exercised or converted into common stock. Common share equivalents are excluded from the computation in loss periods as their effect would be antidilutive.

     Pro Forma Net Loss per Share -- The Company intends to make a $17,811,000 cash distribution to convertible preferred stockholders payable upon conversion to common stock (see Note 8) using a portion of the proceeds from its planned initial public offering. Pro forma basic and diluted net loss per share amounts are calculated using the weighted average number of common shares outstanding for the period (excluding shares subject to repurchase), the weighted average number of common shares resulting from the assumed conversion of all outstanding shares of convertible preferred stock upon the closing of the initial public offering contemplated by this Prospectus plus the number of shares whose proceeds are to be used to repay the cash distribution, assuming a $16 offering price, reduced by expected per share offering costs.

     Unaudited Interim Financial Information -- The interim financial information for the six months ended September 30, 1998 and 1999 is unaudited and has been prepared on the same basis as the audited financial statements. In the opinion of management, such unaudited financial information includes all adjustments (consisting only of normal recurring adjustments) necessary for a fair presentation of the interim information.

     Foreign Currency Transactions -- The functional currency of the Company's foreign subsidiaries is the U.S. dollar. Accordingly, all monetary assets and liabilities are remeasured at the current exchange rate at the end of each period reported. Nonmonetary assets and liabilities are remeasured at historical rates and revenues and expenses are remeasured at average exchange rates in effect during the period, except for those expenses related balance sheet amounts that are remeasured at historical exchange rates. Transaction gains and losses, which are included in other income (expense) in the accompanying consolidated statements of operations, have not been significant.

     Concentration of Credit Risk -- Financial instruments which potentially subject the Company to concentrations of credit risk consist primarily of trade receivables. The Company sells its products to companies in diverse industries and generally does not require its customers to provide collateral to support accounts receivable. To reduce credit risk, management performs ongoing credit evaluations of its customers' financial condition. The Company maintains allowances for potential credit losses.

     Certain Significant Risks and Uncertainties -- The Company operates in the software industry, and accordingly, can be affected by a variety of factors. For example, management of the Company believes that changes in any of the following areas could have a significant negative effect on the Company's future financial position, results of operations and cash flows: ability to obtain additional financing; regulatory changes; fundamental changes in the technology underlying software products; market acceptance of the Company's products under development; development of distribution channels; ability to implement and expand operational customer support and financial control systems to manage rapid growth, both domestically and internationally; the hiring and retention of key

                              QUINTUS CORPORATION

               YEARS ENDED MARCH 31, 1997, 1998 AND 1999 AND SIX
                  MONTHS ENDED SEPTEMBER 30, 1999 (UNAUDITED)

employees; relationship with Lucent; fundamental changes in technology underlying software products; litigation or other claims against the Company.

     Recently Issued Accounting Standards -- In 1998, the Company adopted Statement of Financial Accounting Standards (SFAS) No. 130, Reporting Comprehensive Income, which requires an enterprise to report, by major components and as a single total, the change in net assets during the period from nonowner sources. The Company's comprehensive loss was equal to its net loss for all years presented.

     In 1998, the Company adopted SFAS No. 131, Disclosures About Segments of an Enterprise and Related Information, which established annual and interim reporting standards for an enterprise's business segments and related disclosures about its products, services and geographic areas and major customers. The Company operates in two reportable segments (see Note 15).

     In March 1998, the Accounting Standards Executive Committee (AcSEC) issued SOP 98-1, Accounting for the Costs of Computer Software Developed or Obtained for Internal Use. SOP 98-1 establishes the accounting for costs of software products developed or purchased for internal use, including when such costs should be capitalized. SOP 98-1 will be effective for the Company's fiscal year ending March 31, 2000. The Company believes the adoption of this statement will not have a significant impact on its financial position, results of operations or cash flows.

     In April 1998, the AcSEC issued SOP 98-5, Reporting on the Costs of Start-up Activities. Under SOP 98-5, the cost of start-up activities should be expensed as incurred. SOP 98-1 will be effective for the Company's fiscal year ending March 31, 2000. The Company believes the adoption of this statement will not have a significant impact on its financial position, results of operations or cash flows.

     In June 1998, the Financial Accounting Standards Board issued SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities. This statement requires companies to record derivatives on the balance sheet as assets or liabilities, measured at fair value. Gains or losses resulting from changes in the values of those derivatives would be accounted for depending on the use of the derivative and whether it qualifies for hedge accounting. SFAS No. 133 will be effective for the Company's fiscal year ending March 31, 2001. Management believes that this statement will not have a significant impact on the Company's financial position, results of operations or cash flows.

 2. BUSINESS COMBINATIONS AND DISCONTINUED OPERATIONS

     CALL CENTER ENTERPRISES, INC.

     In July 1997, the Company acquired Call Center Enterprises, Inc. (CCE), a provider of strategic call center consulting services, for $965,000 in cash in a transaction that was accounted for as a purchase. Assets acquired and liabilities assumed in the acquisition were as follows (in thousands):

Accounts receivable.........................................  $   826
Other assets................................................       30
Goodwill....................................................    1,262
Less liabilities assumed....................................   (1,153)
                                                              -------
                                                              $   965
                                                              =======

                              QUINTUS CORPORATION

               YEARS ENDED MARCH 31, 1997, 1998 AND 1999 AND SIX
                  MONTHS ENDED SEPTEMBER 30, 1999 (UNAUDITED)

     During fiscal 1999 the Company was required to make additional cash payments of approximately $962,000 to former stockholders of CCE based upon achievement of certain performance goals. These payments, which were contingent upon the continued employment of the former CCE stockholders, were recorded as charges to operations when the performance goal was attained.

     On February 26, 1999, the Company sold the assets of CCE, which provided implementation services for support and help-desk centers software application. The division was sold for cash of $2,100,0000 with a gain on disposal of $1,011,000. As a result, the operations of CCE have been classified as discontinued operations in the statement of operations. The Company recorded $453,000 as a reduction in the gain on disposal of discontinued operations for the fair value of options, due to the Company accelerating vesting of CCE employees' options as if they had been employed for 12 additional months. The Company may receive an additional payment of up to $400,000 from the sale of CCE based on the number of former CCE employees who remain employed by the purchaser for one year subsequent to the date of disposition. The division had revenues of $2,528,000 and $3,210,000 for the years ended March 31, 1998 and 1999, respectively. There were no assets or liabilities remaining as of March 31, 1999.

     NABNASSET CORPORATION

     In November 1997, the Company acquired Nabnasset Corporation (Nabnasset), a provider of software which integrates telephone, voice, and data for $1,496,000 in cash, preferred stock with a fair value of $1,000,000, and 518,921 shares of common stock and options to purchase 617,528 shares of common stock with an aggregate fair value of $1,044,000. The transaction was accounted for as a purchase. Assets acquired and liabilities assumed in the acquisition were as follows (in thousands):

Accounts receivable.........................................  $ 1,036
Property and equipment......................................    2,062
Other assets................................................       75
In-process technologies.....................................    2,200
Purchased technology........................................    4,000
Intangible assets...........................................    5,599
Accounts payable and accrued liabilities....................   (4,230)
Notes payable...............................................   (6,070)
Other liabilities...........................................   (1,132)
                                                              -------
                                                              $ 3,540
                                                              =======

     In this acquisition, acquired technology included both existing technology and in-process research and development. The valuation of acquired technology was made by applying the income forecast method, which considers the present value of cash flows by product lines. As of the date of acquisition, multiple research and development projects were underway including efforts related to the next generation of Voice Enhanced Services Platform (VESP). The key elements of Nabnasset's development process include: sales specification, functional specifications, prototype development, question and answer sessions, documentation and product release. A project is considered to be technologically feasible upon the completion of beta testing that occurs as the final step in the prototype development phase. At the date of acquisition, an additional research and development effort of approximately 14 months was anticipated prior to its release. Value was allocated to in

                              QUINTUS CORPORATION

               YEARS ENDED MARCH 31, 1997, 1998 AND 1999 AND SIX
                  MONTHS ENDED SEPTEMBER 30, 1999 (UNAUDITED)

process research and development based on a discounted cashflow model and considered the core technology resident in the in-process products, Nabnasset's past experience with typical product life cycles, demand from Nabnasset customers for new versions incorporating additional features, the migration of technology between platforms and the roadmap for future development. Quintus completed development of the next generation of VESP and introduced CTI version
5.0 in January 1999. This version is sold on a stand-alone basis as a CTI product and is also integrated into Quintus' eContact suite. Acquired in-process technologies were charged to operations, as the technologies did not have alternative future uses as of the date of the acquisition.

     The operating results of Nabnasset have been included in the consolidated statements of operations since the date of acquisition. Had the acquisition taken place at the beginning of fiscal 1997, the unaudited pro forma results of operations would have been as follows for the year ended March 31, (in thousands, except per share data):

                                                              1997        1998
Net revenues...............................................  $17,439    $ 24,827
Net loss...................................................   (7,807)    (15,669)
Basic and diluted loss per common share....................  $ (5.63)   $  (7.79)

     The pro forma results of operations give effect to certain adjustments, including amortization of purchased intangibles and goodwill. The $2,200,000 charge for purchased in-process technology has been excluded from the pro forma results as it is a material non-recurring charge.

     The pro forma amounts are based on certain assumptions and estimates and do not necessarily represent results which would have occurred if the acquisition had taken place on the basis assumed above, nor are they indicative of results of future combined operations.

 3. PROPERTY AND EQUIPMENT

     Property and equipment consist of the following (in thousands):

                                                      MARCH 31,
                                                   ----------------    SEPTEMBER 30,
                                                    1998      1999         1999
Land.............................................  $  170    $  170       $  170
Building.........................................     688       688          688
Computer equipment and software..................   4,179     6,075        6,309
Furniture and equipment..........................     548     1,279        1,507
Leasehold improvements...........................     184       306          306
                                                   ------    ------       ------
                                                    5,769     8,518        8,980
Less accumulated depreciation and amortization...   2,261     5,356        5,847
                                                   ------    ------       ------
Net property and equipment.......................  $3,508    $3,162       $3,133
                                                   ======    ======       ======

 4. BANK LINE OF CREDIT

     The Company maintains a committed revolving line with a bank that provides for borrowings of up to $7,500,000, based on a percentage of eligible accounts receivable, with interest at the bank's prime rate plus 1.5% (9.25% at March 31, 1999). At March 31, 1999, the Company had $4,868,000 in outstanding borrowings under the line of credit agreement. Borrowings under this facility may be

                              QUINTUS CORPORATION

               YEARS ENDED MARCH 31, 1997, 1998 AND 1999 AND SIX
                  MONTHS ENDED SEPTEMBER 30, 1999 (UNAUDITED)

repaid and reborrowed at any time prior to September 17, 1999 and are collateralized by substantially all of the Company's assets and are subject to the Company's compliance with certain financial and nonfinancial covenants.

     As of March 31, 1999, the Company obtained a waiver from the bank for noncompliance with certain covenants required by the line of credit agreement.

 5. NOTES PAYABLE TO STOCKHOLDERS

     As of March 31, 1998, the Company had notes payable to stockholders in the amount of $4,500,000, which accrued interest at the prime rate plus 1% (9.5% at March 31, 1998). In connection with the issuance of the notes payable, the Company also issued warrants to stockholders to purchase 385,530 shares of common stock at an exercise price of $0.30 per share. For valuation of warrants see discussion under "Stock-Based Compensation" at Note 9. The principal and accrued interest on the notes payable to stockholders were subsequently converted to Series E convertible preferred stock during the year ended March 31, 1999 at the same price as the Series E convertible preferred stock was sold to investors. During fiscal 1999 the Company had additional notes payable to stockholders in the amount of $1,000,000, which accrued interest at the prime rate plus 1% (8.75% at March 31, 1999).

                              QUINTUS CORPORATION

               YEARS ENDED MARCH 31, 1997, 1998 AND 1999 AND SIX
                  MONTHS ENDED SEPTEMBER 30, 1999 (UNAUDITED)

6. LONG-TERM DEBT

     Long-term debt consists of the following (in thousands, except monthly installments and interest rates):

                                                     MARCH 31,
                                                  ----------------    SEPTEMBER 30,
                                                   1998      1999         1999
Equipment loan payable to a bank, due in monthly
  installments of $20,062 through 2000, with
  interest at the prime rate plus 0.75% (8.5% at
  March 31, 1999). The loan is secured by the
  related equipment.............................  $  785    $   --       $   --
Amortizing term loan payable to a bank, due in
monthly installments of $28,571 through
September 2001, with interest at the prime rate
plus 2% (9.75% at March 31, 1999). The loan is
secured by substantially all of the Company's
assets..........................................      --       846          719
Mortgage notes payable to a bank, due in monthly
  installments of $3,942 and $1,183 through
  2020; interest rate is subject to adjustment
  every three years (8.25% at March 31, 1999).
  The mortgage is secured by real property......     628       618          612
Note payable from Nabnasset acquisition, due in
  monthly installments of $55,555 and $27,778
  through October 2000, with interest at
  7.75%.........................................   2,581     1,583        1,083
                                                  ------    ------       ------
Total...........................................   3,994     3,047        2,414
Less current portion............................   1,357     1,347        1,347
                                                  ------    ------       ------
Long-term debt..................................  $2,637    $1,700       $1,067
                                                  ======    ======       ======

     At March 31, 1999, maturities of long-term debt are as follows (in thousands):

                    FISCAL YEARS ENDING
                         MARCH 31,
       2000.................................................  $1,347
2001........................................................     938
       2002.................................................     178
       2003.................................................      14
       2004.................................................      16
  Thereafter................................................     554
                                                              ------
  Total.....................................................  $3,047
                                                              ======

 7. COMMITMENTS

     LEASES

     The Company leases office space under a noncancelable operating lease expiring in December 2000. The Company leases certain office equipment under noncancelable lease agreements that are

                              QUINTUS CORPORATION

               YEARS ENDED MARCH 31, 1997, 1998 AND 1999 AND SIX
                  MONTHS ENDED SEPTEMBER 30, 1999 (UNAUDITED)

accounted for as capital leases. Equipment under capital lease arrangements included in property and equipment amounted to $365,000 and $693,000 at March 31, 1998 and 1999, respectively. The related accumulated amortization was $99,000 and $425,000 at March 31, 1998 and 1999, respectively.

     At March 31, 1999, future minimum lease payments under noncancelable operating leases and capital leases are as follows during the years ended March 31 (in thousands):

                                                              CAPITAL    OPERATING
                                                              LEASES      LEASES
2000........................................................   $132        $406
2001........................................................     55         244
2002........................................................     32          --
2003........................................................     29          --
2004........................................................     17          --
                                                               ----        ----
Total future minimum lease payments.........................    265        $650
                                                                           ====
Less amount representing interest...........................    (55)
                                                               ----
Present value of future minimum lease payments..............    210
Less current portion........................................    109
                                                               ----
Long-term portion...........................................   $101
                                                               ====

     Rent expense was $431,000, $645,000 and $856,000 for the years ended March 31, 1997, 1998 and 1999, respectively.

     ROYALTIES

     The Company is required to pay royalties based on product revenue in excess of specified minimum levels. The royalty rates are generally 1% to 3% of product revenue, and certain agreements require royalties based upon the number of users. At March 31, 1999, required minimum payments under such royalty agreements are as follows during the years ended March 31 (in thousands):

2000........................................................  $429
2001........................................................    80
                                                              ----
Total.......................................................  $509
                                                              ====

     Royalty expense totaled $416,000, $328,000 and $285,000 for the years ended March 31, 1997, 1998 and 1999, respectively. Such amounts have been included in the cost of license revenue.

8. REDEEMABLE CONVERTIBLE PREFERRED STOCK

     Each share of Series A, B, C and D redeemable preferred stock is convertible into one share of common stock at any time upon the election of the holders of a majority of the then outstanding convertible preferred stock, subject to certain antidilution adjustments. At the time of conversion, the holders of the convertible preferred stock are entitled to a cash payment of $0.925 for each share of Series A convertible preferred stock, $1.325 for each share of Series B convertible preferred stock,

                              QUINTUS CORPORATION

               YEARS ENDED MARCH 31, 1997, 1998 AND 1999 AND SIX
                  MONTHS ENDED SEPTEMBER 30, 1999 (UNAUDITED)

$1.765 for each share of Series C convertible preferred stock, and $2.544 for each share of Series D convertible preferred stock. Cash payments that would be payable to convertible preferred stockholders upon conversion to common stock total $17,811,000 as of March 31, 1999. At the time of issuance, a portion of the proceeds from the sale was allocated to stockholders equity based on the then fair market value of the common stock into which the shares will be converted. The remainder was credited to redeemable preferred stock which is presented outside of stockholders' equity. For each of the years ended March 31, 1997 and 1998, accretion of preferred stock totaled $167,000 and $1,519,000, respectively, to reflect the difference between the carrying value and the redemption value of the preferred stock on the date of issuance. The accretion of the preferred stock has been recorded as an increase to the carrying value of the redeemable preferred stock and a reduction of additional paid in capital. There was no accretion for the year ended March 31, 1999.

     The holder of each share of Series A convertible preferred stock has the right to 10 votes, and the holder of each share of Series B, C, and D convertible preferred stock has the right to 14 votes for each share of common stock into which Series A, B, C, and D convertible preferred stock can be converted.

     The holders of Series A, B, C, and D convertible preferred stock are entitled to noncumulative annual dividends of $0.20, $0.286, $0.382 and $0.55 per share, respectively, as declared by the Board of Directors, prior to the payment of dividends to the holders of common stock. No cash dividends have been declared through March 31, 1999.

     In the event of any voluntary or involuntary liquidation of the Company, the Series A, B, C and D convertible preferred stockholders are entitled to a liquidation preference of $1,00, $1.43, $1.91 and $2.75 per share, respectively, plus accrued dividends, if any.

9. STOCKHOLDERS' EQUITY

     CONVERTIBLE PREFERRED STOCK

     The holder of each share of Series E convertible preferred stock has the right to 14 votes for each share of common stock into which Series E convertible preferred stock can be converted.

     The holders of Series E convertible preferred stock are entitled to noncumulative annual dividends of $0.83 per share as declared by the Board of Directors, prior to the payment of dividends to the holders of common stock. No cash dividends have been declared through March 31, 1999.

     In the event of any voluntary or involuntary liquidation of the Company, the Series E convertible preferred stockholders are entitled to a liquidation preference of $4.15 per share plus accrued dividends, if any.

     STOCK OPTION PLAN

     The 1995 Stock Option Plan (the "Plan"), authorized the grant of options to purchase up to 4,185,714 shares of the Company's common stock. During the year ended March 31, 1997, the Company's Board of Directors decreased options available for issuance under the Plan by 410,715 shares. During the year ended March 31, 1998 and 1999, the Company's Board of Directors increased options available under the Plan by 1,012,110 and 824,993 shares, respectively. Under the

                              QUINTUS CORPORATION

               YEARS ENDED MARCH 31, 1997, 1998 AND 1999 AND SIX
                  MONTHS ENDED SEPTEMBER 30, 1999 (UNAUDITED)

Plan, incentive options may be granted at a price per share no less than the fair market value of common stock at the date of grant. Nonqualified stock options may be granted at a price per share no less than 85% of the fair market value on the date of grant. Options granted to any 10% stockholder may have an exercise price per share that is not less than 110% of the fair market value per share of common stock on the date of grant. Options granted are immediately exercisable, and unvested shares are subject to repurchase by the Company at the amount originally paid. Options granted generally have a maximum term of ten years and generally vest over four or five years. At March 31, 1999, 949,998 shares of common stock were subject to repurchase by the Company.

     In connection with the acquisitions by the Company described in Note 2, the Company granted options outside of the Plan to purchase up to 1,202,528 shares of common stock. The options are generally exercisable immediately and have similar vesting terms as options granted under the Plan with the exception of options to purchase 486,168 shares of common stock, which vest immediately.

     The table as presented below include 685,000 options at a price of $5.00, which were granted to an employee outside of the Plan.

\ Stock option activity is summarized as follows:

                                                            OPTIONS OUTSTANDING
                                                        ----------------------------
                                                                         WEIGHTED
                                                          NUMBER         AVERAGE
                                                        OF SHARES     EXERCISE PRICE
Balances, April 1, 1996...............................   2,742,352        $0.05
Granted (weighted average fair value of $0.02)........   1,090,250         0.07
Exercised.............................................  (2,913,646)        0.05
Canceled..............................................    (579,423)        0.05
                                                        ----------
Balances, March 31, 1997 (55,479 vested at a weighted
  average price of $0.05 per share)...................     339,533         0.07
Granted (weighted average fair value of $0.90)........   2,699,367         0.57
Exercised.............................................    (944,949)        0.20
Canceled..............................................    (270,251)        0.32
                                                        ----------
Balances, March 31, 1998 (616,824 vested at a weighted
  average price of $0.42 per share)...................   1,823,700         0.70
Granted (weighted average fair value of $1.35)........   1,205,612         1.57
Exercised.............................................    (303,090)        0.44
Canceled..............................................    (712,809)        0.96
                                                        ----------
Balances, March 31, 1999..............................   2,013,413         1.17
Granted (weighted average fair value of $3.69)........   1,565,250         5.80
Exercised.............................................    (143,606)        1.12
Canceled..............................................    (297,974)        0.80
                                                        ----------
Balances, September 30, 1999..........................   3,137,083        $3.52
                                                        ==========

     At March 31, 1999, 517,232 shares were available under the Plan for future grant.

                              QUINTUS CORPORATION

               YEARS ENDED MARCH 31, 1997, 1998 AND 1999 AND SIX
                  MONTHS ENDED SEPTEMBER 30, 1999 (UNAUDITED)

     Additional information regarding options outstanding as of March 31, 1999 is as follows:

                                              OPTIONS OUTSTANDING           OPTIONS VESTED
                                          ---------------------------    ---------------------
                                                           WEIGHTED
                                                           AVERAGE                    WEIGHTED
                                                          REMAINING      VESTED AT    AVERAGE
                RANGE OF                    NUMBER       CONTRACTUAL     MARCH 31,    EXERCISE
            EXERCISE PRICES               OUTSTANDING    LIFE (YEARS)      1999        PRICE
$0.03 - $0.10...........................     210,815         7.70         190,262      $0.05
$0.15 - $0.53...........................     393,228         7.00         266,030       0.44
$1.25 - $1.75...........................   1,409,370         9.33         168,340       1.39
                                           ---------         ----         -------      -----
                                           2,013,413         8.91         624,632      $0.58
                                           =========         ====         =======      =====

     ADDITIONAL STOCK PLAN INFORMATION

     Statement of Financial Accounting Standards No. 123, Accounting for Stock-Based Compensation, (SFAS No. 123) requires the disclosure of pro forma net income and earnings per share had the Company adopted the fair value method as of the beginning of fiscal 1995. Under SFAS No. 123, the fair value of the stock-based awards to employees is calculated through the use of option pricing models, even though such models were developed to estimate the fair value of freely tradable, fully transferable options without vesting restrictions, which significantly differ from the Company's stock option awards. These models also require subjective assumptions, including future stock price volatility and expected time to exercise, which greatly affect the calculated values. The Company's calculations were made using the minimum value method with the following weighted average assumptions for 1997, 1998 and 1999; expected life,
5.2 years for 1997 grants, 6.0 years for 1998 grants, and 6.0 years for 1999 grants; risk free interest rates of 6.4% in 1997 and 6.0% in both 1998 and 1999; and no dividends during the expected term. The Company's calculations are based on a multiple option valuation approach and forfeitures are recognized as they occur. If the computed fair values of the stock-based awards had been amortized over the vesting period of the awards, pro forma net loss applicable to common stockholders would have been approximately $3,713,000 ($4.28 per basic and diluted share), $13,185,000 ($7.78 per basic and diluted share), and $11,887,000 ($4.19 per basic and diluted share) for the years ended March 31, 1997, 1998 and 1999, respectively. However, the impact of outstanding nonvested stock options granted prior to 1995 has been excluded from the pro forma calculation; accordingly, the pro forma adjustments are not indicative of future period pro forma adjustments, when the calculation will apply to all applicable stock options.

     STOCK-BASED COMPENSATION

     In connection with options granted to employees to purchase common stock, the Company recorded deferred stock compensation of $99,000 and $1,055,000 in fiscal years 1998 and 1999, respectively. The Company had no deferred stock compensation in fiscal year 1997. Such amounts represent the difference between the exercise price and the deemed fair value of the Company's common stock at the date of grant. The deferred charges are being amortized to expense through fiscal year 2003. Stock-based compensation expense of $20,000 was recognized as part of the Company's discontinued operations during fiscal year 1998. There was no stock-based compensation

                              QUINTUS CORPORATION

               YEARS ENDED MARCH 31, 1997, 1998 AND 1999 AND SIX
                  MONTHS ENDED SEPTEMBER 30, 1999 (UNAUDITED)

expense recognized in continuing operations during fiscal year 1998. Stock-based compensation expense of $171,000 and $79,000 was recorded as part of the Company's continuing and discontinued operations, respectively, during fiscal year 1999.

     WARRANTS

     The Company had the following outstanding warrants to purchase common stock and preferred stock at March 31, 1999:

NUMBER                          EXERCISE                          EXPIRATION
  OF                            PRICE PER        DATE                 OF
SHARES           STOCK            SHARE         ISSUED             WARRANTS
  5,000  Common stock             $0.05     April 1996       April 2006 or upon an
                                                               initial public
                                                               offering of common
                                                               stock
192,262  Series B preferred       $1.43     August 1996      August 2000 or upon
         stock                                                 an initial public
                                                               offering of common
                                                               stock
 55,340  Series C preferred       $1.91     September 1996   Earlier of September
         stock                                                 2006 or upon the
                                                               initial public
                                                               offering of common
                                                               stock
  8,466  Common stock             $3.94     February 1997    January 2002
 76,047  Common stock             $4.54     November 1997    November 2001 or upon
                                                               an initial public
                                                               offering of common
                                                               stock
253,012  Common stock             $0.30     November 1997 -  November 2001
                                              March 1998
132,518  Common stock             $0.30     April 1998  -    November 2001
                                              May 1998

     During fiscal year 1997, the Company issued warrants to purchase 13,466 shares of common stock and 247,602 shares of preferred stock. The fair value of these warrants amounting to $26,000 was charged to general and administrative expenses and was calculated using a risk free interest rate of 6%, expected volatility of 50% and a term ranging from 4 to 10 years. During fiscal years 1998 and 1999, in connection with notes payable to stockholders, the Company issued warrants to purchase 329,059 and 132,518 shares of common stock. The balance outstanding on the notes payable to stockholders was converted to preferred stock in May 1998. The fair value of these warrants amounting to approximately $258,000 and $165,000 was charged to interest expense during fiscal year 1998 and 1999, respectively, and was calculated using a risk free interest rate of 6%, expected volatility of 50% and a term ranging from 2 1/2 to 3 years.

                              QUINTUS CORPORATION

               YEARS ENDED MARCH 31, 1997, 1998 AND 1999 AND SIX
                  MONTHS ENDED SEPTEMBER 30, 1999 (UNAUDITED)

     COMMON STOCK RESERVED

     At March 31, 1999, the Company has received shares of common stock for issuance as follows:

Conversion of preferred stock...............................  16,575,515
Issuance available under 1995 Stock Option Plan.............     517,232
Exercise of options.........................................   2,013,413
Exercise of warrants........................................     722,645
                                                              ----------
          Total.............................................  19,828,805
                                                              ==========

     NOTES RECEIVABLE FROM STOCKHOLDERS

     On May 14, 1996 the Company loaned a shareholder $57,143 for the exercise of 1,142,858 stock options. The Company entered into a stock pledge agreement with the shareholder and became the holder of a full-recourse promissory note from the shareholder in the amount of $57,143 bearing interest at 6.36%, compounded annually. Principal and interest are due on May 14, 2001.

     On July 2, 1998 the Company loaned a shareholder $59,299 for the exercise of 149,076 stock options. The Company entered into a stock pledge agreement with the shareholder and became the holder of a full-recourse promissory note from the shareholder in the amount of $59,299 bearing interest at 5.48%, compounded semi-annually. Principal and interest are due on July 2, 1999.

10. LOSS PER COMMON SHARE

     The following is a reconciliation of the numerators and denominators used in computing basic and diluted net loss per share from continuing operations (in thousands).

                                                      YEAR ENDED              SIX MONTHS ENDED
                                                      MARCH 31,                 SEPTEMBER 30,
                                           --------------------------------   -----------------
                                              1997        1998       1999      1998      1999
Net loss from continuing operations......   $(3,526)    $(10,146)  $(10,586)  $(4,366)  $(1,683)
Redeemable preferred stock accretion.....      (167)      (1,519)        --        --        --
                                            -------     --------   --------   -------   -------
Loss from continuing operations
  applicable to common shareholders
  (numerator), basic and diluted.........   $(3,693)    $(11,665)  $(10,586)  $(4,366)  $(1,683)
                                            =======     ========   ========   =======   =======
Shares (denominator):
  Weighted average common shares
     outstanding.........................     2,095        3,530      4,194     4,207     4,275
  Weighted average common shares
     outstanding subject to repurchase...    (1,227)      (1,835)    (1,359)   (1,573)     (840)
                                            -------     --------   --------   -------   -------
Shares used in computation, basic and
  diluted................................       868        1,695      2,835     2,634     3,435
                                            =======     ========   ========   =======   =======
Loss per share from continuing operations
  applicable to common stockholders,
  basic and diluted......................   $ (4.25)    $  (6.88)  $  (3.73)  $ (1.66)  $ (0.49)
                                            =======     ========   ========   =======   =======

                              QUINTUS CORPORATION

               YEARS ENDED MARCH 31, 1997, 1998 AND 1999 AND SIX
                  MONTHS ENDED SEPTEMBER 30, 1999 (UNAUDITED)

     For the above mentioned periods, the Company had securities outstanding which could potentially dilute basic earnings per share in the future, but were excluded in the computation of diluted net loss per share in the periods presented, as their effect would have been antidilutive. Such outstanding securities consist of the following:

                                               YEAR ENDED                   SIX MONTHS ENDED
                                               MARCH 31,                      SEPTEMBER 30,
                                  ------------------------------------   -----------------------
                                     1997         1998         1999         1998         1999
Convertible preferred stock.....  12,515,918   13,970,914   16,575,515   16,575,515   17,938,849
Shares of common stock subject
to repurchase...................   1,985,648    1,873,390      949,998    1,446,200      864,831
Outstanding options.............     339,533    1,823,700    2,013,413    1,899,118    3,137,083
Warrants........................     252,602      590,127      722,645      722,645    1,047,645
                                  ----------   ----------   ----------   ----------   ----------
Total...........................  15,093,701   18,258,131   20,261,571   20,643,478   22,988,408
                                  ==========   ==========   ==========   ==========   ==========

11. INCOME TAXES

     The Company's deferred income tax assets are comprised of the following at March 31:

                                                               1998       1999
                                                                (IN THOUSANDS)
Net deferred tax assets:
Net operating loss carryforwards............................  $ 4,836    $ 8,394
  Accruals deductible in different periods..................    2,363      1,094
  General business credits..................................      327        327
  Depreciation and amortization.............................      287        285
                                                              -------    -------
Total deferred tax assets...................................    7,813     10,100
Valuation allowance.........................................   (6,320)    (9,142)
                                                              -------    -------
Net deferred tax assets.....................................    1,493        958
Deferred tax liability -- purchased intangibles.............   (1,493)      (958)
                                                              -------    -------
Net deferred tax assets.....................................  $    --    $    --
                                                              =======    =======

     Deferred income taxes reflect the tax effects of temporary differences between the carrying amount of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes, as well as net operating loss and tax credit carryforwards. Due to the uncertainty surrounding the realization of the benefits of its favorable tax attributes in future tax returns, as of March 31, 1998 and 1999, the Company has fully reserved its net deferred tax assets of approximately $6,320,000 and $9,142,000, respectively.

     For all periods presented the Company's effective rate differs from the expected benefit at the federal statutory tax rate due primarily to state taxes of approximately 5% offset by a valuation allowance against deferred tax assets.

     The Company's loss from continuing operations for 1999 was generated by $9,081,000 and $1,505,000 from domestic and international operations, respectively. The Company did not have international operations in 1997 and 1998.

                              QUINTUS CORPORATION

               YEARS ENDED MARCH 31, 1997, 1998 AND 1999 AND SIX
                  MONTHS ENDED SEPTEMBER 30, 1999 (UNAUDITED)

     At March 31, 1999, the Company has net operating loss (NOL) carryforwards of approximately $24,215,000 and $5,386,000 for federal and state income tax purposes, respectively. The federal NOL carryforwards expire beginning in 2011, while the state NOL carryforwards expire beginning in 2001.

     At March 31, 1999, the Company also has research and development credit carryforwards of approximately $242,000 and $128,000 available to offset future federal and state income taxes, respectively. The federal credit carryforward expires beginning in 2011, while the state credit carryforward has no expiration.

     The extent to which the loss and credit carryforwards can be used to offset future taxable income and tax liabilities, respectively, may be limited, depending on the extent of ownership changes within any three-year period.

12. SAVINGS PLAN

     The Company maintains a savings plan under Section 401(k) of the Internal Revenue Code. Under the plan, employees may defer a portion of their pretax salaries. The Company makes no matching contributions.

13. SEGMENT INFORMATION, OPERATIONS BY GEOGRAPHIC AREA AND SIGNIFICANT CUSTOMERS

     As discussed in Note 1, the Company follows the requirements of SFAS No. 131, Disclosures About Segments of an Enterprise and Related Information. As defined in SFAS No. 131, the Company operates in two reportable segments. The Company's operations were divided into two segments: Quintus and CCE. As discussed in Note 3, the Company discontinued its operations of CCE during fiscal 1999. At the end of 1999, the Company operates in one reportable segment.

     GEOGRAPHIC INFORMATION (IN THOUSANDS)

                                             YEAR ENDED MARCH 31,                              SIX MONTHS ENDED SEPTEMBER 30,
                       -----------------------------------------------------------------   --------------------------------------
                          1997                 1998                       1999                1998                 1999
                       -----------   ------------------------   ------------------------   -----------   ------------------------
                                                   LONG-LIVED                 LONG-LIVED                               LONG-LIVED
                       REVENUES(1)   REVENUES(1)     ASSETS     REVENUES(1)     ASSETS     REVENUES(1)   REVENUES(1)     ASSETS
United States........    $11,536       $18,830      $ 3,727       $24,749       $3,391       $12,982       $19,052       $3,368
Rest of the
world(2).............      2,078         3,060           --         5,558           93         2,878         3,038          100
                         -------       -------      -------       -------       ------       -------       -------       ------
                         $13,614       $21,890      $ 3,727       $30,307       $3,484       $15,860       $22,090       $3,468
                         =======       =======      =======       =======       ======       =======       =======       ======

-------------------------
(1) Revenues are attributed to countries based on location of customer invoiced.

(2) No individual foreign country accounted for greater than 10% of total revenues or long-lived assets in any of the periods presented.

                              QUINTUS CORPORATION

               YEARS ENDED MARCH 31, 1997, 1998 AND 1999 AND SIX
                  MONTHS ENDED SEPTEMBER 30, 1999 (UNAUDITED)

     SIGNIFICANT CUSTOMERS

     One unrelated customer accounted for 23.8% and 19.3% of total revenues in 1997 and 1999, respectively. No one customer accounted for greater than 10% of total revenues in fiscal 1998.

     Four customers accounted for 30.9%, 21.8%, 10.9% and 10.5% of accounts receivable at March 31, 1997. One customer accounted for 21.1% and 28.6% of accounts receivable at March 31, 1998 and 1999, respectively.

14. LITIGATION

     The Company is a defendant and may be a potential defendant in lawsuits and claims arising in the ordinary course of business. While the outcomes of such claims, lawsuits, or other proceedings cannot be predicted with certainty, management expects that such liability, to the extent not provided by insurance or otherwise, will not have a material adverse effect on the financial condition of the Company.

15. SUBSEQUENT EVENTS

     On July 19, 1999, as part of a license grant, the Company issued a customer a warrant to purchase up to 300,000 shares of the Company's common stock at an exercise prices per share equal to the lesser of (i) the initial public offering price, net of commissions, per one share of the Company's common stock or (ii) $7.50 per share. All revenues have been recognized during the quarter ended September 30, 1999, except $522,000, which has been deferred. The deferred revenue is due upon installation of the software by an independent third party. The fair value of the warrant of approximately $560,000, was recorded as a discount to reduce revenue in the quarter ended September 30, 1999. The Company's calculations were made using the Black Scholes model with the following assumptions: expected life of 1.2 years; risk-free interest rate of 6.0%; volatility of 50%; and no dividends during the expected term.

     On August 26, 1999, the Company issued a total of 1,363,334 shares of Series F convertible preferred stock at $8.25 per share for cash consideration of $11,247,500. The Series F convertible preferred stock is convertible into one share of common stock and has preferences, liquidation and voting rights similar to those of Series E preferred stock. The Series F preferred stockholders are entitled to no cash payments upon conversion to common stock.

     On November 10, 1999, Quintus consummated its Agreement and Plan of Reorganization to acquire all of the outstanding shares and assume the outstanding options and warrants of Acuity Corp. (Acuity), a company specializing in providing Web based customer interaction software. Quintus issued approximately 2,018,905 shares of common stock valued at approximately $16,656,000, approximately 3,047,378 shares of Series G preferred stock valued at approximately $25,141,000 and assumed approximately 751,231 options and warrants to purchase common and preferred stock valued at approximately $4,360,000. The aggregate purchase price, including approximately $300,000 of transaction costs not paid in stock, will be approximately $46,457,000. The acquisition will be accounted for using the purchase method of accounting.

                              QUINTUS CORPORATION

               YEARS ENDED MARCH 31, 1997, 1998 AND 1999 AND SIX
                  MONTHS ENDED SEPTEMBER 30, 1999 (UNAUDITED)

     On September 9, 1999, the Board of Directors approved, subject to stockholder approval, the following:

     ADOPTION OF THE 1999 STOCK INCENTIVE PLAN

     1,000,000 shares of common stock were reserved for issuance under the 1999 Stock Incentive Plan. Any shares not yet issued under the 1995 Stock Option Plan on the date of this offering will also be available under the 1999 Stock Incentive Plan. On January 1 of each year, starting with the year 2000, the number of shares in the reserve will automatically increase by 5% of the total number of shares of common stock that are outstanding at that time or, if less, by 2,000,000 shares. In general, if options or shares awarded under the 1999 Stock Incentive Plan or the 1995 Stock Incentive Plan are forfeited, then those options or shares will again become available for awards under the 1999 Stock Incentive Plan.

     Outstanding options under the 1995 Stock Option Plan will be incorporated into the 1999 Equity Incentive Plan at the time of this offering and no further option grants will be made under the 1995 Stock Option Plan. The incorporated options will continue to be governed by their existing terms, unless the Board elects one or more features of the 1999 Stock Incentive Plan to those options or to other outstanding shares. The Board has elected to extend the change in control acceleration feature of the 1999 Stock Inventive Plan to all outstanding options and unvested shares. Previously, options granted under the 1995 Stock Option Plan provided that vesting of the shares would accelerate upon an acquisition only if not assumed by the acquiring entity.

     ADOPTION OF THE EMPLOYEE STOCK PURCHASE PLAN

     Under the purchase plan, eligible employees are allowed to have salary withholdings of up to 15% of their cash compensation to purchase shares of common stock at a price equal to 85% of the lower of the market value of the stock on the first date immediately before the first day of the applicable offering period or the fair market value on the purchase date. The initial offering period commences upon the effective date for the initial public offering of the Company's common stock. For the first offering period, shares of common stock may be purchased at a price equal to 85% of the lower of the price per share in the initial public offering or the market value on the purchase date. The Company has initially reserved 1,000,000 shares of common stock under this plan, plus an annual increase to be added on May 1st beginning with the year 2000 equal to the lesser of (i) 1,000,000 shares, or (ii) 2% of the shares of common stock outstanding on May 1st.

     ADOPTION OF THE DIRECTORS OPTION PLAN

     500,000 shares of common stock have been reserved under the Director Option Plan. The plan provides for an initial automatic grant of an option to purchase 30,000 shares of common stock to a nonemployee director who first becomes a director after the Company's initial public offering. The grant will occur when the director takes office. The initial option will vest monthly over the two-year period following the date of grant. In addition, at the time of the annual stockholders' meeting beginning in 2000, each nonemployee director who continues to be a director after that meeting will automatically be granted an annual option to purchase 10,000 shares of common stock. However, a nonemployee director who is receiving the 30,000 option initial grant will not receive the annual

                              QUINTUS CORPORATION

               YEARS ENDED MARCH 31, 1997, 1998 AND 1999 AND SIX
                  MONTHS ENDED SEPTEMBER 30, 1999 (UNAUDITED)

option in the same calendar year. The annual options are fully vested on the first anniversary of the date of grant.

     Effective September 29, 1999, the Company amended the loan and security agreement and limited waiver, maintained with a bank, to extend the maturity date of the Company's revolving line for borrowings up to $7,500,000 from September 17, 1999 to December 17, 1999. Changes to the terms of the line included a waiver to the financial covenants as well as a change of the interest rate to prime plus 0.5% per annum. In addition, the Company granted the bank a warrant to purchase 25,000 shares of Series F Preferred Stock at an exercise price of $8.25 per share. The fair value of the warrant was deemed at $100,000, which will be amortized over the extension of the maturity date. The Company's calculations were made using the Black Scholes model with the following assumptions: expected life of .2 years; risk-free interest rate of 6.0%; volatility of 50%; and no dividends during the expected term.

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors and
Stockholders of Acuity Corp.

     In our opinion, the accompanying balance sheets and the related statements of operations, changes in stockholders' equity and cash flows present fairly, in all material respects, the financial position of Acuity Corp. (the "Company"), at December 31, 1997 and 1998, and the results of its operations and its cash flows for the years then ended, in conformity with generally accepted accounting principles. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.

     The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the financial statements, the Company has sustained recurring losses from operations in the years then ended December 31, 1997 and 1998 which raise substantial doubt about its ability to continue as a going concern. Management's plans in regard to these matters are also discussed in Note 1. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

PricewaterhouseCoopers LLP
Austin, Texas
February 8, 1999, except as to Notes 4 and 11, for which the date is March 31, 1999

                                  ACUITY CORP.
                        (FORMERLY KNOWN AS ICHAT, INC.)

                                 BALANCE SHEETS

                                                                   DECEMBER 31,
                                                            ---------------------------   SEPTEMBER 30,
                                                                1997           1998           1999
                                                            ------------   ------------   -------------
                                                                                           (UNAUDITED)
ASSETS
Current Assets:
  Cash and cash equivalents...............................  $  2,135,448   $  2,173,101   $  2,241,424
  Accounts receivable, net of allowance for doubtful
    accounts of $73,215, $60,340 and $38,072,
    respectively..........................................     1,703,075        944,024        781,801
  Prepaid expenses and other current assets...............       182,100        176,701        371,964
                                                            ------------   ------------   ------------
    Total current assets..................................     4,020,623      3,293,826      3,395,189
Computer equipment, furniture and fixtures, net...........     1,171,168      1,233,464        915,962
Note receivable -- related party..........................        75,000             --             --
Deposits and other assets.................................        64,478         56,013         34,034
                                                            ------------   ------------   ------------
    Total assets..........................................  $  5,331,269   $  4,583,303   $  4,345,185
                                                            ============   ============   ============
                            LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)
Current Liabilities:
  Borrowings under line of credit.........................  $         --   $    721,240   $    721,240
  Current maturities of capital lease obligations.........            --         96,570         94,071
  Current maturities of long-term obligations.............       533,534        518,182        450,000
  Accounts payable........................................       495,463        362,225        693,416
  Accrued expenses........................................       771,664        959,748        458,282
  Accrued expenses -- related party.......................            --             --        166,968
  Deferred revenue and customer advances..................     1,345,809        762,776      1,549,280
                                                            ------------   ------------   ------------
    Total current liabilities.............................     3,146,470      3,420,741      4,133,257
Capital lease obligations, net of current maturities......            --        239,863        179,065
Long-term obligations, net of current maturities..........     1,185,785        587,500        325,000
                                                            ------------   ------------   ------------
    Total liabilities.....................................     4,332,255      4,248,104      4,637,322
                                                            ------------   ------------   ------------
Commitments (Note 7)
Stockholders' Equity:
  Convertible preferred stock, $.001 par value:
    8,680,644 shares authorized at December 31, 1997 and
       1998 and 10,306,127 shares at September 30, 1999;
       6,220,994 and 8,252,074 shares issued at December
       31, 1997 and 1998 and 9,520,414 at September 30,
       1999, 6,173,994 and 8,252,074 outstanding in 1997
       and 1998 and 9,520,414 at September 30, 1999;
       liquidation value $19,857,196 at December 31, 1998
       and $23,857,196 at September 30, 1999..............         6,221          8,252          9,520
    Common stock, $.001 par value, 15,000,000 shares
       authorized at December 31, 1997 and 1998, and
       20,727,164 shares at September 30, 1999; 4,852,383,
       5,253,430 and 5,446,595 shares issued and
       4,852,383, 4,853,430 and 5,046,595 outstanding at
       December 31, 1997 and 1998 and September 30, 1999,
       respectively.......................................         4,852          5,253          5,447
    Additional paid-in capital............................    12,847,565     20,069,214     25,482,096
    Deferred stock-based compensation.....................            --             --       (160,034)
    Treasury stock -- at cost
       Series B-1, 25,000, 0 and 0 shares, Series B-2,
         22,000, 0 and 0 shares, and common stock, 0,
         400,000 and 400,000 shares, respectively.........       (76,000)      (280,000)      (280,000)
    Accumulated deficit...................................   (11,783,624)   (19,467,520)   (25,349,166)
                                                            ------------   ------------   ------------
         Total stockholders' equity (deficit).............       999,014        335,199       (292,137)
                                                            ------------   ------------   ------------
         Total liabilities and stockholders' equity
           (deficit)......................................  $  5,331,269   $  4,583,303   $  4,345,185
                                                            ============   ============   ============

   The accompanying notes are an integral part of these financial statements.

                                  ACUITY CORP.
                        (FORMERLY KNOWN AS ICHAT, INC.)

                            STATEMENTS OF OPERATIONS

                                             YEAR ENDED               NINE MONTHS ENDED
                                            DECEMBER 31,                SEPTEMBER 30,
                                      -------------------------   -------------------------
                                         1997          1998          1998          1999
                                      -----------   -----------   -----------   -----------
                                                                  (UNAUDITED)   (UNAUDITED)
Revenue:
License.............................  $ 3,085,200   $ 4,212,501   $ 2,327,607   $ 1,025,858
  Maintenance.......................      819,488     1,743,199     1,218,442       268,413
  Consulting........................      906,487       763,391       566,644       355,997
                                      -----------   -----------   -----------   -----------
       Total revenue................    4,811,175     6,719,091     4,112,693     1,650,268
Cost of revenue:
  License...........................      252,536        91,547        41,541       107,451
  Maintenance.......................      564,375       427,858       320,705       277,428
  Consulting........................      595,871       861,382       689,526       535,109
                                      -----------   -----------   -----------   -----------
       Total cost of revenue........    1,412,782     1,380,787     1,051,772       919,988
Gross profit........................    3,398,393     5,338,304     3,060,921       730,280
Operating expenses:
  Research and development..........    1,542,199     4,389,983     3,310,410     2,947,024
  Sales and marketing...............    6,373,790     6,311,540     4,407,055     3,910,244
  General and administrative........    2,020,157     2,377,393     1,627,777     1,163,504
                                      -----------   -----------   -----------   -----------
       Total operating expenses.....    9,936,146    13,078,916     9,345,242     8,020,772
                                      -----------   -----------   -----------   -----------
Operating loss......................   (6,537,753)   (7,740,612)   (6,284,321)   (7,290,492)
Other income (expense):
  Gain on sale of assets............           --            --            --     2,728,296
  Interest expense..................      (91,452)     (124,137)      (86,126)     (107,797)
  Interest income...................       73,296       164,356       134,301        61,455
  Other income (expense)............      (10,581)       16,497        16,386       (34,802)
                                      -----------   -----------   -----------   -----------
Net loss............................   (6,566,490)   (7,683,896)   (6,219,760)   (4,643,340)
Dividend to preferred
  stockholders......................           --            --            --    (1,238,296)
                                      -----------   -----------   -----------   -----------
Net loss attributable to common
  stockholders......................  $(6,566,490)  $(7,683,896)  $(6,219,760)  $(5,881,636)
                                      ===========   ===========   ===========   ===========

   The accompanying notes are an integral part of these financial statements.

                                  ACUITY CORP.
                        (FORMERLY KNOWN AS ICHAT, INC.)

            STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY (DEFICIT)
                 FOR THE YEARS ENDED DECEMBER 31, 1997 AND 1998
            AND THE NINE MONTHS ENDED SEPTEMBER 30, 1999 (UNAUDITED)

                                  PREFERRED STOCK        COMMON STOCK      ADDITIONAL      DEFERRED
                                 ------------------   ------------------     PAID-IN     STOCK-BASED    TREASURY    ACCUMULATED
                                  SHARES     AMOUNT    SHARES     AMOUNT     CAPITAL     COMPENSATION     STOCK       DEFICIT
                                 ---------   ------   ---------   ------   -----------   ------------   ---------   ------------
Balance at January 1, 1997.....  3,843,994   $3,844   4,145,000   $4,145   $ 5,920,897    $      --     $      --   $ (5,217,134)
Issuance of Series B-2
  convertible preferred stock,
  net of issuance costs........    127,000      127          --       --       252,123           --            --             --
Issuance of Series C
  convertible preferred stock,
  net of issuance costs........  2,250,000    2,250     400,000      400     6,613,915           --            --             --
Exercise of stock options......         --       --     307,383      307        60,630           --            --             --
Purchase of treasury stock.....         --       --          --       --            --           --       (76,000)            --
Net loss.......................         --       --          --       --            --           --            --     (6,566,490)
                                 ---------   ------   ---------   ------   -----------    ---------     ---------   ------------
Balance at December 31, 1997...  6,220,994    6,221   4,852,383    4,852    12,847,565           --       (76,000)   (11,783,624)
Issuance of Series C
  convertible preferred stock
  to vendors...................      6,650        7          --       --        13,468           --            --             --
Issuance of Series D
  convertible preferred stock,
  net of issuance costs........  2,071,430    2,071          --       --     7,203,319           --            --             --
Exercise of stock options,
  net..........................         --       --     401,047      401        80,815           --            --             --
Purchase of treasury stock.....         --       --          --       --            --           --      (280,000)            --
Retirement of treasury stock...    (47,000)     (47)         --       --       (75,953)          --        76,000             --
Net loss.......................         --       --          --       --            --           --            --     (7,683,896)
                                 ---------   ------   ---------   ------   -----------    ---------     ---------   ------------
Balance at December 31, 1998...  8,252,074    8,252   5,253,430    5,253    20,069,214           --      (280,000)   (19,467,520)
Issuance of Series E
  convertible preferred stock,
  net of issuance costs
  (unaudited)..................    785,715      786          --       --     2,616,494           --            --             --
Issuance of common stock
  warrants in connection with
  the issuance of Series E
  convertible preferred stock
  (unaudited)..................         --       --          --       --        86,428           --            --             --
Issuance of Series F
  convertible preferred stock,
  net of issuance costs
  (unaudited)..................    482,625      482          --       --       687,081           --            --             --
Issuance of common stock
  warrants in connection with
  the issuance of Series F
  convertible preferred stock
  (unaudited)..................         --       --          --       --       546,424           --            --             --
Non-cash dividend in connection
  with the issuance of Series F
  convertible preferred stock
  and common stock warrants
  (unaudited)..................         --       --          --       --     1,072,494           --            --     (1,072,494)
Exercise of stock options
  (unaudited)..................         --       --     207,227      208        80,912           --            --             --
Non-cash dividend to
  stockholders in connection
  with the extension of common
  stock warrants (unaudited)...         --       --          --       --       165,812           --            --       (165,812)
Repurchase of unvested stock
  options (unaudited)..........         --       --     (14,062)     (14)       (2,797)          --            --             --
Stock-based compensation
  (unaudited)..................         --       --          --       --       160,034     (160,034)           --             --
Net loss (unaudited)...........         --       --          --       --            --           --            --     (4,643,340)
                                 ---------   ------   ---------   ------   -----------    ---------     ---------   ------------
Balance at September 30, 1999
  (unaudited)..................  9,520,414   $9,520   5,446,595   $5,447   $25,482,096    $(160,034)    $(280,000)  $(25,349,166)
                                 =========   ======   =========   ======   ===========    =========     =========   ============

                                      TOTAL
                                  STOCKHOLDERS'
                                 EQUITY (DEFICIT)
                                 ----------------
Balance at January 1, 1997.....    $   711,752
Issuance of Series B-2
  convertible preferred stock,
  net of issuance costs........        252,250
Issuance of Series C
  convertible preferred stock,
  net of issuance costs........      6,616,565
Exercise of stock options......         60,937
Purchase of treasury stock.....        (76,000)
Net loss.......................     (6,566,490)
                                   -----------
Balance at December 31, 1997...        999,014
Issuance of Series C
  convertible preferred stock
  to vendors...................         13,475
Issuance of Series D
  convertible preferred stock,
  net of issuance costs........      7,205,390
Exercise of stock options,
  net..........................         81,216
Purchase of treasury stock.....       (280,000)
Retirement of treasury stock...             --
Net loss.......................     (7,683,896)
                                   -----------
Balance at December 31, 1998...        335,199
Issuance of Series E
  convertible preferred stock,
  net of issuance costs
  (unaudited)..................      2,617,280
Issuance of common stock
  warrants in connection with
  the issuance of Series E
  convertible preferred stock
  (unaudited)..................         86,428
Issuance of Series F
  convertible preferred stock,
  net of issuance costs
  (unaudited)..................        687,563
Issuance of common stock
  warrants in connection with
  the issuance of Series F
  convertible preferred stock
  (unaudited)..................        546,424
Non-cash dividend in connection
  with the issuance of Series F
  convertible preferred stock
  and common stock warrants
  (unaudited)..................             --
Exercise of stock options
  (unaudited)..................         81,120
Non-cash dividend to
  stockholders in connection
  with the extension of common
  stock warrants (unaudited)...             --
Repurchase of unvested stock
  options (unaudited)..........         (2,811)
Stock-based compensation
  (unaudited)..................             --
Net loss (unaudited)...........     (4,643,340)
                                   -----------
Balance at September 30, 1999
  (unaudited)..................    $  (292,137)
                                   ===========

   The accompanying notes are an integral part of these financial statements.

                                  ACUITY CORP.
                        (FORMERLY KNOWN AS ICHAT, INC.)

                            STATEMENTS OF CASH FLOWS

                                                     YEAR ENDED               NINE MONTHS ENDED
                                                    DECEMBER 31,                SEPTEMBER 30,
                                              -------------------------   -------------------------
                                                 1997          1998          1998          1999
                                              -----------   -----------   -----------   -----------
                                                                          (UNAUDITED)   (UNAUDITED)
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss....................................  $(6,566,490)  $(7,683,896)  $(6,219,760)  $(4,643,340)
  Adjustments to reconcile net loss to net
     cash used in operating activities:
     Forgiveness of related party
       receivable...........................           --        75,000        75,000            --
     Gain on sale of assets.................           --            --            --    (2,728,296)
     Depreciation...........................      540,723       745,917       580,967       532,586
     Provision for doubtful accounts........      226,567       155,574        83,582        79,666
     Stock compensation expense.............           --        13,475            --            --
     Changes in assets and liabilities:
       Accounts receivable..................   (1,353,251)      603,477      (473,881)       82,557
       Prepaid expenses and other current
          assets............................     (157,991)        5,399      (113,796)     (195,263)
       Deposits and other assets............      (34,655)        8,465       (12,640)       21,979
       Accounts payable.....................      189,594      (133,238)      294,273       331,191
       Accrued expenses.....................      387,596       188,084         2,098      (501,466)
       Deferred revenue and customer
          advances..........................      843,009      (583,033)      673,657       894,272
                                              -----------   -----------   -----------   -----------
Net cash used in operating activities.......   (5,924,898)   (6,604,776)   (5,110,500)   (6,126,114)
                                              -----------   -----------   -----------   -----------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Purchases of computer equipment, furniture
     and fixtures...........................   (1,218,550)     (808,213)     (776,334)     (223,923)
  Cash received from the sale of assets, net
     of transaction costs...................           --            --            --     2,796,344
                                              -----------   -----------   -----------   -----------
Net cash provided by (used in) investing
  activities................................   (1,218,550)     (808,213)     (776,334)    2,572,421
                                              -----------   -----------   -----------   -----------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Proceeds from issuance of short-term
     debt...................................    1,000,000       721,240       721,240            --
  Repayment of short-term debt..............   (1,000,000)           --            --            --
  Proceeds from issuance of long-term
     note...................................      450,000            --            --            --
  Amounts paid on installment obligation....     (275,000)     (300,000)     (225,000)     (150,000)
  Repayment of other long-term debt.........     (105,682)     (313,637)     (235,810)     (180,682)
  Proceeds from sales -- leaseback..........           --       386,280       386,280            --
  Repayment of capital lease obligation.....           --       (49,847)      (30,573)      (63,297)
  Proceeds from issuance of preferred
     stock..................................    7,002,250     7,250,005     7,250,005     4,000,003
  Financing costs related to preferred stock
     issuance...............................     (133,434)      (44,615)      (44,615)      (62,309)
  Proceeds from issuance of common stock,
     net....................................       60,937        81,216        39,656        78,301
  Purchase of treasury stock................      (76,000)     (280,000)     (280,000)           --
                                              -----------   -----------   -----------   -----------
Net cash provided by financing activities...    6,923,071     7,450,642     7,581,183     3,622,016
                                              -----------   -----------   -----------   -----------
Net increase (decrease) in cash and cash
  equivalents...............................     (220,377)       37,653     1,694,349        68,323
Cash and cash equivalents at beginning of
  period....................................    2,355,825     2,135,448     2,135,448     2,173,101
                                              -----------   -----------   -----------   -----------
Cash and cash equivalents at end of
  period....................................  $ 2,135,448   $ 2,173,101   $ 3,829,797   $ 2,241,424
                                              ===========   ===========   ===========   ===========

   The accompanying notes are an integral part of these financial statements.

                                  ACUITY CORP.
                        (FORMERLY KNOWN AS ICHAT, INC.)

                         NOTES TO FINANCIAL STATEMENTS

 1. BACKGROUND AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

     Acuity Corp., a Delaware corporation (the "Company") was incorporated on August 2, 1995 as ichat, Inc. The Company is a provider of Web-based customer interaction software. In June 1998 the Company changed its name to Acuity Corp. to reflect a strategic change in its core product offerings from internet chat software to its WebCenter customer interaction software. Shortly thereafter, the Company commenced shipment of its WebCenter products that enable users to interact with their customers over the Internet. During the year ended December 31, 1998, WebCenter revenue was approximately $1,215,000 and ichat revenue was $5,504,000.

BASIS OF PRESENTATION

     The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. The Company has incurred operating losses since inception related primarily to the development and marketing of its products and has an accumulated deficit of $19,467,520 as of December 31, 1998. These factors raise substantial doubt about the Company's ability to continue as a going concern. In February 1999, the Company completed a sale of preferred stock and in March 1999 completed the sale of an exclusive license to its chat technology (see note 11). The Company's management has developed a fiscal 1999 operating plan in which the Company has placed significant reliance on obtaining additional outside financing. Management is actively pursuing additional debt and equity financing from institutional investors as necessary and intends to increase revenues and eventually achieve profitable operations. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

USE OF ESTIMATES

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting periods. Actual results could differ from those estimates.

UNAUDITED INTERIM FINANCIAL INFORMATION

     The accompanying interim statements of operations and cash flows for the nine months ended September 30, 1998 and 1999 are unaudited but include all adjustments, consisting only of normal recurring adjustments, which the Company considers necessary for a fair presentation of the results of operations and cash flows for the nine months ended September 30, 1998 and 1999. The results of operations and cash flows for the nine months ended September 30, 1999 are not necessarily indicative of the results to be expected for the full year. The data disclosed in these notes to the financial statements for these periods are unaudited.

CERTAIN RISKS AND UNCERTAINTIES

     The Company's operating results are significantly dependent on the Company's ability to market and develop its products. The life cycles of the Company's products are difficult to estimate due in

                                  ACUITY CORP.
                        (FORMERLY KNOWN AS ICHAT, INC.)

                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)

part to the effect of future product enhancements and competition. The inability of the Company to successfully develop and market its products as a result of competition or other factors would have a material adverse effect on the Company's business, financial condition and results of operations.

     Concentrations of credit risk with respect to trade receivables are generally limited due to the large number of customers, short payment terms, and their dispersion across geographic areas. During 1998, sales to one customer was $1,064,000, or 16%, with a related receivable balance of approximately $18,000. Two other customers had receivable balances totaling approximately $590,000 at December 31, 1998.

REVENUE RECOGNITION

     The Company's revenues are derived from product licensing revenues, and fees for maintenance and support, training and consulting services. Product licensing revenues are recognized after shipment of the product, provided persuasive evidence of an arrangement exists, collection of the resulting receivable is probable, the fee for the arrangement is fixed and determinable and product returns are reasonably estimable. Certain of the Company's software sales involve significant modification or customization of the Company's product. The Company records revenue on the sale of software products that include significant modification and customization, for which no vendor specific objective evidence exists for certain of the elements in the arrangement, on the completed contract method. In instances where there are customer acceptance criteria related to the Company's products, such revenue is deferred until the acceptance criteria have been satisfied. Provisions for estimated returns and warranty are recorded at the time products are shipped.

     Maintenance revenue consists of maintenance and renewal fees for providing unspecified product updates on an if and when available basis and technical support for the Company's software products. Maintenance revenues are recognized ratably over the related service period, generally twelve months.

     Consulting revenue consists of training and consulting services provided to the Company's customers. Training and consulting revenues are recognized as the related services are performed.

     Customer advances and billed amounts due from customers in excess of revenue recognized are recorded as deferred revenue.

ADVERTISING EXPENSES

     Advertising expenses consist primarily of costs incurred promoting the Company's products, including public relations, trade shows, lead generation and promotional materials. The Company expenses all advertising costs as incurred. The Company's advertising expenses were approximately $1,035,189 for the year ended December 31, 1997 and $687,080 for the year ended December 31, 1998.

CASH AND CASH EQUIVALENTS

     Cash and cash equivalents consist of cash on hand and on deposit at local banks. The Company considers highly liquid investments with original maturities of three months or less to be cash equivalents. Cash equivalents consist of deposits in money market funds at December 31, 1997 and 1998 and at September 30, 1999.

                                  ACUITY CORP.
                        (FORMERLY KNOWN AS ICHAT, INC.)

                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)

CONCENTRATIONS OF CREDIT RISK

     Financial instruments which potentially expose the Company to concentrations of credit risk consist primarily of cash and cash equivalents and accounts receivable. Management does not believe there is undue risk of loss because in management's opinion, the financial institutions in which cash is deposited are high credit quality institutions and the securities are obligations of the United States government. However, cash and cash equivalents exceeded FDIC insurance coverage limits. The Company has not experienced any losses on its deposits. Although the Company does not require collateral on accounts receivable, it does maintain reserves for credit losses.

FAIR VALUE OF FINANCIAL INSTRUMENTS

     The carrying amounts of certain of the Company's financial instruments, including cash and cash equivalents, accounts and notes receivable, accounts payable and accrued liabilities, approximated fair value as of December 31, 1997 and 1998, because of the relatively short maturity of these instruments.

     The carrying amounts of the Company's borrowings under variable rate long-term debt instruments approximate their fair value. The fair value of the Company's other long-term obligation is estimated using discounted cash flow analyses, based upon the Company's approximate incremental borrowing rates for similar types of borrowing arrangements.

COMPUTER EQUIPMENT, FURNITURE AND FIXTURES

     Computer equipment, furniture and fixtures, software and leasehold improvements are recorded at cost. Depreciation is provided using the straight-line method over the estimated useful lives of the respective assets, generally three to seven years. Expenditures that increase the value or extend the life of the asset are capitalized, while the cost of maintenance and repairs are expensed as incurred. Upon disposal, assets and related accumulated depreciation are removed from the accounts and the related gain or loss is included in operations.

RESEARCH AND DEVELOPMENT

     Research and development costs are charged to operations as incurred. The Company capitalizes certain software development costs subsequent to the establishment of technological feasibility. Based on the Company's product development process, technological feasibility is established upon completion of a working model. Costs incurred by the Company between completion of the working model and the point at which the product is ready for general release have been insignificant.

INCOME TAXES

     The Company accounts for income taxes in accordance with the liability method. This method requires that deferred taxes be computed annually utilizing the liability method and adjusted when new tax laws or rates are enacted. Valuation allowances are established when necessary to reduce deferred tax assets to the amounts expected to be realized. The Company recorded no income tax expense for both the years ended December 31, 1997 or 1998 and has provided a valuation allowance to fully offset the net deferred tax asset because the realization of tax benefits associated with net operating loss carryforwards is not assured.

                                  ACUITY CORP.
                        (FORMERLY KNOWN AS ICHAT, INC.)

                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)

COMPREHENSIVE INCOME

     The Company has had no items of comprehensive income other than its net loss for each of the two years in the period ended December 31, 1998.

RECLASSIFICATION

     Certain amounts previously reported in 1997 have been reclassified to conform to the 1998 presentation.

 2. COMPUTER EQUIPMENT, FURNITURE AND FIXTURES:

     Computer equipment, furniture and fixtures is comprised of the following:

                                                        DECEMBER 31,
                                                  -------------------------    SEPTEMBER 30,
                                                     1997          1998            1999
                                                  ----------    -----------    -------------
Computer equipment..............................  $1,129,599    $ 1,624,785     $ 1,663,887
Furniture and fixtures..........................     168,957        219,819         235,668
Office equipment................................          --        130,030         162,009
Software........................................     105,790        233,343         356,119
Leasehold improvements..........................     376,920        376,920         376,920
                                                  ----------    -----------     -----------
                                                   1,781,266      2,584,897       2,794,603
Less: accumulated depreciation..................    (610,098)    (1,351,433)     (1,878,641)
                                                  ----------    -----------     -----------
                                                  $1,171,168    $ 1,233,464     $   915,962
                                                  ==========    ===========     ===========

     During 1998, the Company entered into capital leases for computer equipment with a capitalized cost of $386,280. Amortization expense and accumulated amortization are included in depreciation expense and accumulated depreciation, respectively. Accumulated amortization on these capitalized leases totaled $96,570 at December 31, 1998. Future minimum lease payments as of December 31, 1998 are as follows:

1999........................................................  $147,867
2000........................................................   147,867
2001........................................................    95,643
2002........................................................    23,177
                                                              --------
                                                               414,554
Less amount representing interest...........................   (78,121)
                                                              --------
     Present value of minimum lease payments................   336,433
Less current portion........................................   (96,570)
                                                              --------
                                                              $239,863
                                                              ========

 3. NOTE RECEIVABLE -- RELATED PARTY:

     In August 1996, the Company issued a note receivable in the amount of $75,000, due from a shareholder and officer of the Company ("Maker"), which bore interest at 5.76% per annum and was collateralized by a stock pledge agreement covering certain shares of common stock held by the

                                  ACUITY CORP.
                        (FORMERLY KNOWN AS ICHAT, INC.)

                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)

Maker. During 1998, the note was forgiven by the Company as part of the consideration given for a noncompete agreement between the officer and the Company. The Company has received interest payments during the year ended December 31, 1997 and 1998 of $4,320 and $2,160, respectively.

 4. LINE OF CREDIT:

     The Company has a revolving line of credit arrangement with a commercial bank that enables the Company to borrow against eligible trade accounts receivable up to a total of $2,500,000. As of December 31, 1998, the Company had $721,240 outstanding under the revolving line of credit. The credit arrangement contains certain financial covenants and restrictions as to various matters, including the Company's net worth. The credit facility bears interest at prime plus .5% (8.75% at December 31, 1998) and expires on March 25, 1999. On March 25, 1999 the Company entered into a loan modification agreement under which the expiration date was extended to March 25, 2000.

 5. LONG-TERM OBLIGATIONS:

     Long-term obligations are comprised of the following:

                                                            DECEMBER 31,
                                                       -----------------------   SEPTEMBER 30,
                                                          1997         1998          1999
                                                       ----------   ----------   -------------
Term loans:
Variable rate term loan with a commercial bank,
bearing interest at the bank's prime rate plus 1% per
annum (8.75% at December 31, 1998). The loan requires
monthly principal and interest payments through May
1999.................................................  $  231,819   $   68,182    $       --
  Variable rate term loan with a commercial bank,
     bearing interest at prime plus 1% per annum
     (8.75% at December 31, 1998). The loan requires
     monthly principal and interest payments through
     August 2001.....................................     412,500      262,500       150,000
  Installment obligation:
     Non-interest bearing installment obligation to a
       minority shareholder of the Company. The note
       is payable in quarterly installments and is
       scheduled to be paid in full in May 2001......   1,075,000      775,000       625,000
                                                       ----------   ----------    ----------
                                                        1,719,319    1,105,682       775,000
  Less: current maturities...........................    (533,534)    (518,182)     (450,000)
                                                       ----------   ----------    ----------
                                                       $1,185,785   $  587,500       325,000
                                                       ==========   ==========    ==========

     The term loans and line of credit are collateralized by substantially all the assets of the Company and contain certain financial covenants and restrictions as to various matters, including the Company's net worth. At December 31, 1998 the Company was not in compliance with its minimum quick ratio and maximum loss covenants, which were waived by the bank in a letter dated February 18, 1999. Should the Company continue to be in non-compliance with its debt covenants, the bank has various remedies including the acceleration of the due dates of principal payments that are currently classified as non-current liabilities in the Company's financial statements.

                                  ACUITY CORP.
                        (FORMERLY KNOWN AS ICHAT, INC.)

                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)

 6. SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:

     Interest payments of $91,452, $124,137, $86,127 and $107,797 were made for the years ended December 31, 1997 and 1998 and during the nine months ended September 30, 1998 and 1999, respectively. No tax payments were made during the same periods.

     The following is a detail of non-cash financing activities:

                                                   YEAR ENDED          NINE MONTHS ENDED
                                                  DECEMBER 31,           SEPTEMBER 30,
                                               -------------------    -------------------
                                                 1997       1998       1998        1999
                                               --------    -------    -------    --------
Issuance of 400,000 common shares to Series B
  convertible preferred stock and warrant
  holders....................................  $120,000    $    --    $    --    $     --
Issuance of 6,650 Series C convertible
preferred stock to vendors...................        --     13,475         --          --
Deferred revenue liability extinguished in
  the sale of assets.........................        --         --         --     107,768
Accrued commission-related party associated
  with the sale of assets....................        --         --         --     166,968
Note received in exchange for the sale of
  assets.....................................        --         --         --     350,000
Dividend in connection with the issuance of
  Series F convertible preferred stock and
  common stock warrants......................        --         --         --    1,072,484
Dividend to stockholders in connection with
  the extension of common stock warrants.....        --         --         --     165,812

  7. COMMITMENTS:

     The Company leases its facilities and certain other equipment under operating lease agreements. Rental expense for the years ended December 31, 1997 and 1998 was approximately $159,134 and $356,080, respectively. Future minimum rental commitments as of December 31, 1998 under these leases are as follows:

1999........................................................  $350,368
2000........................................................   283,781
2001........................................................   188,884
2002........................................................    86,757
2003........................................................    29,184
                                                              --------
                                                              $938,974
                                                              ========

                                  ACUITY CORP.
                        (FORMERLY KNOWN AS ICHAT, INC.)

                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)

  8. STOCKHOLDERS' EQUITY:

PREFERRED STOCK

     The Company currently has authorization for the issuance of 8,680,644 shares of $.001 par value preferred stock. At December 31, 1998 the following series of convertible preferred stock were authorized:

                                                              SHARES
                                                SHARES      ISSUED AND     LIQUIDATION
                   SERIES                     DESIGNATED    OUTSTANDING    PREFERENCE
--------------------------------------------  ----------    -----------    -----------
Series A....................................    750,000        750,000        750,000
Series B-1..................................  1,868,994      1,868,994      2,803,491
Series B-2..................................  1,305,000      1,305,000      2,283,750
Series C....................................  2,256,650      2,256,650      6,769,950
Series D....................................  2,500,000      2,071,430      7,250,005

     Each series of preferred stock is convertible into common stock at the option of the holder on a one-for-one basis, subject to certain adjustments. Each series of preferred stock will automatically convert upon the earliest of
(i) the closing date of an underwritten public offering of the Company's common stock with aggregate proceeds of more than $18,000,000 and a per share offering price of at least $9.00 or (ii) the date of an affirmative election of the holders of 75% of the outstanding shares of preferred stock. The Company has reserved 8,296,274 shares of common stock at December 31, 1998 to permit conversion of the preferred stock in accordance with these terms.

     Holders of the preferred stock are entitled to one vote for each share of common stock into which such shares may be converted. Each share of preferred stock entitles the holder to receive noncumulative dividends, if and when declared by the board of directors, prior to any dividend paid on the common stock. Dividends, if any, on preferred stock shall be declared at an annual rate of 10% of the original price paid per share. As of December 31, 1998, no dividends have been declared. In the event of liquidation, the preferred stock has preference over the common stock in the amount equal to the original issue price plus declared but unpaid dividends.

STOCK OPTION PLAN

     During 1995, the Company adopted the 1995 Stock Option/Stock Issuance Plan (the "Plan"), providing for two separate equity programs: (i) the Option Grant Program providing for the granting of both incentive and non-statutory stock options, as defined by the Internal Revenue Code, and (ii) the Stock Issuance Program providing for the issuance of common stock directly, either through the immediate purchase of such shares or as a bonus for services rendered to the Company.

     The Plan, as amended, provides for a maximum number of common shares to be optioned/issued of 3,950,000. Accordingly, the Company has reserved a sufficient number of shares of common stock to permit exercise of options or issuance of shares in accordance with the terms of the Plan. If an option expires or becomes unexercisable for any reason, options related to the unpurchased shares become available for grant. Each option granted under the Plan has a term of ten years from the date of grant and an exercise price and vesting schedule as determined by the Plan Administrator, at the date of grant, with the exception that incentive stock options can not be granted for less than 100% of the fair market value of the stock and non-statutory stock options can not be granted for less than 110% of the fair

                                  ACUITY CORP.
                        (FORMERLY KNOWN AS ICHAT, INC.)

                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)

market value of the stock to any shareholder of the Company with a 10% or greater interest in the common stock of the Company. The number of common stock options exercised and unvested was 313,437 and 176,033 at December 31, 1997 and 1998, respectively.

     Option activity under the Company's Plan follows:

                                                                          WEIGHTED-
                               AVAILABLE                   EXERCISE        AVERAGE
                               FOR GRANT      SHARES         PRICE      EXERCISE PRICE     AMOUNT
                               ----------   ----------   -------------  --------------   ----------
Balance at January 1, 1997...     991,500    1,183,500   $0.10 - $0.20      $0.13        $  151,700
Options granted..............  (1,634,750)   1,634,750    0.10 -  0.30       0.27           442,273
     Options exercised.......          --     (307,383)   0.10 -  0.30       0.20           (60,937)
     Options cancelled.......     766,382     (766,382)   0.10 -  0.30       0.15          (115,455)
                               ----------   ----------                                   ----------
Balance at December 31,
  1997.......................     123,132    1,744,485                                      417,581
     Options approved for
       grant.................   1,350,000           --              --         --                --
     Options granted.........  (2,775,000)   2,775,000    0.30 -  0.70       0.48         1,320,450
     Options exercised.......                 (403,547)   0.10 -  0.50       0.20           (81,816)
     Options cancelled.......   1,328,273   (1,328,273)   0.10 -  0.70       0.33          (432,724)
     Options repurchased.....       2,500                         0.20       0.20                --
                               ----------   ----------                                   ----------
Balance at December 31,
  1998.......................      28,905    2,787,665                                    1,223,491
     Options approved for
       grant (unaudited).....   1,000,000           --              --         --                --
     Options granted
       (unaudited)...........  (1,046,056)   1,046,056            0.70       0.70           728,972
     Options exercised
       (unaudited)...........          --     (207,227)   0.10 -  0.70       0.39           (81,120)
     Options repurchased
       (unaudited)...........      14,062           --              --         --                --
     Options cancelled
       (unaudited)...........     762,579     (762,579)   0.10 -  0.70       0.55          (416,763)
                               ----------   ----------                                   ----------
Balance at September 30, 1999
  (unaudited)................     759,490    2,863,915                                   $1,454,580
                               ==========   ==========                                   ==========

     The weighted-average fair value of options granted during the years ended December 31, 1997 and 1998 was $0.27 and $0.48 per share, respectively.

                                  ACUITY CORP.
                        (FORMERLY KNOWN AS ICHAT, INC.)

                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)

     The following table summarizes information with respect to stock options outstanding at December 31, 1998:

                                               OPTIONS OUTSTANDING
                                         -------------------------------      OPTIONS
                                                        WEIGHTED-AVERAGE    EXERCISABLE
               EXERCISE                    NUMBER          REMAINING          NUMBER
                PRICES                   OUTSTANDING    CONTRACTUAL LIFE    EXERCISABLE
---------------------------------------  -----------    ----------------    -----------
 $0.10.................................      20,000           6.9               20,000
0.15...................................      43,031           7.7               43,031
  0.20.................................      25,874           8.1               25,874
  0.30.................................   1,603,927           9.0            1,603,927
  0.50.................................     168,500           9.3              168,500
  0.70.................................     926,333           9.8              928,333
                                          ---------                          ---------
Number outstanding at December 31,
  1998.................................   2,787,665                          2,787,665
                                          =========                          =========

     At December 31, 1997, options to purchase 1,744,485 shares of common stock were exercisable at a weighted average exercise price of $0.24 per share.

PRO FORMA STOCK BASED COMPENSATION

     The Company has applied Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees," and related interpretations, in accounting for the Plan. Accordingly, no compensation expense has been recognized for the Plan. Had compensation cost for the Plan been determined based upon the fair value at the grant date for awards under the Plan consistent with the methodology prescribed under Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation," such amount would not have been materially different.

     The fair value of each option grant is estimated on the date of grant using the minimum value method with the following weighted average assumptions used for grants in 1997 and 1998: dividend yield of 0.0%, risk-free interest rate of 6.39% in 1997 and 6.00% in 1998 and expected lives of five years. Volatility of the Company common stock underlying the options was not considered because the Company's equity is not publicly traded as of December 31, 1998.

COMMON STOCK WARRANTS

     At December 31, 1998 the Company has outstanding warrants for the purchase of 465,163 shares of its common stock at an exercise price of $2.75 per share. These warrants are exercisable at any time through January 10, 1999. These warrants were issued to holders of the Company's B-1 preferred stock as part of a recapitalization of the Company in 1996. The warrants were issued in exchange for warrants to purchase 465,153 shares of the Company's then authorized Series B-3 preferred stock at an exercise price of $2.25 per share. The Company's articles of incorporation were then amended to remove the Series B-3 preferred stock from the Company's authorized capital.

                                  ACUITY CORP.
                        (FORMERLY KNOWN AS ICHAT, INC.)

                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)

 9. EMPLOYEE BENEFITS:

     The Company has established a 401(k) retirement savings plan for its full time employees. All employees meeting minimum age requirements are eligible to enroll in the Plan sixty days after commencement of employment. As of December 31, 1998, the Company has not provided matching contributions to employee accounts.

10. INCOME TAXES:

     The Company has not recorded the tax benefits attributable to its taxable losses incurred during the years ended December 1997 or 1998 due to the uncertainty surrounding the recoverability of these deferred tax assets.

     At December 31, 1998 the Company had federal net operating loss carryforwards of approximately $18,500,000 available to offset future taxable income. The Company's federal operating loss carryforwards begin to expire starting in the year 2011.

     As a result of ownership changes in prior years as defined by Internal Revenue Code Section 382, approximately $4,365,000 in net operating loss carryforwards are subject to a maximum annual utilization of approximately $1,000,000 at December 31, 1998.

     The components of the net deferred tax asset are as follows at December 31, 1997 and 1998:

                                                                 1997          1998
                                                              -----------   -----------
Deferred tax assets:
Net operating loss carryforwards............................  $ 3,505,193   $ 6,292,559
  Non-recurring charge related to purchased technology......      672,093       570,883
  Allowance for doubtful accounts and returns...............      131,930       124,699
  Capitalization of software development costs..............        6,479         3,906
  Depreciation..............................................       57,050       135,727
                                                              -----------   -----------
Net deferred tax asset before valuation allowance...........    4,372,745     7,127,774
Valuation allowance.........................................   (4,372,745)   (7,127,774)
                                                              -----------   -----------
Net deferred tax asset......................................  $        --   $        --
                                                              ===========   ===========

     The following is a reconciliation of the amount of the income tax benefit that would result from applying the statutory Federal income tax rates to pretax loss and the reported amount of income tax benefit:

                                                                    DECEMBER 31,
                                                              -------------------------
                                                                 1997          1998
                                                              -----------   -----------
Tax benefit at statutory rate of 34%........................  $ 2,235,089   $ 2,612,524
State income tax benefit....................................      196,343       229,140
Permanent difference........................................       (9,861)      (15,603)
Other.......................................................           --       (71,032)
Net increase in valuation allowance.........................   (2,421,571)   (2,755,029)
                                                              -----------   -----------
                                                              $        --   $        --
                                                              ===========   ===========

                                  ACUITY CORP.
                        (FORMERLY KNOWN AS ICHAT, INC.)

                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)

11. SUBSEQUENT EVENTS:

AUTHORIZATION AND SALE OF SERIES E CONVERTIBLE PREFERRED STOCK

     On February 22, 1999 the Company's board of directors designated 1,142,858 shares of the Company's authorized preferred stock as Series E preferred stock. On February 25, 1999 the Company sold 785,715 shares of Series E convertible preferred stock and warrants to purchase 392,858 shares of common stock for an aggregate purchase price of $2,750,000. The warrants are exercisable through February 27, 2001 at an exercise price of $0.70 per share. The warrants were allocated $86,428 of the proceeds from the sale of the Series E convertible preferred stock. The fair value of the warrants were calculated using the Black-Scholes options model with the following assumptions: dividend yield of 0%, volatility of 50%, and a risk-free interest rate of 4.91%.

     Each share of Series E convertible preferred stock is entitled to receive noncumulative dividends, when and if declared by the Company's board of directors, at a rate of $0.35 per share per annum. Each share of Series E preferred stock is convertible at the option of the holder into common shares of the Company on a one for one basis, subject to certain anti-dilution provisions as described in the Company's articles of incorporation. Conversion of the Series E preferred stock is automatic upon either i) the sale of the Company's common stock in a firmly underwritten public offering in which the offering price is not less than $9.00 per share and which results in aggregate proceeds to the Company of at least $18,000,000 net of underwriting discounts, commissions and fees, or ii) the written consent of 75% of the outstanding shares of Series E preferred stock.

     Upon any liquidation, dissolution or winding up of the Company, the Series E preferred shareholders are entitled to a liquidation preference of $3.50 per share plus all declared but unpaid dividends thereon.

SALE OF EXCLUSIVE TECHNOLOGY LICENSE

     In March 1999, the Company entered into an agreement to sell exclusive source and object code licenses for the ichat software. Under the terms of the agreement, the Company received $1.3 million in cash at the time of purchase, notes receivable in the principal amounts of $1 million due on June 30, 1999, $700,000 due on December 15, 1999, and $600,000 of preferred stock from the next issuance of the purchaser. In connection with this sale, the Company entered into a commission agreement with a stockholder under which the stockholder will receive a total of $354,665 for negotiating the sale of these assets. At September 30, 1999 the Company had a remaining balance due to the stockholder of $166,968 related to this transaction. The amount has been disclosed as accrued expenses -- related party.

12. SUBSEQUENT EVENTS (UNAUDITED)

     On September 10, 1999 the Company entered into an agreement to have all of its outstanding capital stock acquired by Quintus Corporation.

     In September, 1999 the Company's board of directors designated and sold 482,625 shares of the Company's authorized preferred stock as Series F convertible preferred stock for an aggregate purchase price of $1,250,000. The board also issued warrants to purchase 178,570 shares of the Company's common stock at an exercise price of $0.70 per share through September, 2001. The

                                  ACUITY CORP.
                        (FORMERLY KNOWN AS ICHAT, INC.)

                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)

warrants were allocated $546,424 of the proceeds from the sale of the Series F convertible preferred stock. The fair value of the warrants were calculated using the Black-Scholes option model with the following assumptions: dividend yield of 0%, volatility of 50%, and a risk-free interest rate of 4.91%. The fair value of the Series F convertible preferred stock and the warrants to purchase common stock exceeded the $1,250,000 in gross proceeds received by the Company by $1,072,144. As a result, the Company has recorded a deemed dividend related to this transaction.

     On September 2, 1999 the Company's board of directors extended the expiration date of the warrants that were set to expire on January 10, 1999 to January 10, 2000. In relation to this extension, the Company has recorded a dividend to the Company's current stockholders that are also the holders of the Company's warrants in the amount of $165,812. The fair value of the extension of the warrants was calculated using the Black-Scholes option model using the following assumptions: dividend yield of 0%, volatility of 50%, and a risk-free interest rate of 5.63%.

                                   * * * * *

                              QUINTUS CORPORATION

                         PRO FORMA CONDENSED COMBINING
                              FINANCIAL STATEMENTS
                         YEAR ENDED MARCH 31, 1999 AND
                      SIX MONTHS ENDED SEPTEMBER 30, 1999

     On November 10, 1999, Quintus consummated its Agreement and Plan of Reorganization to acquire all of the outstanding shares and assume the outstanding options and warrants of Acuity Corp. (Acuity), a company specializing in providing Web based customer interaction software. Quintus issued a total of 5,066,283 shares comprised of 2,018,905 shares of common stock valued at approximately $16,656,000, 3,047,378 shares of Series G preferred stock valued at approximately $25,141,000, and assumed 422,867 options and 328,364 warrants to purchase common and preferred stock valued at approximately $4,360,000. The aggregate purchase price, including approximately $300,000 of transaction costs not paid in stock, will be approximately $46,457,000.

     The acquisition will be accounted for using the purchase method of accounting. The aggregate purchase price will be allocated to the assets and liabilities acquired based on their fair value. The total consideration is expected to exceed the fair value of the net assets acquired by approximately $46,749,000, which represents the following estimated intangible assets:

                                                                     PERIOD OF
                   INTANGIBLE ASSET                     AMOUNT($)   AMORTIZATION
                   ----------------                     ----------  ------------
In-process research and development...................   3,000,000      N/A
Purchased technology..................................     700,000    4 years
Assembled workforce...................................     700,000    4 years
Trademark and trade name..............................   1,200,000    5 years
Customer related intangibles..........................   4,200,000    5 years
Goodwill..............................................  36,949,000    5 years
                                                        ----------
                                                        46,749,000
                                                        ==========

     The acquired technology provides a comprehensive framework to manage internet-based customer interactions, including Web self-service, Web chat, browser-based collaboration and Web-call back. The in-process research and development represents technology which has not yet reached technological feasibility and does not have alternative future uses. This amount will be charged to Quintus' operations in the period in which the transaction is consummated. The in-process research and development was identified and valued through extensive interviews and discussions with Quintus and Acuity management and the analysis of data provided by Acuity concerning developmental products, their respective stage of development, the time and resources needed to complete them, their expected income generating ability, target markets and associated risks. The Income Approach, which includes an analysis of the markets, cash flows, and risks associated with achieving such cash flows, was the primary technique utilized in valuing each in-process research and development project. A portion of the purchase price was allocated to the developmental projects based on the appraised fair values of such projects. The allocation of the purchase price is preliminary and will not be finalized until the transaction is consummated.

     The accompanying pro forma financial statements are presented in accordance with Article 11 of Regulation S-X.

     The unaudited pro forma condensed combining balance sheet has been prepared as if the acquisition was completed as of September 30, 1999. The unaudited pro forma condensed combining statements of operations were prepared as if the acquisition was completed at the beginning of the periods presented. To prepare the pro forma unaudited condensed combining statements of operations, the Quintus statement of operations for the year ended March 31, 1999 has been combined with the statement of operations of Acuity for the year ended December 31, 1998. Acuity's revenue of $6,719,000 for the year ended December 31, 1998 includes $5,504,000 of revenue related to a product line that was sold during the first quarter of 1999. Also, the statement of operations of both Quintus and Acuity have been combined for the six months ended September 30, 1999. The statement of operations of Acuity for the quarter ended March 31, 1999 which has been excluded from these pro forma financial statements included revenues, operating loss and net income of $765,000, $2.4 million, and $321,000, respectively. This method of combining the companies is only for presentation of pro forma unaudited condensed combining financial statements. Actual statements of operations of the companies will be combined from the effective date of the acquisition.

     The pro forma earnings per share disclosed in the unaudited pro forma condensed statements of operations have assumed the conversion of the 3,047,378 shares of preferred stock to be issued in connection with the acquisition into common stock since these shares will automatically convert upon the effectiveness of the Company's initial public offering.

     The unaudited pro forma condensed combining financial statements should be read in conjunction with the historical financial statements of Quintus and Acuity.

     The unaudited pro forma condensed combining statements of operations do not include the one-time $3.0 million charge for purchased in-process technology arising from this acquisition, as it is a material nonrecurring charge. This charge will be included in the actual consolidated statement of operations of Quintus when the acquisition is consummated.

                              QUINTUS CORPORATION

                  PRO FORMA CONDENSED COMBINING BALANCE SHEETS
                               SEPTEMBER 30, 1999

                                                                       PRO FORMA              PRO FORMA
                                                QUINTUS     ACUITY    ADJUSTMENTS    NOTES    COMBINED
                                                                    (IN THOUSANDS)
ASSETS
CURRENT ASSETS:
  Cash........................................  $  7,713      2,241     $    --                  9,954
  Accounts receivable, less allowance for
     doubtful accounts........................    12,378        782          --                 13,160
  Prepaid expenses and other assets...........       926        372          --                  1,298
                                                --------   --------     -------                -------
     Total current assets.....................    21,017      3,395          --                 24,412
Property and equipment, net...................     3,133        916          --                  4,049
Purchased technology, less accumulated
  amortization................................     1,445         --         700        3         2,145
Intangible assets, less accumulated
  amortization................................     2,043         --      43,049        3        45,092
Other assets..................................       335         34          --                    369
                                                --------   --------     -------                -------
     Total assets.............................  $ 27,973      4,345     $43,749                 76,067
                                                ========   ========     =======                =======

        LIABILITIES AND STOCKHOLDERS'
             EQUITY (DEFICIENCY)
CURRENT LIABILITIES:
  Accounts payable............................  $  2,030        693     $    --                  2,723
  Accrued liabilities.........................     4,931        626         300        5         5,857
  Deferred revenue............................     5,377      1,549          --                  6,926
  Borrowings under bank line of credit........     4,368        721          --                  5,089
  Current portion of long-term debt...........     1,393        544          --                  1,937
                                                --------   --------     -------                -------
     Total current liabilities................    18,099      4,133         300                 22,532
Long-term debt, less current portion..........     1,331        504          --                  1,835
Redeemable convertible preferred stock........    17,811         --          --                 17,811
STOCKHOLDERS' EQUITY (DEFICIENCY):
  Preferred stock.............................        18         10          (7)     1, 2           21
  Common stock................................         4          5          (3)     1, 2            6
  Additional paid-in capital..................    30,310     25,482      20,670      1, 2       76,462
  Notes receivable from stockholder...........      (223)        --          --                   (223)
  Deferred stock-based compensation...........    (3,100)      (160)        160        1        (3,100)
  Treasury stock..............................        --       (280)        280        1
  Accumulated deficit.........................   (36,277)   (25,349)     22,349      1, 4      (39,277)
                                                --------   --------     -------                -------
     Total stockholders' equity
       (deficiency)...........................    (9,268)      (292)     43,449                 33,889
                                                --------   --------     -------                -------
     Total liabilities and stockholders'
       equity (deficiency)....................  $ 27,973      4,345     $43,749                 76,067
                                                ========   ========     =======                =======

See notes to pro forma consolidated financial statements.

                              QUINTUS CORPORATION

             PRO FORMA CONDENSED COMBINING STATEMENTS OF OPERATIONS
                           YEAR ENDED MARCH 31, 1999
                (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

                                        QUINTUS        ACUITY
                                       YEAR ENDED    YEAR ENDED
                                       MARCH 31,    DECEMBER 31,    PRO FORMA
                                          1999          1998       ADJUSTMENTS   NOTES   PRO FORMA
                                                                   (UNAUDITED)           COMBINED
Revenue..............................   $ 30,307      $ 6,719        $    --             $ 37,026
Cost of revenue......................      9,177        1,381             --               10,558
                                        --------      -------        -------             --------
Gross profit.........................     21,130        5,338             --               26,468
Operating Expenses:
  Sales and marketing................     17,147        6,312             --               23,459
  Research and development...........      6,719        4,390             --               11,109
  General and administrative.........      3,577        2,377             --                5,954
  Amortization of intangibles........      3,185           --          8,820       6       12,005
  Stock-based compensation...........        171           --             --                  171
                                        --------      -------        -------             --------
          Total operating expenses...     30,799       13,079          8,820               52,698
                                        --------      -------        -------             --------
Loss from operations.................     (9,669)      (7,741)        (8,820)             (26,230)
Other income (expense), net..........       (917)          57             --                 (860)
                                        --------      -------        -------             --------
Net loss from continuing
  operations.........................   $(10,586)     $(7,684)       $(8,820)            $(27,090)
                                        ========      =======        =======             ========
Pro forma basic and diluted loss per
  share from continuing operations...   $  (0.52)                                        $  (1.07)
                                        ========                                         ========
Shares used in pro forma basic and
  diluted loss per share.............     20,279                       5,066       7       25,345
                                        ========                     =======             ========

See notes to pro forma consolidated financial statement of operations.

                              QUINTUS CORPORATION

             PRO FORMA CONDENSED COMBINING STATEMENTS OF OPERATIONS
                SIX MONTHS ENDED SEPTEMBER 30, 1999 (UNAUDITED)
                (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

                                                                  PRO FORMA            PRO FORMA
                                             QUINTUS   ACUITY    ADJUSTMENTS   NOTES   COMBINED
Revenue....................................  $22,090   $   885     $    --             $ 22,975
Cost of revenue............................    5,742       666          --                6,408
                                             -------   -------     -------             --------
Gross profit...............................   16,348       219                           16,567
Operating Expenses:
  Sales and marketing......................    9,438     2,277          --               11,715
  Research and development.................    3,974     1,965          --                5,939
  General and administrative...............    1,993       860          --                2,853
  Amortization of intangibles..............    1,592        --       4,410       6        6,002
  Stock-based compensation.................      609        --          --      --          609
                                             -------   -------     -------             --------
          Total operating expenses.........   17,606     5,102       4,410               27,118
                                             -------   -------     -------             --------
Loss from operations.......................   (1,258)   (4,883)     (4,410)             (10,551)
Other income (expense), net................     (425)      (81)         --      --         (506)
                                             -------   -------     -------             --------
Net loss from continuing operations........  $(1,683)  $(4,964)    $(4,410)            $(11,057)
                                             =======   =======     =======             ========
Pro forma basic and diluted loss per share
  from continuing operations...............  $ (0.08)                                  $  (0.42)
                                             =======                                   ========
Shares used in pro forma basic and diluted
  loss per share...........................   21,499                 5,066       7       26,565
                                             =======               =======             ========

See notes to pro forma consolidated financial statement of operations.

                              QUINTUS CORPORATION

          NOTES TO PRO FORMA CONDENSED COMBINING FINANCIAL STATEMENTS
               FOR THE YEAR ENDED MARCH 31, 1999 AND STATEMENT OF
       OPERATIONS FOR THE SIX MONTHS ENDED SEPTEMBER 30, 1999 (UNAUDITED)

     The following pro forma adjustments have been made to the pro forma condensed combining financial statements:

          1. Reflects the elimination of Acuity's shareholders' equity comprised of preferred stock of $10,000, common stock of $5,000, additional paid in capital of $25,482,000, deferred stock-based compensation of $160,000, treasury stock of $280,000 and accumulated deficit of $25,349,000.

          2. Reflects the issuance of approximately 3,047,378 shares of preferred stock valued at approximately $25,141,000, approximately 2,018,905 shares of common stock valued at approximately $16,656,000 and the assumption of approximately 751,231 options and warrants to purchase common and preferred stock valued at approximately $4,360,000.

          3. Reflects the allocation of purchase price to the intangible assets identified in the purchase price allocation.

          4. Reflects the one-time charge of $3,000,000 for purchased in-process technology identified in the purchase price allocation.

          5. Reflects the accrual of estimated costs to be paid in cash directly attributable to the completion of the acquisition.

          6. Reflects pro forma amortization of the purchased intangibles over the estimated useful lives as follows:

                                                                   AMORTIZATION
                                                                      CHARGE
                                                                   TWELVE MONTHS     SIX MONTHS
                                                                       ENDED            ENDED
                                   AMOUNT           PERIOD           MARCH 31,      SEPTEMBER 30,
       INTANGIBLE ASSET              ($)        OF AMORTIZATION        1999             1999
       ----------------          -----------    ---------------    -------------    -------------
Purchased Technology...........  $   700,000        4 years         $  175,000       $   87,500
Assembled Workforce............      700,000        4 years            175,000           87,500
Trademark......................    1,200,000        5 years            240,000          120,000
Customer related intangibles...    4,200,000        5 years            840,000          420,000
Goodwill.......................   36,949,000        5 years          7,390,000        3,695,000
                                 -----------                        ----------       ----------
                                 $43,749,000                        $8,820,000       $4,410,000
                                 ===========                        ==========       ==========

          7. Reflects the issuance of approximately 5,066,283 shares for the acquisition of Acuity. This calculation assumes the conversion of 3,047,378 shares of preferred stock to be issued in connection with the acquisition into common stock since these shares will automatically convert upon the effectiveness of the Company's initial public offering.

                                 [Quintus Logo]

                     e-Customer Relationship Management for
                              the Internet Economy

                              APPENDIX TO GRAPHICS

INSIDE FRONT COVER

Graphic: The right and left sides of the page are illustrated with vertical collages of people using computers, talking on telephones and acting as customer service agents.

Caption: The upper left corner contains the QUINTUS logo and phrase, "e-Customer Relationship Management for the Internet Economy." The center of the page contains the phrase "Managing customer interactions across the Internet, email and the telephone."


GATEFOLD

The top, right side of the gatefold contains the text "Quintus eContact," and below it "e-Customer Relationship Management for the Internet Economy." The center of the gatefold contains a square graphical representation of the eContact software product. On the right side of the square are two pictures with text illustrating "Customer Interaction Repository" and "Distributed Real-Time Data Sharing." On the left side of the square, placed vertically, are the text phrases "Personalization and Workflow," "Channel Applications," "Business Applications" and Consolidated Reporting." Leading out of the left side of the square is a hairline connection to three pictures with text illustrating "Web," "Email" and "Voice." On the right side of the square is a picture with text illustrating "Enterprise Data." Above the square and below the top text are two bullet points that read "Customer service, support and sales through the Internet, email and the telephone" and "Consistent personalization, routing and management of customer interactions across communication channels." Below the square are two bullet points that read "Allows e-commerce businesses to add online customer service to Web sites" and "Allows traditional businesses to automate and extend existing contact centers to new communication channels."


INSIDE BACK COVER

Placed in the middle of the page which is largely blank is the Quintus "Q" logo, the name "QUINTUS" and the phrase "e-Customer Relationship Management for the Internet Economy."

Page 41:

"The Quintus eContact Suite" appears above the rectangular graphic. Across the top of the graphic (from left to right), the phrases "Channel Applications," eContact Engine" and "Business Applications" break up the rectangular box into three main columns. The left-hand column is broken into five vertical segments entitled (from top to bottom) "Computer Telephony Integration," "Web Interaction," "Email Management," "Electronic Commerce Connector" and "Network Routing." The word "eContact" appears in the center of the large middle column. In the corners of the middle column, appearing above and below "eContact," are the phrases "Personalization Services," "Coordination Services," Centralized Customization & Administration" and "Consolidated Repository & Reporting." The right-hand column contains the phrases (from top to bottom) "Sales & Service," "Consumer Relations," "Technical Support" and "Human Resources." Two narrow sub-columns, vertically labeled "Enterprise Data Access" and "Agent Console" separate the large middle column from the right-hand column.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
            , 1999

                                      LOGO

                        4,000,000 SHARES OF COMMON STOCK

                           -------------------------
                                   PROSPECTUS
                           -------------------------

                          DONALDSON, LUFKIN & JENRETTE
                             DAIN RAUSCHER WESSELS
 A DIVISION OF DAIN RAUSCHER INCORPORATED

                                    SG COWEN
                                 DLJDIRECT INC.

--------------------------------------------------------------------------------
We have not authorized any dealer, sales person or other person to give you written information other than this prospectus or to make representations as to matters not stated in this prospectus. You must not rely on unauthorized information. This prospectus is not an offer to sell these securities or our solicitation of your offer to buy the securities in any jurisdiction where that would not be permitted or legal. Neither the delivery of this prospectus nor any sales made hereunder after the date of this prospectus shall create an implication that the information contained herein or the affairs of Quintus have not changed since the date hereof.
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
Until             , 1999 (25 days after the date of this prospectus), all
dealers that effect transactions in these shares of common stock may be required to deliver a prospectus. This is in addition to the dealer's obligation to deliver a prospectus when acting as an underwriter and with respect to their unsold allotments or subscriptions.
--------------------------------------------------------------------------------

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

     The following table sets forth the costs and expenses, other than underwriting discounts and commissions, payable by Quintus in connection with the sale of Common Stock being registered. All amounts are estimates except the SEC registration fee and the NASD filing fees.

SEC Registration fee........................................  $   16,624
NASD fee....................................................       7,228
Nasdaq National Market listing fee..........................      95,000
Printing and engraving expenses.............................     250,000
Legal fees and expenses.....................................     500,000
Accounting fees and expenses................................     475,000
Blue sky fees and expenses..................................       5,000
Transfer agent fees.........................................      25,000
Miscellaneous fees and expenses.............................      26,148
                                                              ----------
          Total.............................................  $1,400,000
                                                              ==========

ITEM 14. INDEMNIFICATION OF DIRECTORS AND OFFICERS

     Section 145 of the Delaware General Corporation Law authorizes a court to award or a corporation's board of directors to grant indemnification to directors and officers, including reimbursement for expenses incurred, in terms sufficiently broad to permit such indemnification under certain circumstances for liabilities arising under the Securities Act of 1933, as amended (the "Securities Act"). Article VII, Section 6, of the Registrant's bylaws provides for mandatory indemnification of its directors and permissible indemnification of officers and employees to the maximum extent permitted by the Delaware General Corporation Law. The Registrant's certificate of incorporation provides that, pursuant to Delaware law, its directors shall not be liable for monetary damages for breach of the directors' fiduciary duty as directors to Quintus and its stockholders. This provision in the certificate of incorporation does not eliminate the directors' fiduciary duty, and in appropriate circumstances equitable remedies such as injunctive or other forms of non-monetary relief will remain available under Delaware law. In addition, each director will continue to be subject to liability for breach of the director's duty of loyalty to Quintus for acts or omissions not in good faith or involving intentional misconduct, for knowing violations of law, for actions leading to improper personal benefit to the director, and for payment of dividends or approval of stock repurchases or redemptions that are unlawful under Delaware law. The provision also does not affect a director's responsibilities under any other law, such as the federal securities laws or state or federal environmental laws. The Registrant has entered into indemnification agreements with its officers and directors, a form of which is attached as Exhibit 10.1 hereto and incorporated herein by reference. The indemnification agreements provide the Registrant's officers and directors with further indemnification to the maximum extent permitted by the Delaware General Corporation Law. Reference is made to Section 7 of the Underwriting Agreement contained in Exhibit 1.1 hereto, indemnifying officers and directors of the Registrant against certain liabilities.

ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES

     Since September 1, 1996, we have issued and sold the following securities:

     1. On September 17, 1996, we issued and sold an aggregate of 2,595,422 shares of our Series C preferred stock to five investors for an aggregate purchase price of $4,957,256. On December 18, 1996, we issued and sold 52,356 shares of our Series C preferred stock to one investor for an aggregate purchase price of $99,999.

     2. On November 10, 1997, we issued and sold an aggregate of 1,091,362 shares of our Series D preferred stock to three investors for an aggregate purchase price of $3,000,000. On that same date, in connection with our acquisition of Nabnasset Corporation, we also issued an aggregate of 363,634 shares of our Series D preferred stock to the same three investors in exchange for the outstanding shares of Series A preferred stock of Nabnasset.

     3. On November 10, 1997, in connection with the acquisition of Nabnasset, we assumed warrants issued by Nabnasset on February 12, 1997. These warrants are exercisable for an aggregate of 8,466 shares of our common stock.

     4. On November 10, 1997, we issued and sold warrants to purchase an aggregate of 72,287 shares of our common stock to six investors at a per share exercise price of $4.54.

     5. On November 10, 1997, in connection with our acquisition of Nabnasset, we assumed a warrant issued by Nabnasset to its financial advisor on that same date. The assumed warrant is exercisable for 76,047 shares of our common stock. On March 9, 1998, Nabnasset's financial advisor transferred warrants to purchase an aggregate of 18,252 of those shares to four investors.

     6. On March 12, 1998, we issued and sold warrants to purchase an aggregate of 13,142 shares of our common stock to two investors at a per share exercise price of $0.30.

     7. On March 16, 1998, we issued and sold a warrant to purchase an aggregate of 9,857 shares of our common stock to one investor at a per share exercise price of $0.30.

     8. On March 17, 1998, we issued and sold warrants to purchase an aggregate of 13,143 shares of our common stock to one investor at a per share exercise price of $0.30.

     9. On April 30, 1998, we issued and sold warrants to purchase an aggregate of 24,093 shares of our common stock to six investors at a per share exercise price of $0.30.

     10. On May 21, 1998, we issued and sold an aggregate of 2,538,335 shares of our Series E preferred stock to thirteen investors for an aggregate purchase price of $10,534,090. On May 27, 1998, we issued and sold an additional aggregate of 66,266 shares of our Series E preferred stock to three investors for an aggregate purchase price of $275,003.

     11. On May 21, 1998, we issued and sold warrants to purchase an aggregate of 253,008 shares of our common stock to twelve investors at a per share exercise price of $0.30.

     12. On August 26, 1999, we issued and sold an aggregate of 1,363,334 shares of our Series F preferred stock to three investors for an aggregate purchase price of $11,247,505.

     13. On September 2, 1999, we issued and sold a warrant to purchase an aggregate of 300,000 shares of our common stock at a per share exercise price of $7.50.

     14. On September 29, 1999, we issued and sold a warrant to purchase 25,000 shares of our Series F preferred stock to one investor at a per share exercise price of $8.25.

     15. From October 1, 1996 to September 30, 1999, we issued an aggregate of 2,617,339 shares of common stock to our employees, consultants and other service providers pursuant to exercises of options under our stock option plans (Exhibit 10.2).

     16. On November 10, 1999, in connection with our acquisition of Acuity Corp., we issued 2,018,905 shares of common stock and 3,047,378 shares of Series G preferred stock, assumed warrants to purchase 328,364 shares of common stock and preferred stock, and assumed options to purchase 422,867 shares of common stock.

     The sale of the above securities were deemed to be exempt from registration under the Securities Act in reliance upon Section 4(2) of the Securities Act or Regulation D promulgated thereunder, or Rule 701 promulgated under Section 3(b) of the Securities Act, as transactions by an issuer not involving any public offering or transactions under compensation benefit plans and contracts relating to compensation as provided under Rule 701, or Section 3(a)(10) of the Securities Act as a security issued after a ruling by an authorized authority upon the fairness of the transaction's terms and conditions. With regard to the sales of securities exempted by Section 4(2) of the Securities Act, the recipients of securities in each transaction represented their intentions to acquire the securities for investment only and not with a view to or for sale in connection with any distribution and appropriate legends were affixed to the share certificates issued in these transactions. All recipients had adequate access, through their relationships with us, to information about us.

ITEM 16. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

(a) EXHIBITS

    EXHIBIT
    NUMBER                           DESCRIPTION
    -------                          -----------
      1.1*   Form of Underwriting Agreement.
      2.1*   Agreement and Plan of Reorganization by and among
             Registrant, Acuity Corp., Ribeye Acquisition Corp. and
             certain stockholders of Acuity Corp., dated September 10,
             1999.
      3.1*   Certificate of Incorporation of Registrant in effect prior to Registrant's acquisition of Acuity Corp.
      3.2*   Registrant's Restated Certificate of Incorporation, dated
             November 10, 1999.
      3.3*   Form of Registrant's Restated Certificate of Incorporation
             to be filed upon the closing of this offering.
      3.4*   Amended and Restated Bylaws of Registrant.
      3.5*   Form of Amended and Restated Bylaws to be filed upon the
             closing of this offering.
      4.1*   Reference is made to Exhibits 3.1, 3.2, 3.3, and 3.4.
      4.2*   Specimen Common Stock certificate.
      4.3*   Registrant's Amended and Restated Investors Rights
             Agreement, dated November 10, 1999.
      5.1*   Opinion of Gunderson Dettmer Stough Villeneuve Franklin &
             Hachigian, LLP.
     10.1*   Form of Indemnification Agreement to be entered into between
             Registrant and each of its directors and officers.
     10.2*   1995 Stock Option Plan and form of stock purchase agreement thereunder.
     10.3*   1999 Stock Incentive Plan and forms of agreements
             thereunder.
     10.4*   Employee Stock Purchase Plan.
     10.5*   1999 Director Option Plan.
     10.6*   Light Industrial Lease between Registrant and Teachers
             Insurance and Annuity Association of America, dated October
             6, 1995.

    EXHIBIT
    NUMBER                           DESCRIPTION
    -------                          -----------
     10.7*   Sublease between Registrant and Oryx Technology Corporation and SurgX Corporation, dated October 1, 1999.
     10.8*+  Software Distribution Agreement dated May 5, 1997, between
             Nabnasset Corporation and Lucent Technologies Inc.
     10.9#   Intentionally omitted.
    10.10*+  Authorized OEM/Reseller Agreement dated December 22, 1998, between Registrant and Brightware, Inc.
     10.11*  Employment agreement between Registrant and Alan Anderson, dated May 23, 1995 and Notice of Grant of Stock Option.
     10.12*  Employment agreement between Registrant and John Burke, dated June 11, 1999.
     10.13*  Loan and Security Agreement between Registrant and Silicon
             Valley Bank, dated as of September 18, 1998.
     10.14*  Sublease Agreement between Pavilion Technologies, Inc. and
             Acuity Corporation, dated December 19, 1996.
     16.1*   Letter regarding change in certifying accountant.
     21.1*   Subsidiaries of Registrant.
     23.1    Consent of Deloitte & Touche LLP, Independent Auditor
     23.2    Consent of Ernst & Young LLP Independent Auditors
     23.3    Consent of PricewaterhouseCoopers LLP, Independent
             Accountants
     23.4*   Consent of Counsel. Reference is made to Exhibit 5.1.
     24.1*   Power of Attorney (see page II-7).
     27.1*   Financial Data Schedule.

-------------------------
*  Previously filed.
+ Portions of these exhibits have been omitted pursuant to a request for confidential treatment.
# Previously filed Exhibit 10.9, Distribution Agreement for ICR and SICR
  Programs dated April 26, 1999 between Registrant and GeoTel Communications Corporation, has been omitted because that agreement was terminated on November 6, 1999.

(b) FINANCIAL STATEMENT SCHEDULES

     Schedule II--Valuation and Qualifying Accounts

     Schedules not listed above have been omitted because the information required to be set forth therein is not applicable or is shown in the financial statements or notes thereto.

ITEM 17. UNDERTAKINGS

     The Registrant hereby undertakes to provide to the Underwriters at the closing specified in the Underwriting Agreement, certificates in such denominations and registered in such names as required by the Underwriters to permit prompt delivery to each purchaser.

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the Delaware General Corporation Law, the Certificate of Incorporation or the Bylaws of the Registrant, the Underwriting Agreement, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer, or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered hereunder, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

     The Registrant hereby undertakes that:

          (1) For purposes of determining any liability under the Securities Act, the information omitted from the form of Prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of Prospectus filed by the Registrant pursuant to Rule 424(b)(1) or
     (4) or 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective.

          (2) For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of Prospectus shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Fremont, State of California, on this 15th day of November, 1999.

                                          QUINTUS CORPORATION

                                          By: /s/   ALAN K. ANDERSON
                                            ------------------------------------
                                                      Alan K. Anderson
                                                  Chief Executive Officer

     PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, AS AMENDED, THIS AMENDMENT TO THE REGISTRATION STATEMENT HAS BEEN SIGNED BY THE FOLLOWING PERSONS ON BEHALF OF THE REGISTRANT AND IN THE CAPACITIES AND ON THE DATES
INDICATED:

                       SIGNATURE                                   TITLE                 DATE
                  /s/ ALAN K. ANDERSON                    Chief Executive Officer  November 15, 1999
--------------------------------------------------------   (Principal Executive
                    Alan K. Anderson                       Officer) and Director

                   /s/ SUSAN SALVESEN                     Chief Financial Officer  November 15, 1999
--------------------------------------------------------   (Principal Financial
                     Susan Salvesen                       and Accounting Officer)
                                                               and Secretary

                           *                                     Director          November 15, 1999
--------------------------------------------------------
                    Paul H. Bartlett

                           *                                     Director          November 15, 1999
--------------------------------------------------------
                      Andrew Busey

                           *                                     Director          November 15, 1999
--------------------------------------------------------
                   Fredric W. Harman

                           *                                     Director          November 15, 1999
--------------------------------------------------------
                     William Herman

                           *                                     Director          November 15, 1999
--------------------------------------------------------
                    Alexander Rosen

                           *                                     Director          November 15, 1999
--------------------------------------------------------
                     Robert W. Shaw

                       SIGNATURE                                   TITLE                 DATE
                           *                                     Director          November 15, 1999
--------------------------------------------------------
                     Jeanne Wohlers

                *By: /s/ SUSAN SALVESEN
  ----------------------------------------------------
                     Susan Salvesen
                    Attorney-in-Fact

       REPORT ON SCHEDULE OF DELOITTE & TOUCHE LLP, INDEPENDENT AUDITORS

To the Board of Directors and Stockholders of Quintus Corporation:

     We have audited the consolidated financial statements of Quintus Corporation (the Company) as of and for the year ended March 31, 1999, and have issued our report thereon dated June 18, 1999 (November 10, 1999 as to Note 15) (included elsewhere in this registration statement). Our audit also included the financial statement schedule of the Company for the year ended March 31, 1999, listed in Item 16(b). The financial statement schedule is the responsibility of the Company's management. Our responsibility is to express an opinion based on our audit. In our opinion, such financial statement schedule, when considered in relation to the basic consolidated financial statements taken as a whole, presents fairly in all material respects the information set forth therein.

/s/  Deloitte & Touche LLP

San Jose, California
June 18, 1999

                         REPORT OF INDEPENDENT AUDITORS

The Board of Directors
Quintus Corporation

     We have audited the consolidated financial statements of Quintus Corporation as of March 31, 1998, and for the two years in the period then ended, and have issued our report thereon dated April 30, 1998 (included elsewhere in this Registration Statement). Our audits also included the data for the two years ended March 31, 1998 included in the financial statement schedules listed in Item 16(b) of this Registration Statement. These schedules are the responsibility of the Company's management. Our responsibility is to express an opinion based on our audits.

     In our opinion, the financial statement schedules referred to above, when considered in relation to the basic financial statements taken as a whole, present fairly in all material respects the information set forth therein.

                                          /s/ ERNST & YOUNG LLP

Palo Alto, California
April 30, 1998

                                  SCHEDULE II

                       VALUATION AND QUALIFYING ACCOUNTS
                                 (IN THOUSANDS)

                                                 BALANCE     CHARGED                   BALANCE
                                                   AT        TO COST                     AT
                                                BEGINNING      AND                     END OF
                                                OF PERIOD    EXPENSES    WRITE-OFFS    PERIOD
                                                ---------    --------    ----------    -------
Year ended March 31, 1997
Allowance for doubtful accounts...............    $569         $255        $(299)       $525
                                                  ====         ====        =====        ====
Year ended March 31, 1998
  Allowance for doubtful accounts.............    $525         $408        $ (85)       $848
                                                  ====         ====        =====        ====
Year ended March 31, 1999
  Allowance for doubtful accounts.............    $848         $235        $(354)       $729
                                                  ====         ====        =====        ====

                               INDEX TO EXHIBITS

    EXHIBIT
    NUMBER                           DESCRIPTION
    -------                          -----------
      1.1*   Form of Underwriting Agreement.
      2.1*   Agreement and Plan of Reorganization by and among
             Registrant, Acuity Corp., Ribeye Acquisition Corp. and
             certain stockholders of Acuity Corp., dated September 10,
             1999.
      3.1*   Certificate of Incorporation of Registrant in effect prior to Registrant's acquisition of Acuity Corp.
      3.2*   Registrant's Restated Certificate of Incorporation, dated
             November 10, 1999.
      3.3*   Form of Registrant's Restated Certificate of Incorporation
             to be filed upon the closing of this offering.
      3.4*   Amended and Restated Bylaws of Registrant.
      3.5*   Form of Amended and Restated Bylaws to be filed upon the
             closing of this offering.
      4.1*   Reference is made to Exhibits 3.1, 3.2, 3.3, and 3.4.
      4.2*   Specimen Common Stock certificate.
      4.3*   Registrant's Amended and Restated Investors Rights
             Agreement, dated November 10, 1999.
      5.1*   Opinion of Gunderson Dettmer Stough Villeneuve Franklin &
             Hachigian, LLP.
     10.1*   Form of Indemnification Agreement to be entered into between
             Registrant and each of its directors and officers.
     10.2*   1995 Stock Option Plan and form of stock purchase agreement thereunder.
     10.3*   1999 Stock Incentive Plan and forms of agreements
             thereunder.
     10.4*   Employee Stock Purchase Plan.
     10.5*   1999 Director Option Plan.
     10.6*   Light Industrial Lease between Registrant and Teachers
             Insurance and Annuity Association of America, dated October
             6, 1995.
     10.7*   Sublease between Registrant and Oryx Technology Corporation and SurgX Corporation, dated October 1, 1999.
     10.8*+  Software Distribution Agreement dated May 5, 1997, between
             Nabnasset Corporation and Lucent Technologies Inc.
     10.9#   Intentionally omitted.
    10.10*+  Authorized OEM/Reseller Agreement dated December 22, 1998, between Registrant and Brightware, Inc.
     10.11*  Employment agreement between Registrant and Alan Anderson, dated May 23, 1995 and Notice of Grant of Stock Option.
     10.12*  Employment agreement between Registrant and John Burke, dated June 11, 1999.
     10.13*  Loan and Security Agreement between Registrant and Silicon
             Valley Bank, dated as of September 18, 1998.
     10.14*  Sublease Agreement between Pavilion Technologies, Inc. and
             Acuity Corporation, dated December 19, 1996.
     16.1*   Letter regarding change in certifying accountant.
     21.1*   Subsidiaries of Registrant.
     23.1    Consent of Deloitte & Touche LLP, Independent Auditor
     23.2    Consent of Ernst & Young LLP Independent Auditors
     23.3    Consent of PricewaterhouseCoopers LLP, Independent
             Accountants
     23.4*   Consent of Counsel. Reference is made to Exhibit 5.1.
     24.1*   Power of Attorney (see page II-7).
     27.1*   Financial Data Schedule.

-------------------------
*  Previously filed.
+ Portions of these exhibits have been omitted pursuant to a request for confidential treatment.

# Previously filed Exhibit 10.9, Distribution Agreement for ICR and SICR
  Programs dated April 26, 1999 between Registrant and GeoTel Communications Corporation, has been omitted because that agreement was terminated on November 6, 1999.